As Filed with the Securities and Exchange Commission on January 25, 2011	Registration No. 333-166866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-1/A
Amendment No. 9

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

China Century Dragon Media, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	7311	26-1583852
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Room 801, No. 7, Wenchanger Road,
Jiangbei, Huizhou City, Guangdong Province, China
0086-0752-3138789
(Address and Telephone Number of Principal Executive Offices)
________________

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)
________________

Copies to
Thomas J. Poletti, Esq. Melissa A. Brown, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone: (310) 552-5000 Facsimile: (310) 552-5001	David Ficksman, Esq. TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, CA 90067-2367 Telephone: (310) 789-1290 Facsimile: (310) 789-1490
_______________

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	1,610,000	(2)	$7.00	(2)	$11,270,000	(2)	$1029.80	(3)
Common Stock, $0.0001 par value per share	1,034,403	(4)	$7.00	(5)	$7,240,821	(5)	$590.02	(6)
Underwriters’ Warrants to Purchase Common Stock	70,000	(7)	N/A		N/A		N/A	(8)
Common Stock Underlying Underwriters’ Warrants, $0.0001 par value per share	70,000	(9)	$8.40	(10)	$588,000	(10)	$53.72	(11)
Total Registration Fee							$1,673.55	(12)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(3)
The Registrant previously paid registration fees of $655.96 for 1,150,000 shares at a proposed maximum offering price of $8.00 registered at a registration fee rate of $71.30 per million.  Also includes registration fees of $373.84 for the registration of 460,000 shares of common stock at a proposed maximum offering price of $7.00 per share at a registration fee rate of $116.10 per million.

(4)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,034,403 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(6)	The registrant previously paid registration fees of $590.02 for these shares based on a proposed maximum offering price of $8.00 per share at a registration fee of $71.30 per million.

(7)
Represents the maximum number of warrants, each of which will be exercisable at a percentage of the per share offering price, to purchase the Registrant’s common stock to be issued to the Underwriters in connection with the public offering.

(8)
In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Underwriters’ warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(9)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the Underwriters’ warrants.

(10)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated maximum exercise price of $8.40 per share, or 120% of the maximum offering price.

(11)
Includes previously paid registration fees of $34.22 for 50,000 shares at a proposed maximum offering price of $9.60 per share registered at a registration fee rate of $71.30 per million and registration fees of $11.98 for the registration of 20,000 shares at a proposed maximum offering price of $8.40 per share at a registration fee rate of $116.10 per million.

(12)	Previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
Public Offering Prospectus. A prospectus to be used for the public offering by the Registrant (the “Public Offering Prospectus”) of up to 1,400,000 shares of the Registrant’s common stock (in addition to 210,000 shares that may be sold upon exercise of the Underwriters’ over-allotment option, if any) through the Underwriters named on the cover page of the Public Offering Prospectus. We are also registering the warrants and shares of common stock underlying the warrants to be received by the Underwriters in this offering.

•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 1,034,403 shares of the Registrant’s common stock (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside front covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 3;
•	they contain different Use of Proceeds sections on page 39;
•	the Capitalization and Dilution sections on pages 41 and 42, respectively, of the Public Offering Prospectus are deleted from the Resale Prospectus;
•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 88A;
•	references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page 88 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 91 deletes the reference to counsel for the Underwriters; and
•	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

In addition, except as otherwise specified, all information in the Public Offering Prospectus and Resale Prospectus, including share and per share information, has been adjusted to reflect a reverse stock split that the Registrant effected on January 14, 2011 pursuant to which every 3.4482759 shares of the Registrant’s common stock were converted into 1 share of the Registrant’s common stock

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject To Completion	January 25, 2011

1,400,000 Shares

China Century Dragon Media, Inc.

Common Stock

This is a public offering of our common stock.  We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Amex under the symbol “CDM.”  There can, however, be no assurance that our common stock will be accepted for listing on the NYSE Amex.

We are offering all of the 1,400,000 shares of our common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $6.00 and $7.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 14 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share			Total
Public offering price	$	[___	]	$	[___	]
Underwriting discounts and commissions	$	[___	]	$	[___	]
Proceeds, before expenses, to China Century Dragon Media, Inc.	$	[___	]	$	[___	]

The Underwriters have a 45-day option to purchase up to 210,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 1,400,000 shares of common stock in this offering (the “Over-allotment Shares”).  If the Underwriters exercise this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, will be $[__].

We have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 2.5% of the gross proceeds of this offering or $[__], based on a public offering price of $[__] per share.

The Underwriters will also receive warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in connection with this offering, or 70,000 shares, exercisable at a per share price equal to 120% of the offering price of this offering.  The Underwriters are offering the common stock as set forth under “Underwriting.”  Delivery of the shares will be made on or about [__________], 2011.

WestPark Capital, Inc.	I-Bankers Securities, Inc.
Joseph Gunnar & Co., LLC

The Date of this Prospectus is ____________________, 2011

[INSIDE FRONT COVER]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
SUMMARY FINANCIAL DATA	13
RISK FACTORS	14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	37
USE OF PROCEEDS	39
DIVIDEND POLICY	40
CAPITALIZATION	41
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	41
DILUTION	42
SELECTED CONSOLIDATED FINANCIAL DATA	44
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
DESCRIPTION OF BUSINESS	58
MANAGEMENT	69
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	76
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, AND MANAGEMENT	80
DESCRIPTION OF SECURITIES	81
SHARES ELIGIBLE FOR FUTURE SALE	85
UNDERWRITING	88
LEGAL MATTERS	91
EXPERTS	91
ADDITIONAL INFORMATION	91
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not, and the Underwriters have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 14.  In addition, except as otherwise specified, all information in this prospectus and all share and per share information has been adjusted to reflect a reverse stock split that was effected on January 14, 2011 in which every 3.4482759 shares of our common stock was converted into 1 share of our common stock.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “China Media” refer to China Century Dragon Media, Inc., a Delaware corporation, formerly known as SRKP 25, Inc. (“SRKP 25”). We conduct our business through Beijing CD Media Advertisement Co., Ltd., a company incorporated under the laws of the People’s Republic of China, (“CD Media Beijing”), an entity controlled by our wholly-owned subsidiary, Huizhou CD Media Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“CD Media Huizhou”) through a series of contractual arrangements.

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Company Overview

We are a television advertising company in China that primarily offers blocks of advertising time on certain channels on China Central Television (“CCTV”). We purchase advertising time on certain of the nationally broadcast television channels of CCTV, the state television broadcaster of the PRC and China’s largest television network, which we repackage and sell to our customers. We assist our customers in identifying the most appropriate advertising time slots for their television commercials based on the customer’s advertising goals and in developing a cost-effective advertising program to maximize their return on their advertising investment.

Our goal is to become a leading provider of integrated advertising services in China. We intend to achieve this goal by implementing the following strategies:

•
Maximize our existing resources to increase our profitability. We plan to increase our profitability by (1) expanding our sale force; and (2) strengthening relationships with our existing clients to increase the rate of contract renewals.

•
Expand our purchases of advertising time on CCTV.  We intend to increase our purchases of advertising time aired on CCTV to help our clients reach a diverse audience.  We also intend to increase our purchase of advertising directly from CCTV which we believe will provide access to a wider variety of advertising opportunities and more favorable pricing terms for our purchase of advertising time than we receive from third-party agencies.  We have little experience in purchasing advertising time directly from CCTV and have no specific plans to increase our purchases of advertising time directly from CCTV in the near future.  The purchase of advertising time directly from CCTV involves a number of challenges. While there are no restrictions or rules promulgated by CCTV that regulate a company’s ability to purchase advertising time directly from CCTV, the majority of the available commercial time offered by CCTV is in large blocks, which will require a large capital commitment for us to acquire directly from CCTV.  Additionally, if we purchase this time in large blocks, we could be subject to additional risk as it may be difficult for us to resell such a large amount of advertising time.

•
Develop regional television advertising opportunities.  We currently only purchase advertising time aired on CCTV. We intend to build relationships with providers of advertising time aired on certain highly rated regional television networks.  We believe that our purchase of advertising time aired on regional networks will allow us to offer our clients new ways to reach their target audience and allow us to expand our client base to advertisers who desire a more targeted marketing strategy.  We have no experience in purchasing regional television advertising time and may not be successful in doing so.  While we have initiated contact with certain regional television companies to explore the opportunity of entering into arrangements with them to obtain advertising time on their networks, we have not entered into any agreements with any regional television network and have no specific plans to purchase any advertising time from any regional television networks.

•
Expand into new advertising platforms. We intend to expand our media resources in new advertising media platforms, including the Internet, radio, mobile devices and indoor or outdoor flat panel displays.  We believe that our expansion into new media platforms will enable us to offer added value to our clients by providing them with an avenue to reach consumers and will strengthen our competitiveness in the advertising industry.  We have no experience in any of these media platforms and may not be successful in expanding into these areas.  We currently have no specific plans to enter into new advertising platforms in the near future.

•
Pursue acquisitions to broaden our service offerings and advertising platforms.  We will consider strategic acquisitions that will provide us with a broader range of service offerings and access to new markets and new advertising media platforms.  We currently have no plans to pursue any acquisitions.

Our business is subject to a number of risks and uncertainties, including risks related to our dependence on CCTV and our ability to continue obtaining advertising time slots on CCTV; the continued strength of CCTV’s market position; CCTV’s continued use of third party agencies to sell advertising time; our dependence on a limited number of suppliers for our advertising time; our lack of long-term contracts with our customers; our ability to adapt to changing advertising trends and preferences of advertisers, television channels and viewers; our corporate structure based on contractual arrangements with CD Media Beijing; our limited ability to adjust the fees we charge for our services; and PRC regulations regarding the advertising industry and advertising content in the PRC.  Investors should carefully consider these risks and all of the risks discussed in “Risk Factors” beginning on page 14 of this prospectus before investing in our securities.

Corporate Information

We were incorporated in the State of Delaware on December 17, 2007.  We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On April 30, 2010, we (i) closed a share exchange transaction, described below, pursuant to which we became the 100% parent of CD Media (Holding) Co., Limited, a British Virgin Islands corporation (“CD Media BVI”), (ii) assumed the operations of CD Media BVI and its subsidiaries, including CD Media Huizhou, and (iii) changed our name from SRKP 25, Inc. to China Century Dragon Media, Inc.  CD Media Huizhou controls CD Media Beijing through contractual arrangements.  While CD Media Huizhou has no direct equity ownership in CD Media Beijing, through the contractual agreements CD Media Huizhou receives the economic benefits of CD Media Beijing’s operations.

Our principal executive offices and corporate offices are located at Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China.  Our telephone number is 0086-0752-3138789.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Amex.

Recent Events

Reverse Stock Split

On October 27, 2010, our Board of Directors and stockholders approved an amendment to our Certificate of Incorporation to effect a 1-for-3.4482759 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). On January 14, 2011, we filed the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware. The par value and number of authorized shares of our common stock remained unchanged. All references to number of shares and per share amounts included in this prospectus give effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, starting on page F-1, have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, all outstanding shares and earnings per share information contained in this prospectus give effect to the Reverse Stock Split.

Share Exchange

Effective as of March 31, 2010, we entered into a share exchange agreement with CD Media BVI, CD Media Huizhou, CD Media Beijing and the shareholders of CD Media BVI.  Effective as of April 23, 2010, the parties to the share exchange agreement entered into an amended and restated share exchange agreement (the “Exchange Agreement”).  Pursuant to the Exchange Agreement, we agreed to issue an aggregate of 5,539,000 shares of our common stock in exchange for all of the issued and outstanding securities of CD Media BVI (the “Share Exchange”).  On April 30, 2010, the Share Exchange closed and CD Media BVI became our wholly-owned subsidiary and we immediately changed our name from “SRKP 25, Inc.” to “China Century Dragon Media, Inc.”  We issued a total of 5,519,135 shares of common stock to the shareholders of CD Media BVI and 19,865 shares to Richever Limited, their designee and in exchange for all of the issued and outstanding shares of CD Media BVI. Richever Limited is an unaffiliated third party who was not a shareholder of CD Media BVI prior to the Share Exchange.  The shareholders issued such shares to Richever Limited to satisfy an obligation owed to a partner of its PRC legal counsel, Han Kun Law Offices (“Han Kun”), who had personally paid an amount owed by the Company to Han Kun for legal services.

Prior to the closing of the Share Exchange and the Private Placement, as described below, our stockholders canceled an aggregate of 1,290,615 shares held by them such that there were 767,345 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders also canceled warrants to purchase an aggregate of 1,646,349 shares of common stock such that the stockholders held warrants to purchase an aggregate of 411,611 shares of common stock immediately prior to the Share Exchange.  Each warrant is entitled to purchase one share of our common stock at $0.000344 per share and expires five years from the closing of the Share Exchange.  Immediately after the closing of the Share Exchange and closing of the Private Placement, we had 7,340,748 outstanding shares of common stock, no shares of Preferred Stock, no options, and warrants to purchase 411,611 shares of common stock.  The stockholders did not receive any consideration for the cancellation of the shares and warrants. The cancellation of the shares and warrants was accounted for as a contribution to capital.

The number of shares and warrants cancelled was determined based on negotiations with the security holders of SRKP 25 and CD Media BVI.  The number of shares and warrants cancelled by SRKP 25 was not pro rata, but based on negotiations between the security holders and SRKP 25.  As indicated in the Share Exchange Agreement, the parties to the transaction acknowledged that a conflict of interest existed with respect to the negotiations for the terms of the Share Exchange due to, among other factors, the fact that WestPark Capital, Inc. (“WestPark Capital”) was advising CD Media BVI in the transaction.  As further discussed below in “Recent Events—Private Placement,” certain of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 25.  Under these circumstances, the shareholders of CD Media BVI and the stockholders of SRKP 25 negotiated an estimated value of CD Media BVI and its subsidiaries, an estimated value of the shell company (based on similar recent transactions by WestPark Capital involving similar public shells), and the mutually desired capitalization of the company resulting from the Share Exchange.

With respect to the determination of the amounts of shares and warrants cancelled, the value of the shell company was derived primarily from its utility as a public company platform, including its good corporate standing and its timely public reporting status, which we believe allowed us to raise capital at an appropriate price per share and subsequently list our stock on a national securities exchange.  We believe that investors may have been unwilling to invest in our company in the Private Placement (as that term is defined below) on acceptable terms, if at all, in the absence of an investment in a public reporting vehicle and thus required us to effect the Share Exchange as a condition to the Private Placement.  We did not consider registering our own securities directly as a viable option for accessing the public markets.  We felt that private financing absent a reverse merger was not immediately available to us and we chose the structure offered by WestPark as the best option to becoming publicly listed on a national securities exchange.

The services provided by WestPark Capital were not a consideration in determining this aspect of the transaction.  Under these circumstances and based on these factors, the shareholders of CD Media BVI and the stockholders of SRKP 25 agreed upon the amount of shares and warrants to be cancelled.  Further to such negotiations, we paid a $215,750 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of CD Media BVI, conducting due diligence on CD Media BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.  All of the fees due to WestPark Capital in connection with the Share Exchange have been paid as of the date of this prospectus.

Based on a per share offering price of $6.50, which is the midpoint of our estimated offering price of the shares to be sold in this offering, the 767,345 shares retained by the SRKP 25 stockholders had an implied monetary value of approximately $5.0 million.  Assuming exercise of the 411,611 warrants also retained by the SRKP 25 stockholders, 1,178,956 shares would have been retained by the SRKP 25 stockholders with an implied monetary value of approximately $7.7 million.  The implied monetary value of the retained shares was calculated based on an estimated $6.50 per share offering price, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amounts should not be considered as an indication of the fair value of the retained shares.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement

On April 30, 2010, concurrently with the closing of the Share Exchange, we closed a private placement of shares of common stock (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,034,403 shares of common stock at $5.17 per share, for gross proceeds of approximately $5.35 million.  We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We also agreed to retain WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we paid WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital (“Keen Dragon”) for services as an advisor to the Company.  Keen Dragon conducts advisory services exclusively for Chinese companies and is paid directly by such Chinese companies.  It provides on-the-ground support that WestPark Capital cannot provide for Chinese entities seeking to access the U.S. capital markets, employs only Mandarin speakers and helps bridge the cultural gap for many Chinese entities in the same type of deals.  WestPark Capital does not pay Keen Dragon referral fees or other consideration for providing services to the Company.  There neither are nor were any arrangements between WestPark Capital and Keen Dragon regarding their representation of, or services provided to, the Company. We conducted the Private Placement in order to raise money for working capital and to pay for anticipated expenses to be incurred in connection with the public offering contemplated by this offering.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Private Placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than 150 days from the date of filing or 180 days from the date of filing if the registration statement is subject to a full review by the SEC.  We filed the registration statement on May 14, 2010.

Each of the investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of their shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc. may release some or all of the shares from the lock-up restrictions earlier, however, any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.  We currently intend this offering to be in an amount less than $10 million. However, there can be no assurance of the actual size of this offering.

Each of the stockholders and warrantholders of SRKP 25 prior to the completion of the Share Exchange (the “Existing Securityholders”) will  enter into an amended and restated lock-up agreement pursuant to which they will agree that they will not be able to sell or transfer their shares until at least six months after the public offering’s completion.  The Underwriters may release some or all the shares from the lock-up restrictions earlier.

Some of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 25, Inc., our predecessor, including Richard Rappaport, who is the Chief Executive Officer of the WestPark Capital and was the President and a significant stockholder of SRKP 25, Inc. prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the President and Treasurer of WestPark Capital and was one of the controlling stockholders and an officer and director of SRKP 25, Inc. prior to the Share Exchange.  Mr. Rappaport is the sole owner of the membership interests in the parent of WestPark Capital.  Kevin DePrimio, Robert Schultz and Jason Stern, each employees of WestPark Capital, were also stockholders of SRKP 25, Inc. and are also our stockholders.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.  Mr. Rappaport beneficially owns approximately 11.5% of our outstanding shares as of the date of this prospectus, and Messrs. Rappaport, Pintsopoulos, DePrimio, Schultz and Stern collectively beneficially own approximately 13.2% of our outstanding shares as of the date of this prospectus.

Certain Relationships and Related Transactions

The table below identifies all the benefits that WestPark Capital and its affiliates have received and will receive in connection with the Share Exchange, the Private Placement and this offering.

	$		Other
Share Exchange	235,750	(1)	Registration rights for an aggregate of 650,941 shares and 366,034 shares underlying warrants (2) (3)
Retained Shares and Warrants	6,610,338	(4)
Private Placement	789,039	(5)
Public Offering	[______]	(6)	Warrants to purchase 70,000 shares of common stock at an exercise price of $8.40 per share
Total	[______]

(1) Includes a success fee of $215,750 paid to WestPark Capital for services provided in connection with the Share Exchange and $20,000 for consulting fees payable to WestPark by the Company for five months of consulting services provided to the Company by WestPark.

(2)  Pursuant to a Registration Rights Agreement executed in connection with the closing of the Share Exchange, affiliates of WestPark Capital received registration rights for an aggregate of 650,941 shares and 366,034 shares underlying warrants.  We originally agreed to include such shares in a subsequent registration statement that was to be filed on or before November 24, 2010 (the “Required Filing Date”), which is 10 days after the end of the six-month period that immediately followed the date on which we filed the registration statement of which this prospectus is a part.  We have not yet filed the subsequent registration statement to cover these shares and have agreed with the other parties to the Registration Rights Agreement to extend the Required Filing Date such that we will file the registration statement covering these shares as soon as practicable after this offering.  The shareholders of CD Media BVI immediately prior to the date of the Share Exchange and their designee holding an aggregate of 5,539,000 shares of our common stock have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

(3)  Based on a per share offering price of $6.50, which is the midpoint of our estimated offering price of the shares to be sold in this offering, the 650,941 shares retained by SRKP 25 stockholders who are affiliates of WestPark Capital have an implied monetary value of approximately $4.2 million.  Assuming the exercise of the 366,034 warrants also retained by the SRKP 25 stockholders who are affiliates of WestPark Capital, 1,016,975 shares would have been retained by such stockholders with an implied monetary value of approximately $6.6 million.  The implied monetary value of the retained shares was calculated based on an estimated $6.50 per share offering price, without regard to liquidity, marketability, the likelihood of this offering being consummated, or legal or resale restrictions; accordingly, such amounts should not be considered an indication of the fair value of the retained shares.

(4)  Represents the implied aggregate monetary value of 650,941 shares and 366,034 shares underlying warrants, assuming the exercise of warrants retained by WestPark Capital and its affiliates.  The implied monetary value of the retained shares was calculated based on an estimated $6.50 per share offering price of the common shares to be sold in this offering, without regard to liquidity, marketability or legal or sale restrictions; accordingly, such amount should not be considered as an indication of the fair value of the retained shares and warrants.

(5) Represents commissions of $535,028, a non-accountable expense allowance of $214,011, and a reimbursement of WestPark Capital’s fees for legal counsel of $40,000.

(6) Represents underwriting discounts and commissions of $[__], plus a non-accountable fee of $[_____] and a reimbursement of $40,000 for WestPark Capital’s legal fees.

Corporate Structure

The corporate structure of the Company is illustrated as follows:

Our subsidiary, CD Media (HK) Limited (“CD Media HK”), is a holding company with no operations at this time.  Its operations are not subject to PRC laws and regulations.

Contractual Arrangements

PRC laws, rules and regulations impose special requirements on foreign investors having ownership of PRC companies providing advertising services in the PRC.  In order to invest in the advertising industry in the PRC, a foreign investor must have at least two years of direct operations in the advertising industry outside the PRC.  We are a Delaware corporation and have not had any direct operations in the advertising industry outside of China. Therefore, we are unable to own a direct interest in a company providing advertising services in the PRC.  Our PRC subsidiary, CD Media Huizhou, is a wholly foreign-owned enterprise (a “WFOE”).

Pursuant to the Exclusive Business Cooperation Agreement (as described below) between CD Media Huizhou, CD Media Beijing and each of the shareholders of CD Media Beijing, CD Media Huizhou provides “technical and consulting services” to CD Media Beijing.  “Technical and consulting services” is a general description of the various services provided by CD Media Huizhou to CD Media Beijing, and include providing cultural consulting to and designing enterprise images for CD Media Beijing.  CD Media Huizhou received a business license on November 2, 2009 which permits it to design, handle (as agent) and organize cultural communications (excluding news releases and making advertisements), to provide cultural consulting services and to design images for enterprises.  The license does not allow it to provide advertising services, the approval authority of which business is with the competent administration of industry and commerce.  The scope of CD Media Huizhou’s business license is extensive enough in its language to cover any necessary services to be provided by CD Media Huizhou to CD Media Beijing under the Exclusive Business Cooperation Agreement, and CD Media Huizhou does not need any special administrative pre-approvals for it to engage in such activities, as long as it does not directly engage in advertising business which is not stated in its business license.

Due to the PRC regulations on foreign ownership of PRC companies engaged in the Chinese advertising industry, we cannot directly operate our advertising business through CD Media Huizhou.  Therefore, we operate our advertising operations through contractual arrangements with CD Media Beijing.

On July 29, 2010, HuiHua Li, HaiMing Fu and ZhiFeng Yan (collectively, the “Beijing Shareholders”) executed several share transfer agreements and acquired an aggregate of 100% of the equity interest of CD Media Beijing from the former shareholders of CD Media Beijing, Wen Xu, Yongxia Cheng and Hongbo Zheng (collectively, the “Former Shareholders”).  Beijing Shareholders’ equity interest in CD Media Beijing was later registered with the local competent authority on August 6, 2010. HuiHua Li is the Chairman of the Board of the Company; HaiMing Fu is the Chief Executive Officer of the Company; and ZhiFeng Yan is a director of the Company.  The Former Shareholders are each relatives of the original shareholders of CD Media Beijing, ZhiFeng Yan, Tianyi Wang and HaiMing Fu, and were chosen to comply with the Company’s corporate structure requirements and regulations promulgated by the PRC State Administration of Foreign Exchange (“SAFE”).  The Former Shareholders transferred the equity interest of CD Media Beijing to the Beijing Shareholders to align the equity ownership of CD Media Beijing with the management of the Company and to ensure compliance by the shareholders of CD Media Beijing with the contractual arrangements described below.

Each of the Beijing Shareholders entered into a series of contractual arrangements that provide us with effective control over the operations of CD Media Beijing and of the related economic benefits of CD Media Beijing in consideration for the services provided by CD Media Huizhou.  We intend to continue our business operations in China upon the expiration of these contractual arrangements by renewing them or entering into new contractual arrangements if the then current PRC law does not allow us to directly operate advertising businesses in China. We believe that, under these contractual arrangements, we have sufficient control over CD Media Beijing to renew or enter into new contractual arrangements prior to the expiration of the current arrangements on terms that would enable us to continue to operate our business in China after the expiration of the current arrangements.

Exclusive Business Cooperation Agreement.    Pursuant to the exclusive business cooperation agreement entered into on March 30, 2010 between CD Media Huizhou and CD Media Beijing, CD Media Huizhou provides technical and consulting services related to the business operations of CD Media Beijing. As consideration for such services, CD Media Beijing has agreed to pay an annual service fee to CD Media Huizhou in an amount equal to a certain percentage (the “Rate of Service”) of its income for such year.  The parties will agree on the Rate of Service after further negotiations, which may be adjusted from time to time.  The term of this agreement is 10 years from the date thereof. CD Media Beijing may terminate the agreement upon CD Media Huizhou’s gross negligence or commission of a fraudulent act against CD Media Beijing.  CD Media Huizhou may terminate the agreement at any time upon giving 30 days’ prior written notice to CD Media Beijing.

The annual service fee and Rate of Service has not yet been determined because (1) such fee is calculated based on the audited annual income of CD Media Beijing, which can only be determined after the completion of the annual audit of CD Media Beijing; and (2) it allows CD Media Huizhou and CD Media Beijing to adjust the amount of funds distributed from CD Media Beijing to CD Media Huizhou from time to time based on the operational results of and financial needs of CD Media Beijing and CD Media Huizhou.  The parties will determine the amount of the service fee annually based on the a variety of factors, including CD Media Beijing’s net profits and CD Media Beijing’s working capital needs.  The fee will also be structured to assure that CD Media Beijing complies with PRC Corporate Law, which requires a company organized in the PRC to set aside at least 10.0% of its after-tax net profits based on PRC accounting standards each year to its statutory reserves until the accumulative amount of such reserves reaches 50.0% of its registered capital.  Because each of the shareholders of CD Media Beijing has provided a power of attorney (as described below) in which he/she provides CD Media Huizhou the power to act as his/her exclusive agent with respect to all matters related to his/her ownership of the equity interest in CD Media Beijing, CD Media Huizhou alone may decide whether to defer payment of the annual service fee.

Exclusive Option Agreement.    CD Media Huizhou entered into option agreements on July 30, 2010 with each of the Beijing Shareholders, as well as CD Media Beijing itself, pursuant to which CD Media Huizhou has an exclusive option to purchase, or to designate another qualified person to purchase, to the extent permitted by PRC law and foreign investment policies, part or all of the equity interests in CD Media Beijing owned by each of the Beijing Shareholders.  To the extent permitted by the PRC laws, the purchase price for the entire equity interest shall equal the actual capital contributions paid into the registered capital of CD Media Beijing by each of the Beijing Shareholders. Each of the exclusive option agreements has a 10 year term.

Power of Attorney.    Each of the Beijing Shareholders signed a power of attorney dated July 30, 2010 providing CD Media Huizhou the power to act as his/her exclusive agent with respect to all matters related to his/her ownership of the ownership interest in CD Media Beijing, including without limitation to: 1) attend the shareholders’ meetings of CD Media Beijing;  2) exercise all the shareholder's rights and shareholder's voting rights, including the sale, transfer, pledge or disposition of such shareholder’s shareholding in part or in whole; and 3) designate and appoint on behalf of such shareholders the legal representative, the executive director and/or director, supervisor, the chief executive officer and other senior management members of CD Media Beijing.

Equity Interest Pledge Agreement.    Pursuant to equity pledge agreements dated July 30, 2010, each of the Beijing Shareholders pledged his/her equity interest in CD Media Beijing to CD Media Huizhou to secure CD Media Beijing’s obligations under the exclusive business cooperation agreement as described above. In addition, the Beijing Shareholders agreed not to transfer, sell, pledge, dispose of or create any encumbrance on any equity interests in CD Media Beijing that would affect CD Media Huizhou’s interests. The equity pledge agreement will expire when CD Media Beijing fully performs its obligations under the exclusive business cooperation agreement described above. We registered the equity pledges with the Mentougou Branch of Beijing Administration of Industry and Commerce on August 19, 2010.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

•	the ownership structure of CD Media Beijing and CD Media Huizhou complies with current PRC laws, rules and regulations;

•
each agreement under our contractual arrangements with CD Media Beijing and its shareholders is valid and binding on all parties to these arrangements, and do not violate current PRC laws, rules or regulations; and

•	the business operations of CD Media Huizhou and CD Media Beijing comply with current PRC laws, rules and regulations.

Our PRC legal counsel has, however, advised us that the PRC regulatory authorities may take a view that is contrary to the above opinions of our PRC legal counsel because contracts governed by PRC law are interpreted using a “substance-over-form” principle which prohibits such parties from using their contractual arrangements in legal form to violate the compulsory rules of PRC laws and regulations or to cover up any illegal purpose.  Although none of the agreements comprising the contractual arrangements described above does by itself violate PRC laws and regulations, the PRC regulatory authorities may, by taking them as a whole, view the structure established by the contractual arrangements as done to avoid the application of certain restrictions or requirements on foreign investment in the PRC advertising industry and determine such structure to be in violation of the “substance-over-form” principle.  However, our PRC counsel believes that the uncertainty surrounding its opinions and the likelihood that the PRC regulatory authorities would view the contractual arrangements as violating the “substance-over-form” principle is low due to (i) the fact that many other comparable companies have used similar contractual arrangements to establish a similar corporate structure for the successful registration of their securities with the SEC and listing of their securities on a U.S national securities exchange and (ii) the lack of practical procedures and standards of penalties or sanctions for the competent PRC authorities to take against the Company by challenging the legal basis of the contractual arrangements based on the “substance-over-form” principle.  Additionally, due to the vagueness and uncertainty surrounding PRC laws and regulations, the PRC authorities may issue new rules and regulations that could be applied retroactively and may overturn our PRC legal counsel’s opinion.  Neither we nor our PRC legal counsel can predict whether and when PRC government authorities will issue any such new rules and regulations.

If the PRC government determines that the above-described agreements that establish the structure for operating our PRC advertising businesses do not comply with applicable restrictions on foreign investment in the advertising industry, we could be subject to severe penalties including being prohibited from continuing operation. If CD Media Beijing or the Beijing Shareholders fail to perform their obligations under these contractual arrangements, we would not be able to continue our business operations in China or to derive economic benefits from operations of CD Media Beijing and may incur substantial costs to enforce such agreements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damage.  For further information on the risks related to our contractual arrangement, see “Risk Factors.”   See “Risk Factors—Risks Related to Our Corporate Structure.”

The Offering

Common stock we are offering	1,400,000 shares (1)

Common stock included in Underwriters’ option to purchase shares from us to cover over-allotments, if any	210,000 shares

Common stock outstanding after the offering	8,740,748 shares (2)

Offering price	$6.00 to $7.00 per share (estimate)

Use of proceeds
We intend to use approximately one-fifth of the net proceeds from this offering to invest in our present advertising business to obtain more advertising time, two-fifths of the net proceeds of this offering to obtain advertising time and cooperation rights on regional television stations; and two fifths of the proceeds for general corporate purposes.  See “Use of Proceeds” on page 39 for more information on the use of proceeds.

Conflicts of interest
Affiliates of WestPark Capital beneficially own approximately 13.2% of our company and, therefore, WestPark Capital has a “conflict of interest” under FINRA Rule 2720.  Accordingly, this offering is being conducted in accordance with FINRA Rule 2720, which requires that a “qualified independent underwriter” as defined in FINRA Rule 2720 participate in the preparation of the registration statement and prospectus and exercise its usual standards of due diligence in respect thereto.  Joseph Gunnar & Co., LLC is assuming the responsibilities of acting as the qualified independent underwriter in the offering.  The public offering price will be no higher than that recommended by Joseph Gunnar & Co., LLC.  See “Underwriting—Conflicts of Interest” on page 90 for more information.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 14.

Proposed symbol	We have applied for the listing of our common stock on the NYSE Amex under the symbol “CDM.”

Concurrent resale registration
Upon the effectiveness of the Registration Statement of which this prospectus forms a part, 1,034,403 shares of our common stock will be registered for resale by the holders of such shares.  None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events.”

____________________

(1)
Excludes (i) up to 70,000 shares of common stock underlying warrants to be received by the Underwriters in this offering, and (ii) 1,034,403 shares of our common stock held by the selling stockholders that are concurrently being registered with this offering for resale by such selling stockholders under a separate prospectus, and (iii) the 210,000 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise.

(2)
Based on 7,340,748 shares of common stock issued and outstanding as of the date of this prospectus and (ii) 1,400,000 shares of common stock issued in the public offering.  Excludes (i) the Underwriters’ warrants to purchase a number of shares equal to 5% of the shares of common stock sold in this offering excluding the shares sold in the over-allotment option, and (ii) 411,611 shares of common stock underlying warrants that are exercisable at $0.000344.  Excludes the 210,000 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise.

SUMMARY FINANCIAL DATA

The following summary financial information contains (i) consolidated statement of operations data for each of the years in the five-year period ended December 31, 2009 and the nine months ended September 30, 2010 and 2009 and (ii) the consolidated balance sheet data as of year-end for each of the years in the five-year period ended December 31, 2009 and as of September 30, 2010.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the years ended and as of December 31, 2006 and 2005 and the nine months ended and as of September 30, 2010 and 2009. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Share and per share information has been adjusted to reflect a reverse stock split that was effected on January 14, 2011 in which every 3.4482759 shares of our common stock was converted into 1 share of our common stock.

Consolidated Statements of Operations	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in US Dollars and in thousands, except share and per share amounts)

Revenues	$69,712	$38,104	$74,480	$44,684	$17,103	$6,231	$1,926
Gross profit	13,859	7,185	14,734	8,186	4,264	1,417	(66)
Income (loss) from continuing operations	7,109	4,069	9,010	4,605	1,223	711	(130)
Income from discontinued operations	235	-	-	-	-	-	-
Net income (loss)	$7,344	$4,069	$9,010	$4,605	$1,223	$711	$(130)
Earnings per share - Basic
Earnings per share from continuing operations	$1.08	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Earnings per share from discontinued operations	$0.04	$-	$-	$-	$-	$-	$-
Earnings per share	$1.12	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Earnings per share - Diluted
Earnings per share from continuing operations	$1.02	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Earnings per share from discontinued operations	$0.03	$-	$-	$-	$-	$-	$-
Earnings per share	$1.05	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Weighted average shares outstanding – basic	6,555,371	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000
Weighted average shares outstanding – diluted	6,966,982	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000

Consolidated Balance Sheets	As of September 30,	As of December 31,
	2010	2009	2008	2007	2006	2005
	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in US Dollars and in thousands)
Total Current Assets	$30,946	$13,678	$11,158	$4,545	$2,265	$1,443
Total Assets	30,973	20,532	11,188	4,564	2,267	1,443
Total Current Liabilities	2,848	4,844	4,579	2,767	1,777	2,229
Total Liabilities	2,849	4,844	4,579	2,767	1,777	2,229
Total Stockholders' Equity (Deficiency)	28,124	15,687	6,609	1,797	490	(786)

The acquisition of CD Media BVI by us on April 30, 2010 pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (CD Media BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of CD Media BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of CD Media BVI in earlier periods due to this recapitalization.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR OPERATIONS

We operate in the advertising industry which is subject to changing economic conditions.  A decline in the general economic conditions in the PRC could have a material adverse effect on our business and financial condition.

All of our revenues are generated from our advertising business in the PRC, which in turn is subject to downturns in the PRC economy.  Advertisers typically decrease their purchases of advertising time during economic downturns.  Additionally, advertisers may decrease their purchases of television advertising time to shift to other forms of advertising media upon an adverse change in the PRC economy. Any decrease in demand for advertising time or services from advertisers would negatively affect our revenues and profitability and cause a material adverse effect on our business and results of operations.

Our CCTV-related business has been, and is expected to continue to be, critical to our business and financial performance.

Our CCTV-related business has been, and is expected to continue to be, critical to our business and financial performance.  In particular, we primarily derive revenues from selling television advertising time slots to advertising clients on CCTV, the largest television network in China.  Furthermore, we believe that our track record and performance in securing prime-time advertising time on CCTV have contributed, and may continue to contribute, significantly to our brand name and the development of our client base of Chinese advertisers, which are expected to have a substantial impact on our overall business. Consequently, the continued success in our business is subject to a number of risks, including the following:

•
CCTV may change its sales method at any time as it wishes and without prior notice. While CCTV currently uses third-party agencies to sell a significant portion of its advertising time slots to companies such as ours,  CCTV also sells a portion of its advertising time slots directly by itself or through auctions. If CCTV introduces new methods of sales that are materially different from the methods it is currently using, it may take us a significant amount of time to develop expertise, if at all, in buying advertising time on CCTV under any new sales method.

•
CCTV’s advertising time, particularly prime-time advertising time, is limited and is highly coveted by advertisers and advertising agencies. As a result, there is intense competition for such advertising time. In particular, we face intense competition for CCTV related advertising business from a number of domestic competitors, such as Walk-On Advertising Co., Ltd. (San Ren Xing) and Vision CN Communications Group (Tong Lu), Charm Communications, Inc. and China Mass Media Corp., which may have competitive advantages, such as significantly greater financial, marketing or other resources or stronger market reputation.

Any of these risks could result in a significant decrease in our revenues, which in turn would have a material adverse effect on our business, results of operations, financial condition and prospects.

We depend on a limited number of suppliers for our advertising time.  The loss of any of these suppliers would cause a disruption to our operations and a material adverse effect on our business.

We purchase a significant amount of our advertising time from a few suppliers who act as agents for CCTV.  Our top three suppliers collectively accounted for 16.4%, 29.2%, 20.1%, 30.5% and 49.5% of our total purchases of advertising time during the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively.  For the nine months ended September 30, 2010, we did not have any suppliers who accounted for more than 10% of our total purchases of advertising time during the period.  If our relationship with any of these suppliers were to end, we would have to obtain advertising time from other suppliers.  We cannot guaranty our investors that we will be able to obtain an adequate supply of advertising time from other suppliers.  Additionally, advertising time that we are able to obtain from other suppliers may not be in as popular time slots or be on as popular CCTV channels as the advertising time that we currently purchase and our customers may not be willing to pay as much for this advertising time.  Our results of operations would be hurt if we are not able to obtain adequate supplies of advertising time that is attractive to our customers.

We make advances to our suppliers which do not correspond with specific advertising time slots and if we do not use the entire amount of such advances to purchase specific advertising time slots within one year of making an advance, we will lose the amount of any unused advance.

We make advances to our suppliers which do not correspond to specific advertising time slots.  These advances are deposits which we later use to purchase specific time slots from our suppliers.  At each year-end, we make large advances to our suppliers to show our future intent to purchase time slots from our suppliers in the next year.  As of September 30, 2010 and December 31, 2009, we had outstanding advances of $7.3 million and $7.6 million, respectively, which were not allocated to specific time slots.  While these advances provide us with certain advantages, such as the ability to purchase favorable time slots from our suppliers, we do not receive any legal rights from making such advances.    The advances are non-refundable and we will lose the amount of any advance with which we do not purchase specific time slots within one year of making such advance.  While we strive to predict accurately the amount of advertising time we will need in the coming year when making our year-end advances, we cannot assure you that we will accurately be able to predict our need for advertising timeslots.  If we fail to predict accurately our need for advertising time slots and pay advances to our suppliers in excess of our actual need for advertising time slots, we will lose any unused advances.  The loss of a large portion of our advances could negatively affect our ability to purchase advertising time in the future, and could have a negative impact on our results of operations and financial condition.

An unfavorable change in CCTV’s market position could materially and adversely affect our ability to generate revenues and income.

As the largest television network in China, CCTV currently has 21 public channels and 19 pay television channels and reaches approximately 90% of the households in the PRC.  Due to CCTV’s vast coverage across the PRC, advertising time on CCTV channels is seen as an attractive marketing platform by advertisers for advertising their products and services.   Additionally, due to its ownership by the PRC central government, CCTV benefits from special treatment provided by the PRC government, such as the requirement that CCTV-1 be broadcast by all regional television networks in China, making CCTV-1 an attractive channel for advertisers.  CCTV is not the only television network in the PRC.  CCTV faces growing competition from other television networks for market share.  A decline in CCTV’s market position could negatively affect the prices that we are able to charge for the advertising time we purchase that are aired on CCTV, which could negatively impact our ability to generate revenues and income.

We rely on access to advertising time slots during television programs to place our clients’ advertisements and the desirability of the advertising time slots we obtain depends on the popularity of the relevant television programs and other factors that are difficult to predict.

The value of our adverting time slots on CCTV depends on the ratings, popularity and viewership demographics of the shows during which our advertising time slots occur.  We cannot predict the popularity of television programs.  Poor ratings for programs to which our advertising time slots are attached could negatively affect the prices that we can charge for our advertising time purchased for airing on CCTV, which could negatively affect our revenues and results of operations.

 Our ability to adjust the fees we charge for our services is limited and any substantial increase in the prices charged by CCTV for the advertising time slots available to us may reduce our revenues and profitability.

In negotiating with our advertising clients, we set the prices for our advertising packages based on a number of factors, including the popularity of programs to which our time slots are attached, viewer demographics for such programs, prices charged by our competitors and market demand.  We negotiate the pricing terms for the advertising time slots that we purchase from third parties for airing on CCTV when we make the purchase of the advertising time.  We then charge our customers a premium for the advertising time slots.  These third parties typically increase the prices charged to us for the advertising time slots each year. Our ability to bargain for lower prices for the advertising time slots is limited and while we are typically able to pass on such price increases to our advertising clients, we cannot assure you that we will always be able to pass such increases on to our customers.  If these third parties substantially raise the prices charged to us for the advertising time slots we purchase and we are unable to pass on such costs to our advertising clients, our gross profits and results of operations would be materially adversely affected.

We may experience difficulties in our planned expansion into regional television networks, which could result in a decrease in our revenues and profitability.

Currently we purchase all of our advertising time slots for airing on CCTV.  As we expand our business, we intend to purchase advertising time from third parties promoters for airing on satellite and regional television networks, or from such networks directly, to expand our products and service offerings.  Our experience in selling advertising time slots on CCTV channels may not translate to selling advertising time slots on such networks.  Our implementation of this strategy could divert resources away from our existing business, which could result in a decrease in our revenues and profitability.

We plan to secure media resources in new advertising media platforms. We may not be successful in that business due to our lack of experience and expertise with respect to those new media platforms and we may face many other risks and uncertainties.

We intend to secure media resources in new advertising media platforms, such as the Internet, radio, mobile devices and indoor or outdoor flat panel displays. Our expertise and experience in television advertising may not be readily applied to advertising businesses involving those new media platforms.  Our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resource or expertise and experience with respect to new advertising media platforms. As a result, we may not be able to successfully secure media resources in new advertising media platforms on favorable terms, or at all.

            Furthermore, the market in China for advertising services involving some of those new media platforms is relatively new and its potential is uncertain. Our success in securing and managing media resources in new advertising media platforms depends on the acceptance of advertising on those new media platforms by our advertising clients and their continuing interest in such advertising as a component of their advertising strategies.

Implementing our plan to secure media resources in new advertising media platforms will also require us to:

•	continue to identify and obtain media resources in those new media platforms that are attractive to advertisers;

•	significantly expand our capital expenditures to pay for media resources;

•	obtain related governmental approvals; and

•	expand the number of operations and sales staff that we employ.

We cannot assure you that we will be able to successfully secure media resources in new advertising media platforms or that the related business will generate new revenues to pay for any increased capital expenditures or operating costs. If we are unable to successfully implement our strategy relating to new advertising media platforms, or if such expansion does not otherwise benefit our business, our prospects and competitive position may be materially harmed and our business, financial condition and results of operations may be materially and adversely affected.

China regulates media content extensively and we may be subject to government actions based on the advertising content we design for advertising clients or services we provide to them.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable laws, rules and regulations. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations.

Our business includes assisting advertising clients in designing and producing advertisements, as well as executing their advertising campaign. Under our agreements with third parties providing advertising time on CCTV we are typically responsible for the compliance with applicable laws, rules and regulations with respect to advertising content that we provide to the media. In addition, some of our advertising clients provide completed advertisements for us to display on CCTV. Although these advertisements are subject to internal review and verification of CCTV, their content may not fully comply with applicable laws, rules and regulations. Further, for advertising content related to special types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we are required to confirm that our clients have obtained requisite government approvals, including operating qualifications, proof of quality inspection of the advertised products and services, government pre-approval of the content of the advertisement and filings with the local authorities. We endeavor to comply with such requirements, including by requesting relevant documents from the advertising clients and employing qualified advertising inspectors who are trained to review advertising content for compliance with applicable PRC laws, rules and regulations. However, we cannot assure you that violations or alleged violations of the content requirements will not occur with respect to our operations. If the relevant PRC governmental agencies determine the content of the advertisements that we represent violated any applicable laws, rules or regulations, we could be subject to penalties. Although our agreements with our clients normally require them to warrant the fairness, accuracy and compliance with relevant laws and regulations of their advertising content and agree to indemnify us for violations of these warranties, these contractual remedies may not cover all of our losses resulting from governmental penalties. Violations or alleged violations of the content requirements could also harm our reputation and impair our ability to conduct and expand our business.
We may be exposed to liabilities from allegations that certain of our clients’ advertisements may be false or misleading or that our clients’ products may be defective.

Our advertising customers may become subject to claims that their advertisements are false or misleading or that their products are defective.  We may be joined as a defendant along with our clients in litigation or administrative proceedings related to such claims.  These actions could be costly to defend and could result in harm to our reputation.  If we are made a party to any proceedings relating to such claims, our results of operations would be materially adversely affected.

We receive a significant portion of our revenues from a few large clients, and the loss of one or more of these clients could materially and adversely impact our business, results of operations and financial condition.

We derive a significant portion of our revenues from a limited number of large advertising clients. For example, our ten largest advertising clients accounted for approximately 35.0%, 43.9%, 35.2%, 47.7% and 61.1% of our total revenues in the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively. Our clients generally are able to reduce advertising and marketing spending or cancel an advertising campaign at any time for any reason. It is possible that our clients could reduce their advertising spending in a given period in comparison with historical patterns, and they could reduce their advertising spending for future periods. A significant reduction in advertising and marketing spending by our large clients, or the loss of one or more of our large clients, to the extent the loss in our revenues resulting from the loss of these clients is not replaced by new client accounts or increased business from existing clients, would lead to a substantial decline in our revenues, which could have a material adverse effect on our business, results of operations and financial condition.

 Because we do not have long-term contracts with our customers, our customers can terminate their relationship with us at any time, which could cause a material adverse effect on our results of operations.

We generally do not have exclusive or long-term agreements with our advertising clients.  As a result, our customers may terminate their agreements and we may lose our business with them if they are unsatisfied with our services or for other reasons.  Most of our contracts with our advertisers are for a term of one year or less.  We cannot rely on long-term contracts to protect us from the negative financial effects of a decline in the demand for television advertising time.  We, therefore, must rely on our attractive advertising time slots and our favorable pricing to attract and retain customers.  We cannot assure you that we will be able to maintain our relationships with our current customers or that we will be able to attract new customers.  If a considerable number of our current clients terminate their relationships with us and we are unable to replace such clients, our revenues and net income could decrease and cause a material adverse effect on our results of operations.

If we are unable to adapt to changing advertising trends and preferences of advertisers, television channels and viewers, we will not be able to compete effectively.

The market for television advertising requires us to continuously identify new advertising trends and the preferences of advertisers, television channels and viewers, which may require us to develop new features and enhancements for our services. We may incur development and acquisition costs or to hire new managers or other personnel in order to keep pace with new market trends, but we may not have the financial and other resources necessary to fund and implement these development or acquisition projects or to hire suitable personnel. Further, we may fail to respond to changing market preferences in a timely fashion. If we cannot succeed in developing and introducing new services on a timely and cost-effective basis, the demand for our advertising services may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material adverse effect on our business and prospects.

We are subject to risks relating to the nature of China’s advertising industry, including frequent and sudden changes in advertising proposals.

The nature of the advertising business in China is such that sudden changes in advertising proposals and actual advertisements are frequent. In China, television stations remain responsible for the content of advertisements, and as a result, television stations may reject or recommend changes to the content of advertisements. We strive to minimize problems related to work for clients by encouraging the conclusion of basic written agreements, but we are exposed to the risk of unforeseen incidents or disputes with advertising clients. In addition, similar to other companies in our industry in the PRC where relationships between advertising clients within a particular industry and advertising companies are not typically exclusive, we are currently acting for multiple clients within a single industry in a number of industries. If this practice in China were to change in favor of exclusive relationships and if our efforts to respond to this change were ineffective, our business, results of operations and financial condition could be materially and adversely affected.

We are subject to intense competition in the industry in which we operate, which could cause loss of our market share and material harm to our profitability.

The advertising industry is highly competitive and fragmented in China. We compete for business with other advertising companies based on the desirability of the advertising time slots we offer for advertising, the broadcast area of the television network, the services we offer and the prices for our advertising time and our services.  We compete directly with advertising agencies that provide television airtime to advertisers and with other companies that purchase advertising timeslots from CCTV and other television networks.

Some of our competitors may have direct relationships with CCTV, stronger relationships with third party providers that purchase advertising time directly from CCTV, larger market shares, greater media resources, larger access to advertising customer bases and greater financial resources than us.  Additionally, we may face competition from new foreign-owned entrants into the PRC advertising industry.  Additionally, we face competition for advertisers’ spending from companies offering advertising services on non-traditional advertising platforms, including the Internet, street furniture, billboard, frame and public transport advertising companies, and with other traditional advertising media, such as newspapers, magazines and radio.  Greater competition in the advertising industry could result in lower prices for our products, which would lead to decreased revenues and net income.

We rely on computer software and hardware systems in our operations, the failure of which could adversely affect our business, results of operations and financial condition.

We are dependent upon our computer software and hardware systems in designing our advertisements and keeping important operational and market information. In addition, we rely on our computer hardware for the storage, delivery and transmission of data. Any system failure that causes interruptions to the input, retrieval and transmission of data or increase in the service time could disrupt our normal operations. Although we have a disaster recovery plan that is designed to address the failures of our computer software and hardware systems, we may not be able to effectively carry out this disaster recovery plan or restore our operations within a sufficiently short time frame to avoid business disruptions. Any failure in our computer software or hardware systems could decrease our revenues and harm our relationships with advertisers, television channels and other media companies, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Our failure to maintain a skilled a dedicated sales and marketing team, our sales and revenues could decrease and cause an adverse effect on our results of operations.

We depend on our dedicated sales staff persons to sell our advertising packages and to increase awareness, acceptance and use of our consulting services.  We experience a high turnover rate among our sales and marketing personnel and we cannot assure you that we will be able to retain our current staff members or replace staff members who leave.  As our business grows, we will need to increase the size of our sales and marketing staff.  Because industry demand for experienced sales and marketing employees exceeds the number of personnel available, the competition for attracting and retaining these employees is intense.  If we are unable to hire, retain, integrate or motivate our current or new sales personnel, our sales and marketing efforts may be materially impaired and our business, financial condition and results of operations could be materially and adversely affected.

We do not carry any business interruption or liability insurance.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance or any other comprehensive insurance policy, except for a key-man life insurance policy on certain of officers and directors and liability insurance on our automobiles.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  Business disruption insurance is available to a limited extent in China, but we have determined that the risks of disruption, the cost of such insurance and the difficulties associated with acquiring such insurance make it impractical for us to have such insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, we have had to increase the salaries of our employees, provide additional benefits to our employees, and revise certain other of our labor practices. The increase in labor costs has increased our operating costs, which increase we have not always been able to pass through to our customers. In addition, under the new law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties. Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn. No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business may be adversely affected by the global economic downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence. Any economic downturn generally or any decrease in consumer spending in the PRC, could cause advertisers to reduce their spending on advertisements, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance. The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on net revenues to meet our short-term cash requirements.  In order to grow revenues and sustain profitability, we will need additional capital.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.  We cannot assure you that we will be able to obtain any additional financing.  If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded our services offerings since our inception and will endeavor to further expand our service offerings in the future.  Any additional significant growth in the market for our services or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, sales and marketing and other purposes. During any growth, we may face problems related to our operational and financial systems and controls, including quality control and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of additional advertising time slots, develop new services and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We may be subject to intellectual property infringement claims, which could result in litigation and substantial costs to defend.

We place advertisements provided by our advertising clients on television and may be subject to claims of infringement based on our clients’ advertisements.  Some of our existing contracts with our advertising clients do not provide us with indemnity from our clients for any intellectual property infringement claims relating to the advertisements provided by our clients.  We cannot be certain that our operations or any aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. We may receive notice of claims of infringement of other parties’ proprietary rights.  Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims.  The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief.  Even if such litigation is not successful, it could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We face risks related to natural disasters, terrorist attacks or other unpredictable events in China which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China where all of our operations are located.  For example, in early 2008, parts of China suffered a wave of strong snow storms that severely impacted public transportation systems. In May 2008, Sichuan Province in China suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  The May 2008 Sichuan earthquake has had a material adverse effect on the general economic conditions in the areas affected by the earthquake.  The occurrence of any future disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay operations.  We may incur expenses relating to such damages, which could have a material adverse effect on our business and results of operations.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees. Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future. If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead. Furthermore, the issuance of equity awards would dilute the shareholders’ ownership interests in our company.

RISKS RELATED TO OUR CORPORATE STRUCTURE

If the PRC government determines that the agreements establishing the structure for operating our China business do not comply with applicable PRC laws, rules and regulations, we could be subject to severe penalties including being prohibited from continuing our advertising operations in the PRC.

Foreign entities that invest in companies that operate in the advertising industry in the PRC must have at least two years of direct operations in the advertising industry outside of the PRC.  Our wholly-owned subsidiary CD Media BVI has not engaged in any advertising operations outside of the PRC and, therefore, is unable to make direct investments in or establish enterprises in the advertising industry in China.  As a result, our PRC subsidiary, CD Media Huizhou cannot directly provide advertising services in the PRC.  We provide our advertising services through CD Media Beijing, which is owned directly by three PRC citizens.  CD Media Huizhou controls the operations of CD Media Beijing and receives the economic benefits and bears the economic risks of CD Media Beijing through a series of contractual arrangements.

There are considerable uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of our contractual arrangements with CD Media Beijing. Although our PRC legal counsel has advised us that our corporate structure, including our contractual arrangements with CD Media Beijing, complies with all applicable PRC laws, rules and regulations, we cannot assure you that the PRC government will not take a view contrary to the opinion of our PRC legal counsel and determine that our corporate structure and our contractual arrangement violate PRC law, rules and regulations.  Our PRC legal counsel has also advised us that if the PRC government decides that our contractual agreements with CD Media Beijing that establish the framework for our advertising operations in the PRC violate PRC restrictions on foreign ownership of advertising businesses, the PRC may impose harsh penalties upon us, including but not limited to the following:

•	revoking the business and operating licenses of CD Media Huizhou and/or CD Media Beijing;

•	ending or restricting any transactions among CD Media Huizhou and CD Media Beijing;

•	imposing fines;

•	confiscating our, CD Media Huizhou’s or CD Media Beijing’s income;

•	imposing restrictions on our operations with which we may be unable to comply;

•	requiring us to restructure our corporate structure or operations; or

•	restricting or prohibiting the use of any proceeds of an offering of our securities to finance our operations in the PRC.

The imposition of any such penalties would have a material adverse effect on our business and results of operations.

We rely on contractual arrangements with CD Media Beijing, our consolidated affiliated entity in China, and its shareholders, which may not be as effective in providing us with operational control or enabling us to derive economic benefits as through ownership of controlling equity interest.

We rely upon, and expect to continue to rely upon, contractual arrangements with CD Media Beijing, our consolidated affiliated entity in China, and its shareholders to operate our advertising business. These contractual arrangements provide us with effective control over CD Media Beijing and the economic benefits and risks of CD Media Beijing.  Although each of the shareholders of CD Media Beijing is an officer and/or director of the Company, we cannot assure you that such shareholders will perform their responsibilities under the agreements.  If CD Media Beijing or any of its shareholders fails to perform their responsibilities under any of our contractual arrangements, we may incur substantial costs to enforce such agreements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damage.  We cannot assure investors that we will be successful in enforcing such agreements.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) CD Media Beijing or its shareholders terminate these contractual arrangements or (iii) CD Media Beijing or its shareholders fail to perform their obligations under these contractual arrangements, we would not be able to continue our business operations in China or to derive economic benefits from operations of CD Media Beijing. Additionally, if we cannot renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate advertising businesses in China.

If CD Media Beijing or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could severely disrupt our business and result in a material adverse effect to our results of operations. If CD Media Beijing undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of CD Media Beijing’s assets, which would inhibit our ability to operate our advertising business and derive the economic benefits of CD media Beijing.

All of these contractual arrangements are governed by PRC laws.  Accordingly, these contracts will be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exercise effective control over our operating entities, and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities may scrutinize our contractual arrangements with CD Media Beijing, which could result in the tax authorities determining that we owe additional taxes or that we are not entitled  for certain tax exemptions, or both, which could substantially increase our taxes owed and have a negative impact on our financial condition.

Under applicable PRC laws, rules and regulations, arrangements and transactions among related parties may be subject to audits or challenges by the PRC tax authorities. Neither we nor our PRC legal counsel are able to determine whether any of our contractual arrangements with CD Media Beijing will be regarded by the PRC tax authorities as arm’s length transactions because, to our knowledge, the PRC tax authorities have not issued a ruling or interpretation in respect of the type of transaction structure similar to ours. The relevant tax authorities may determine that our contractual relationships with CD Media Beijing and its shareholders were not entered into on an arm’s length basis. If any of the transactions between CD Media Huizhou, our wholly owned subsidiary in China, and CD Media Beijing, our affiliated entity, and its shareholders, including our contractual arrangements with CD Media Beijing, are determined not to have been entered into on an arm’s length basis, or are found to result in an impermissible reduction in taxes under PRC laws, the PRC tax authorities may adjust the profits and losses of CD Media Beijing and assess more taxes on it. In addition, the PRC tax authorities may impose late payment interest and other penalties to CD Media Beijing for underpaid taxes. The late payment interest will be charged against the underpaid taxes during the period from June 1 of the next year to the year the taxable event occurs to the date the underpaid taxes are made up, and will be charged by day.  The daily rate is the then current base rate for RMB loans published by the People’s Bank of China plus 5%.  Our net income may be materially and adversely affected if CD Media Beijing’s tax liabilities increase or if it is found to be subject to late payment interest or other penalties.

We rely principally on dividends and other distributions on equity paid by our wholly-owned subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

As a holding company, we rely principally on dividends and other distributions on equity paid by CD Media Huizhou, our PRC subsidiary, for our cash requirements, including the funds necessary to service any debt we may incur or for operating a public company. CD Media Huizhou’s sole operations consist of providing technical and consulting services to CD Media Beijing pursuant to the contractual arrangements and all of CD Media Huizhou’s revenue is generated from the service fees paid to it by CD Media Beijing pursuant to the contractual arrangements.  As all of CD Media Huizhou’s revenues consist of the annual service fee that CD Media Beijing pays to CD Media Huizhou pursuant to the contractual arrangements, the amount of cash that CD Media Huizhou has to distribute to us is entirely dependent on the operations of CD Media Beijing and the amount of annual service fee, which can vary from time to time.  The payment of the service fee can be delayed by the Company, which could negatively affect its cash and financing requirements.

If CD Media Huizhou incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements CD Media Huizhou currently has in place with CD Media Beijing in a way that would materially and adversely affect CD Media Huizhou’s ability to pay dividends and other distributions to us. Furthermore, relevant PRC laws, rules and regulations permit payments of dividends by CD Media Huizhou only out of its retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws, rules and regulations, CD Media Huizhou is also required to set aside a portion of its net profit each year to fund specific reserve funds. These reserves are not distributable as cash dividends.  The statutory general reserve fund requires annual appropriations of 10% of after-tax profit to be set aside prior to payment of dividends until the cumulative fund reaches 50% of the registered capital. As a result CD Media Huizhou is restricted in its ability to transfer a portion of its net assets to us whether in the form of dividends, loans or advances. Any limitation on the ability of CD Media Huizhou to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

CD Media Huizhou may not receive any cash from the operations of CD Media Beijing with which it has contractual arrangements.

All of CD Media Huizhou’s revenue consists of the service fees derived from the exclusive business cooperation agreement under the contractual arrangements that CD Media Huizhou has with CD Media Beijing.  The amount of annual service fee to CD Media Huizhou is to be determined by the parties based on the audited annual revenue of CD Media Beijing and the Rate of Service payable under the exclusive business cooperation agreement which is adjustable from time to time by the parties.  It is possible that CD Media Huizhou and CD Media Beijing may decide to have CD Media Beijing retain all or most of its annual after-tax profit and cause CD Media Huizhou to receive no cash from CD Media Beijing.  Given that CD Media Huizhou has been vested with and may exercise the shareholder’s rights of all shareholders of CD Media Beijing pursuant to the power of attorney under the contractual arrangements between CD Media Huizhou and CD Media Beijing, CD Media Huizhou can alone decide the Rate of Service and the amount of cash to be received from CD Media Beijing pursuant to the exclusive business cooperation agreement.

RISKS RELATED TO US DOING BUSINESS IN CHINA

As substantially all of our assets are located in the PRC and all of our revenues are derived from our operations in China, changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Decided legal cases do not have so much value as precedent in China as those in the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the advertising industry, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our PRC subsidiary, CD Media Huizhou, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of the business license for CD Media Beijing in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating entity, CD Media Beijing, can only conduct business within its approved business scope, which ultimately appears on its business license. CD Media Beijing’s business license covers its present business to design, create, handle (as agent), and release advertisements in PRC for domestic and foreign investors; to arrange cultural communications (excluding shows); to undertake exhibitions and presentations; and to provide advertising consulting services (excluding intermediary services). Currently, we plan to expand into the purchase of advertising time on local and regional networks, to expand our production consulting services and begin providing production services. CD Media Beijing’s business license currently covers all of our planned expansion activities described in this prospectus, except for the production of proprietary television programming. We, through CD Media Beijing, were previously involved in the production of a television series, “Chi Dan Zhong Xin,” pursuant to a cooperation agreement with a television production company, under which we supervised the cash distribution process for the series. We were also involved in the production of an animation series, “Xiao Mo Dou,” pursuant to a cooperation agreement with a media distribution company and a software development company, under which we were responsible for funding, marketing and promoting the series. Our supervision of the cash distribution process for the Chi Dan Zhong Xin series and our funding, marketing and promotion of the Xiao Mo Dou series did not constitute production work of television series which would require expansion of the scope of business license of CD Media Beijing, but was within the scope of CD Media Beijing’s business license because CD Media Beijing’s provision of support services for these series is not prohibited by its license.  CD Media Beijing was never the registered copyright owner of either of the two television series, and its interests in these two television series were limited to economic rights based on the relevant cooperation agreements, including the rights to receive certain percentages of the profits deriving from the series.  CD Media Beijing’s economic interest in such productions did not violate its business license because CD Media Beijing did not directly perform any production services.

We may choose to enter into new areas and activities that are not currently covered by our business license. Prior to expanding our business and engaging in activities that are not covered by our current business license, we are required to apply and receive approval from the relevant PRC government authorities. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business. PRC authorities, which have discretion over business licenses, may reject our request to expand the scope of our business license to include our planned areas of expansion. We will be prohibited from engaging in any activities that the PRC authorities do not approve in our expanded business license. Specifically, if an entity engages in the production of television series without the requisite approvals from competent PRC authorities, it can be subject to fines from RMB10,000 to RMB50,000, a ban from engaging in such activities and the possible confiscation of its tools, equipment and media used for television series production. Our business and results of operations may be materially and adversely affected if we are unable to obtain the necessary government approval for an expanded business license that covers any areas in which we wish to expand.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our planned public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75. However, there exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Because of uncertainty in how Circular 75 will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, CD Media Huizhou’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit CD Media Huizhou’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect on September 8, 2006 and was further amended on June 22, 2009. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Our PRC counsel, Han Kun Law Offices, believes that it is uncertain whether the transaction is subject to CSRC's approval, and in reality, many other similar companies have completed similar transactions like the share exchange and private placement contemplated under the Exchange Agreement without CSRC's approval and our PRC legal counsel is not aware of any situation in which the CSRC has imposed a punishment or penalty in connection with any such transactions.  However, if the CSRC or other PRC Government Agencies subsequently determine that CSRC approval is required for the share exchange and private placement contemplated under the Exchange Agreement, we may face material regulatory actions or other sanctions from the CSRC or other PRC Government Agencies.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for our restructuring, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

According to the Revised M&A Regulations and other PRC rules regarding foreign exchange, an offshore company’s shares can be used as consideration for the acquisition of a domestic PRC company’s equity by foreign investors only under very limited circumstances. Prior approval from the MOFCOM must be obtained before such a share exchange can be done. If relevant PRC government authorities deem a future acquisition of a domestic PRC company’s equity by us or our offshore subsidiary using our common stock or other types of our securities as consideration to be a transaction subject to the Revised M&A Regulations, complying with the requirements of this regulation to complete such transactions could be time-consuming and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit our ability to complete such transactions. Any delay or inability to obtain applicable approvals to complete acquisitions could affect our ability to expand our business or maintain our market share.  However, the application of the Revised M&A Regulations remains unclear and it is uncertain whether a future acquisition of a domestic PRC company’s equity by our domestic PRC subsidiary using our common stock or other types of our securities as consideration will be subject to such regulations.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.  It is uncertain that CSRC is or will be curtailing or suspending overseas listings for Chinese private companies.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM, SAFE, CSRC and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance with such rules.

If the land use rights of our landlord are revoked, we would be forced to relocate operations.

Under Chinese law, land is owned by the state or rural collective economic organizations. The state issues to the land users the land use right certificate. Land use rights can be revoked and the land users could be forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We do not have any land use rights and each of our facilities relies on land use rights of our landlords, and the loss of such rights would require us to identify and relocate our operations, which could have a material adverse effect on our financial conditions and results of operations.

We will not be able to complete an acquisition of prospective acquisition targets in the PRC unless their financial statements can be reconciled to U.S. generally accepted accounting principles in a timely manner.

Companies based in the PRC may not have properly kept financial books and records that may be reconciled with U.S. generally accepted accounting principles. If we attempt to acquire a significant PRC target company and/or its assets, we would be required to obtain or prepare financial statements of the target that are prepared in accordance with and reconciled to U.S. generally accepted accounting principles. Federal securities laws require that a business combination meeting certain financial significance tests require the public acquirer to prepare and file historical and/or pro forma financial statement disclosure with the SEC. These financial statements must be prepared in accordance with, or be reconciled to U.S. generally accepted accounting principles and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed acquisition target does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed acquisition target. These financial statement requirements may limit the pool of potential acquisition targets with which we may acquire and hinder our ability to expand our retail operations. Furthermore, if we consummate an acquisition and are unable to timely file audited financial statements and/or pro forma financial information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as Item 9.01 of Form 8-K, we will be ineligible to use the SEC’s short-form registration statement on Form S-3 to raise capital, if we are otherwise eligible to use a Form S-3. If we are ineligible to use a Form S-3, the process of raising capital may be more expensive and time consuming and the terms of any offering transaction may not be as favorable as they would have been if we were eligible to use Form S-3.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer Income (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released a circular (Guoshuihan No. 698 – Circular 698) on December 10, 2009 that addresses the transfer of shares of Chinese resident companies by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  While, Circular 698 does not apply to shareholders who are individuals, two of the original shareholders of CD Media BVI were BVI companies.  The PRC authority has the discretion to determine whether these enterprise shareholders are treated as resident enterprises. If such shareholders are recognized as non-resident enterprises, Circular 698 may have been applicable to the Share Exchange due to the transfer of shares of CD Media BVI, which directly holds the equity interests of CD Media Huizhou, to the Company by such enterprise shareholders.  Circular 698 provides that where a non-resident enterprise investor indirectly transfers the equity of a PRC resident enterprise, if the overseas intermediary holding company being transferred by the non-resident enterprise is established in a country/region where the effective tax rate is less than 12.5% or which does not tax the overseas income of its residents, the non-resident enterprise must submit the required documents to the PRC tax authority in charge of the PRC resident enterprise within 30 days after the equity transfer agreement is concluded.   However, there is uncertainty as to the application of Circular 698.  For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. We have not provided any information to the relevant PRC tax authorities regarding the share exchange transaction.

We have sought the advice, but not an opinion, of PRC legal counsel regarding the application of and the risks associated with Circular 698.  Circular 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  It further provides that where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. However, there are no formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.

If the PRC tax authorities determines that Circular 698 applies to the Share Exchange and we need to make up underpaid taxes, the underpaid taxes will equal the equity transfer gains multiplied by the applicable income tax rate determined by the PRC tax authorities, and pursuant to Circular 698, equity transfer gains will equal the balance of the equity transfer price after deducting the cost of equity investment.  However, because the transfer of the equity of CD Media BVI by its original company shareholders involved a share exchange transaction with the Company, a "blank check" shell company at that time, it is difficult to determine the fair market value of the shares of the Company, and thus the equity transfer gains received by the original company shareholders. Circular 698 has not provided any guidance under such circumstances.  The short history of and lack of clear guidance on the application of Circular 698 make it hard to quantify the tax consequences in advance.

Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of our holding companies, China Century Dragon Media, Inc., a Delaware corporation, and CD Media BVI a company organized under the laws of the British Virgin Islands.   If China Century Dragon Media, Inc. or CD Media BVI is determined to be a PRC resident enterprise by PRC tax authorities, Circular 698 will not be applicable to any direct or indirect transfer of our shareholdings in CD Media Huizhou, or in an intermediary holding company between China Century Dragon Media, Inc. and CD Media Huizhou.  If China Century Dragon Media, Inc. or CD Media BVI is determined to be a non-resident enterprise by the PRC tax authorities and the direct or indirect transfer of our shareholdings in CD Media Huizhou, or in an intermediary holding company between China Century Dragon Media, Inc. and CD Media Huizhou, is recognized by the tax authority in charge as the transfer of shares of Chinese resident companies by nonresident companies, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.   Because CD Media BVI, a British Virgin Islands company owns 100% of CD Media Huizhou and the Company, a Delaware corporation, owns 100% of CD Media BVI, it is possible that Circular 698 could apply to any transfer of shares of the Company or CD Media BVI, as an indirect transfer of the equity of CD Media Huizhou, if such transfers are not made through a public securities market or by individuals. If the PRC tax authority determines that Circular 698 applies to us, we will be obligated to make tax returns filings with the relevant PRC tax authority in accordance with PRC tax laws and regulations.  Failure to do so will subject us to fines up to RMB 10,000 ($1,471).   Furthermore, if the PRC tax authority determines that our arrangement which resulted in the underpayment of taxes was done to evade taxation, in addition to paying all the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. dollar.

As we may rely on dividends and other fees paid to us by our subsidiary and affiliated consolidated entities in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the amount of, and any dividends payable on, our shares in U.S. dollars. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and affiliated consolidated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which may not reflect any underlying change in our business, results of operations or financial condition.

Governmental control of currency conversion may limit our ability to utilize our revenues.

Substantially all of our revenues and expenses are denominated in Renminbi.  Under PRC laws, the Renminbi is currently convertible under a company’s “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the company’s “capital account,” which includes foreign direct investment and loans, without the prior approval of SAFE.  SAFE reserves the discretion to deny the conversion of RMB into foreign currencies for capital account transactions. Currently our PRC subsidiary, CD Media Huizhou, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE.  Therefore, CD Media Huizhou may convert the annual service fee it receives in RMB from CD Media Beijing into other currencies, such as U.S. Dollars, for settlement of current account transactions without having to obtain approval from SAFE.  However, foreign exchange transactions by CD Media Huizhou under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including SAFE. Therefore, CD Media Huizhou may not convert the annual service fee from RMB into other currencies for capital account transactions, such as to repay a loan, without first obtaining the approval of SAFE.  If CD Media Huizhou borrows foreign currency loans from us or other foreign lenders, these loans must first be registered with the SAFE.  If CD Media Huizhou, a wholly foreign-owned enterprise, borrows foreign currency, the accumulative amount of its foreign currency loans shall not exceed the difference between the total investment and the registered capital of CD Media Huizhou. If we finance CD Media Huizhou by means of additional capital contributions, these capital contributions must be approved by certain government authorities such as the Ministry of Commerce or its local counterparts. Additionally, the existing and future restrictions on currency exchange may affect the ability of our PRC subsidiary or affiliated entities to obtain foreign currencies, limit our ability to meet our foreign currency obligations, or otherwise materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, in October 2010 China’s Consumer Price Index increased 4.4% year over year.   If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On March 28, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.   Domestic individuals who are granted shares or share options by companies listed on overseas stock exchanges based on the employee share option or share incentive plan are required to register with the State Administration of Foreign Exchange or its local counterparts. Pursuant to Circular 78, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage domestic agents to handle various foreign exchange matters associated with their employee stock options plans. The domestic agents or the employers shall, on behalf of the domestic individuals who have the right to exercise the employee stock options, apply annually to the State Administration of Foreign Exchange or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the domestic individuals’ exercise of the employee stock options. The foreign exchange proceeds received by the domestic individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents. If we adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens, Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We will comply with Circular 78 if we adopt an equity incentive plan. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject our PRC subsidiary when it is deemed a domestic agent as defined under Circular 78 and participants of our incentive plan who are PRC citizens to fines and legal sanctions and may prevent us from being able to grant equity compensation to our PRC employees. If we are unable to compensate our PRC employees and directors through equity compensation, our business operations may be adversely affected.

Under the New EIT Law, we and CD Media BVI may be classified as “resident enterprises” of China for tax purpose, which may subject us and CD Media BVI to PRC income tax on taxable global income.

Under the new PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as us and CD Media BVI. The Company has not sought the advice of PRC tax counsel regarding the risks associated with the New EIT Law.  Because both our and CD Media BVI’s members of management are located in China, we believe it is likely that the we and CD Media BVI meet the qualifications of a “resident enterprise” and would be recognized as a Chinese “resident enterprise,” subject to the ultimate judgment of the PRC tax authority, based on the standard of “de facto management body”.  “Resident enterprise” treatment would not have impacted the Company’s results since the New EIT Law’s effectiveness, as CD Media BVI has no taxable income and no dividends were paid by any of our subsidiaries, including CD Media BVI and CD Media Huizhou.  If the PRC tax authorities determine that we or CD Media BVI is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income, including interest income on the proceeds from this offering, as well as PRC enterprise income tax reporting obligations.  The failure to pay such taxes will subject us to fines up to RMB10,000 ($1,471), and furthermore, if the PRC tax authority determines that our arrangement which resulted in the underpayment of taxes was done to evade taxation, in addition to paying all the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances. Second, the New EIT Law provides that dividend paid between “qualified resident enterprises” is exempted from enterprise income tax. A recent circular issued by the State Administration of Taxation on April 22, 2010, regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC shareholders. It is unclear whether the dividends that we or CD Media BVI receives from CD Media Huizhou will constitute dividends between “qualified resident enterprises” and would therefore qualify for tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible. As a result of the New EIT Law, our historical operating results will not be indicative of our operating results for future periods and the value of our common stock may be adversely affected.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to our stockholders are treated as income derived from sources within China, then the dividends that stockholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.  We have not consulted with PRC tax counsel regarding the taxes that may be associated with dividends paid by us.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered as a resident enterprise which is domiciled in China for tax purpose. Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us and CD Media BVI is holding CD Media Huizhou, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 10%. If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer or our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company. Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.  If we have such an obligation, our omission or failure to fulfill such obligation may subject us to similar penalties to those applied to a taxpayer, including fines up to RMB10,000, and in the case of being recognized as constituting evasion of taxation, other than making up for the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

SAFE rules and regulations may limit our ability to transfer the net proceeds from this offering to CD Media Beijing, which may adversely affect the business expansion of CD Media Beijing, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to CD Media Beijing, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in China, where all of our operations are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon our ability to continue to market and sell advertising time and produce television programs. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Further downturn in the economy of the PRC may slow our growth and profitability.

All of our revenues are generated from sales in China. The growth of the Chinese economy has been uneven across geographic regions and economic sectors, in large part due to the recent downturn in the global economy, which resulted in slow growth of the China economy. While the Chinese economy has recently begun to show signs of improvement, there can be no assurance that growth of the Chinese economy will be steady or that there will not be further deterioration in the global economy as a whole or the Chinese economy in particular. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected, especially if such conditions result in a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. GAAP and securities laws, and which could cause a materially adverse impact on our financial statements, the trading of our common stock and our business.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, material weaknesses or lack of compliance could result in restatements of our historical financial information, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a materially adverse effect on our reputation and business.

RISKS RELATED TO OUR OWNERSHIP OF OUR COMMON STOCK AND THIS OFFERING

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We have applied for the listing of our common stock on the NYSE Amex.  There is no guarantee that the NYSE Amex, or any other securities exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the NYSE Amex, we will not complete this offering.  Even if such listing is approved, there can be no assurance that any broker will be interested in trading our stock.  Our underwriters are not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

In addition to the 1,400,000 shares of common stock offered in this offering, the registration statement of which this prospectus is a part also covers 1,034,403 shares of our common stock issued in a private placement that closed concurrently with the Share Exchange on April 30, 2010.  Each investor in the Private Placement may sell or transfer any shares of the common stock after the effective date of the registration statement except that they, along with all of our pre-Share Exchange stockholders, entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we hope to conduct is for $10 million or more, then the investors would not be able sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  We currently intend this offering to be in an amount less than $10 million. However, there can be no assurance of the actual size of this offering.

WestPark Capital, the placement agent in the Private Placement, in its sole discretion, may allow early releases under the referenced lock-up restrictions provided however any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

We have also agreed to register shares of common stock held by our stockholders immediately prior to the Share Exchange and all of the shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange, both of which total 1,178,956 shares of common stock.  All of the shares included in an effective registration statement may be freely sold and transferred, subject to any applicable lock-up agreement.

Additionally, the former shareholders of CD Media BVI and their designee received 5,539,000 shares of common stock in the Share Exchange, and may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Immediately prior to this offering, 1% of our issued and outstanding shares of common stock was approximately 73,407 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Assuming our sale of 1,400,000 shares of common stock at an assumed public offering price of $6.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and commissions and estimated offering expenses, our as-adjusted net tangible book value as of September 30, 2010 would be approximately $35.2 million, or $4.03 per share of common stock outstanding, based on 8,740,748 after this offering.  The sale of 1,400,000 shares of common stock in this offering represents an immediate increase in net tangible book value of $0.20 per share of common stock to our existing stockholders and an immediate dilution of $2.47 per share of common stock to the new investors purchasing common stock in this offering.  There would be further dilution when our outstanding warrants to purchase 411,611 shares of common stock are exercised at $0.000344 per share.  In addition, purchasers of common stock in this offering will have contributed approximately 60.3% of the aggregate price paid by all owners of our common stock but will own only approximately 15.3% of our common stock outstanding after this offering, assuming the exercise of our outstanding warrants to purchase 411,611 shares.

The former shareholders of CD Media BVI and their designee have significant influence over us.

Collectively, the former shareholders of CD Media BVI and their designee beneficially own or control approximately 75.5% of our outstanding common stock prior to the completion of this offering.  Three of the former shareholders of CD Media BVI, HuiHua Li, our Chairman of the Board, HaiMing Fu, our Chief Executive Officer and ZhiFeng Yan, one of our directors, collectively beneficially own or control approximately 31.1% of our outstanding common stock prior to the completion of this offering.

As a result, the former shareholders of CD Media BVI and their designee have significant influence over our company and they, with their combined share ownership, have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  The designee is an unaffiliated third party who was not a shareholder of CD Media BVI prior to the Share Exchange, and none of the former shareholders of CD Media BVI has control over the shares held by such designee.  While there is no agreement among the former shareholders of CD Media BVI and the designee to vote their shares in any particular manner, should these stockholders vote together they  would have the power to prevent or cause a change in control.  In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these stockholders may differ from the interests of our other stockholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. We intend to use the net proceeds for working capital and general corporate purposes.  The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

For a further description of our intended use of the proceeds of this offering, see the “Use of Proceeds” section of this prospectus.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were ineffective as of June 30, 2010.  If we are unable to maintain the correct steps taken after June 30, 2010 to improve our disclosure controls and procedures, the market price of our common stock may be adversely affected.

As a U.S. public company, we must maintain disclosure controls and procedures that ensure that information required to be disclosed by us in reports filed or submitted to the SEC under the Exchange Act is recorded, processed, summarized and reported, within the requisite time periods.  Disclosure controls and procedures ensure that information required to be disclosed by us in our Exchange Act reports is accumulated and communicated to the appropriate members of our management team to allow management to make timely decisions regarding required disclosure.  Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were ineffective as of June 30, 2010 due our accounting staff’s inability to speak or read English.  In an effort to strengthen our disclosure controls and procedures, we hired a new Chief Financial Officer on July 28, 2010 who can speak and read English fluently.  In addition, our Chief Executive Officer, Chief Financial Officer and other members of our accounting staff hold meetings at least monthly to discuss Company business, operating results and other business transactions to ensure that we are able to disclose accurate information in a timely manner with the SEC.  Additionally, the Company has purchased access to a professional accounting website, which explains SEC reporting rules and regulations and provides examples and guidance on how to provide adequate disclosure. As a result of our taking such actions, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of September 30, 2010 were effective.  Although we were able to conclude that our disclosure controls and procedures were effective as of September 30, 2010, we cannot assure you that we will be able to conclude in the future that our disclosure controls and procedures are effective.  Establishing and maintaining effective disclosure controls and procedures can be difficult and costly, and could require us to take additional actions to ensure our disclosure controls are effective, such as providing additional training to existing employees, forming a disclosure committee and hiring additional personnel.  If we are unable to implement and maintain effective disclosure controls and procedures, the market price of our common stock may be adversely affected.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On April 23, 2010, we entered into an Amended and Restated Share Exchange Agreement with CB Media BVI, the shareholders of CD Media BVI, CD Media Beijing and CD Media Huizhou, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of CD Media BVI in exchange for shares of our common stock.  On April 30, 2010, the Share Exchange closed, CD Media BVI became our 100%-owned subsidiary, and our sole business operations became that of CD Media BVI and its subsidiaries and CD Media Beijing.  We also have a new Board of Directors and management consisting of persons from CD Media BVI and changed our corporate name from SRKP 25, Inc. to China Century Dragon Media, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15, 2011. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our dependence on CCTV;

•	Our ability to continue obtaining advertising time slots aired on CCTV;

•	The continued strong market position and national coverage of CCTV channels;

•	CCTV’s continuing to use third party agencies to sell advertising time;

•	Our dependence on a limited number of suppliers for our advertising time;

•	Our lack of long-term contracts with our customers;

•	Our ability to adapt to changing advertising trends and preferences of advertisers, television channels and viewers;

•	Our limited ability to adjust the fees we charge for our services;

•	Our ability to purchase advertising time from satellite and regional television networks;

•	Our ability enter into new advertising media platforms;

•	Exposure to PRC governmental actions regarding the advertising content of our clients;

•	Exposure to intellectual property claims from third parties;

•	Our ability to raise additional capital to fund our operations;

•	Expected growth in consumer spending, average income levels and advertising spending levels;

•	Changes in the laws of the PRC that affect our operations and our corporate structure;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per share offering price of $6.50, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the 1,400,000 shares of common stock in the offering will be approximately $7.2 million after deducting the estimated underwriting discounts and commissions of 9%, a non-accountable allowance of 2.5% and estimated offering expenses of approximately $950,000.

We intend to use approximately one-fifth of the net proceeds from this offering to invest in our present advertising business to obtain more advertising time, two-fifths of the net proceeds of this offering to obtain advertising time and cooperation rights on regional television stations; and two-fifths of the proceeds for general corporate purposes.    Other than as indicated in this Use of Proceeds section, we cannot specify with certainty the exact amounts that will be used for each purpose. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

Circular 142 promulgated by SAFE regulates the conversion of foreign currency into Renminbi by a foreign-invested company like CD Media Huizhou and restricts how the converted Renminbi may be used. To the extent that we need to convert the net proceeds of this offering that has been injected in the registered capital of CD Media Huizhou into Renminbi, we will be subject to the restrictions of Circular 142. Pursuant to Circular 142, the registered capital of a foreign-invested company, like CD Media Huizhou, settled in Renminbi converted from foreign currencies may only be used for purposes within the business license approved by the applicable governmental authority and may not be used for equity investments within the PRC. Although, the scope of CD Media Huizhou’s business license is limited, the providing of financing activities by CD Media Huizhou to CD Media Beijing would not be regarded as outside the scope of CD Media Huizhou’s business license because such financing activities are consistent with various forms of commercial and business cooperation transactions that are in compliance with the business scope of both CD Media Huizhou and CD Media Beijing. CD Media Huizhou’s financing transactions with CD Media Beijing to fund CD Media Beijing’s advertising activities would not cause CD Media Huizhou to engage in or conduct advertising activities outside the scope of its license. In addition, the use of such registered capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. We intend to convert most of the proceeds of the offering in Renminbi in order to use them in our operations in the PRC as described above.

Some of the proceeds from this offering may be invested in CD Media Huizhou as a “shareholder loan,” up to an amount equal to the total investment amount for CD Media Huizhou approved by the relevant PRC government authority less the total approved registered capital of CD Media Huizhou. Shareholder loans shall be registered with SAFE to become effective. Although Circular 142 does not specifically subject shareholder loans to its limitations and restrictions of conversion and usage of foreign currency, in practice, SAFE would apply such limitations and restrictions as principle in granting the registration of shareholder loans and therefore limit and restrict the usage of shareholder loans registered with SAFE. Currently, because the total investment amount for CD Media Huizhou is approximately $2,577,320, we are currently not able to make any shareholder loans to CD Media Huizhou. We are currently in the process of applying for an updated total approved investment amount and registered capital amount of HK$100,000,000 (approximately $12,879,958) and HK $60,000,000 (approximately $7,727,975), respectively, which will allow us to make shareholder loans. All proceeds invested as registered capital and/or as a shareholder loan to CD Media Huizhou can be used by the company for its business purposes.

If the application for the increase of the approved investment amount and registered capital amount of CD Media Huizhou is not approved by the competent authority, we may not be able to bring the proceeds of this offering into China by making a contribution to the registered capital of CD Media Huizhou or extending any foreign exchange shareholder loans to CD Media Huizhou, which are the two most efficient methods for bringing the proceeds into China from a cost, tax and time standpoint. It is very unlikely that such application will not be approved by the competent authority because there are no specific prohibitions to increasing the approved investment amount and registered capital amount of CD Media Huizhou under PRC law which would cause such application to be rejected by the competent authority. One factor that the competent authority will consider in granting the approval is whether the applied amounts match the needs of the business development of CD Media Huizhou. We believe that CD Media Huizhou has established a reasonable and justified application for an increase in its registered capital and approved investment amount based on its business needs and there is little chance that the application will be rejected on this basis. If the application is not approved, the Company could bring the proceeds into China by setting up other companies similar to CD Media Huizhou and then having those companies enter into financing/commercial relationships with CD Media Beijing. The formation of such financing/commercial relationships with CD Media Beijing may increase our tax burdens in China.

The Underwriters have a 45-day option to purchase up to 210,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 1,400,000 shares of common stock in this offering.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.  We did not pay cash dividends for the years ended December 31, 2009, 2008, and 2007.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its statutory reserve until the accumulative amount of such reserve reaches 50.0% of its registered capital. The funds in the statutory reserve are not distributable as cash dividends, and may be used only for the following purposes:  covering deficits of the company; expanding the company’s production and operations; and increasing the company’s registered capital.  If a company’s statutory reserve is not sufficient to cover its accumulated deficits, then its profits for the current year must first be applied to cover such deficits before being set aside to the statutory reserve.  A PRC company may only distribute dividends from its net profits after the above requirements for covering previous deficits and supplementing the statutory reserve are satisfied; otherwise, its shareholders who receive dividends distributed in violation with the above requirements must return such dividends to the company. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

In general, PRC law allows foreign invested companies to declare and pay dividends, however, dividends can only be paid out of net accumulated profits of our direct subsidiary, CD Media Huizhou, and only when CD Media Huizhou has enough net assets to pay the dividends after its previous deficits are covered and the mandatory requirement of supplementing the statutory reserve is satisfied.   Any dividends distributed to its shareholder, CD Media BVI, in violation of the above requirements must be returned to CD Media Huizhou.  Currently, and during all of the periods presented in this prospectus, substantially all of our net profits and net assets are held by CD Media Beijing.  As a result, dividends are restricted until such time that we generate net profits in our wholly-owned subsidiary, CD Media Huizhou, which will be derived from the management fees payable to CD Media Huizhou by CD Media Beijing pursuant to the Exclusive Business Cooperation Agreement. CD Media Huizhou has not yet received any management fee payments from CD Media Beijing.  CD Media Huizhou has accumulated deficits of $2,178 for the year ended December 31, 2009. Therefore, it has no retained earnings which can be declared and distributed as dividends outside of China.

Because all of our operations are conducted in the PRC, substantially all of our revenues and expenses are denominated in Renminbi (RMB).  Under PRC law, the conversion of RMB into U.S. dollars is subject to various restrictions.  The remittance of dividends in U.S. dollars out of China by a foreign invested Chinese company is subject to administrative procedural requirements promulgated by SAFE.  A bank processing a payment of dividends must review and approve the dividend payment application submitted by a foreign invested Chinese company, such as CD Media Huizhou, using the administrative procedures promulgated by SAFE.  CD Media Huizhou's failure to meet these requirements could prevent us from paying dividends to shareholders outside China.

Our inability to receive dividends or other payments from our Chinese subsidiary, CD Media Huizhou, could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from CD Media Huizhou, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010 (unaudited) on:

•	an actual basis, which consists of

(i)
the 5,539,000 shares of common stock that were issued to the shareholders of CD Media BVI and their designee pursuant to the Share Exchange as outstanding as of September 30, 2010, as the Share Exchange was accounted for as a reverse merger and a recapitalization CD Media BVI and its subsidiaries (see Note 1 to the financial statements);

(ii)
the 767,345 shares of common stock outstanding immediately prior to the Share Exchange after giving effect to the cancellation of 1,290,615 shares in connection with the Share Exchange that closed on April 30, 2010; and

(iii)
the 1,034,403 shares of common stock at $5.17 per share in the Private Placement that closed concurrently with the Share Exchange pursuant to which we received approximately $3.7 million (unaudited) in net proceeds; and

•
an as adjusted basis to reflect our receipt of estimated net proceeds of approximately $7.2 million from the sale of 1,400,000 shares of common stock in this offering at an assumed public offering price of $6.50, which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts of 9%, a non-accountable allowance of 2.5% and commissions and estimated offering expenses of approximately $950,000.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2010
	Actual	As Adjusted
	(amounts in thousands)
Due to Related Parties	$1	$1
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 7,340,748 shares issued and outstanding on an actual basis and 8,740,748 issued and outstanding on an as-adjusted basis (1)	1	1
Additional paid-in capital	5,167	12,270
Accumulated other comprehensive income	941	941
Statutory surplus reserve fund	790	790
Retained earnings	21,225	21,225
Total stockholders’ equity	$28,124	$35,227
Total capitalization	$28,125	$35,278
 _____
(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 7,340,748 shares of common stock issued and outstanding as of September 30, 2010.  The number (i) excludes the 210,000 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise, (ii) excludes the 411,611 shares of common stock that will be issued upon the exercise of outstanding warrants exercisable at $0.000344 per share; and (iii) excludes the 70,000 shares of common stock underlying warrants that will be issued to the Underwriters upon completion of this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We have applied for the listing of our common stock on the NYSE Amex.  As of the date of this prospectus, we had 140 stockholders of record.

DILUTION

If you invest in our shares of common stock, you will incur immediate, substantial dilution based on the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

As of September 30, 2010, we had 7,340,748 shares of common stock outstanding, which consists of (i) the 5,539,000 shares of common stock that were issued to the former shareholders of CD Media BVI and their designee pursuant to the Share Exchange, which was accounted for as a reverse merger and a recapitalization CD Media BVI and its subsidiaries (see Note 1 to the financial statements); (ii) the 767,345 shares of common stock outstanding immediately prior to the Share Exchange after the cancellation of 1,290,615 shares in connection with the Share Exchange, and (iii) the sale and issuance of 1,034,403 shares of common stock at $5.17 per share in the Private Placement that closed concurrently with the Share Exchange pursuant to which we received approximately $3.7 million (unaudited) in net proceeds.

Our net tangible book value as of September 30, 2010 was approximately $28.1 million, or $3.83 per share (unaudited) based on 7,340,748 shares of common stock outstanding.   Based on the mid-range point of the per share offering price of $6.50, investors will incur further dilution from the sale by us of 1,400,000 shares of common stock offered in this offering, and after deducting the estimated underwriting discount and commissions of 9%, a non-accountable allowance of 2.5% and estimated offering expenses of $950,000, our as adjusted net tangible book value as of September 30, 2010 would have been $35.2 million, or $4.03 per share, based on 8,740,748 after this offering.  This represents an immediate increase in net tangible book value of $0.20 per share to our existing stockholders and an immediate dilution of $2.47 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution, excluding 411,611 shares issuable upon the exercise of outstanding warrants at $0.000344 per share:

Assumed public offering price per share (mid-range price)		$6.50
Net tangible book value per share as of September 30, 2010	$3.83
Increase per share attributable to new public investors	$0.20

Net tangible book value per share after this offering		$4.03

Dilution per share to new public investors		$2.47

Furthermore, our stockholders hold warrants to purchase 411,611 shares of common stock at a per share exercise price of $0.000344.  If all of the warrants were exercised, the as-adjusted net tangible book value per share as of September 30, 2010 would decrease to $3.85 per share after this offering, which would represent an immediate increase in net tangible book value of $0.02 per share to our existing stockholders and an immediate dilution of $2.65 per share to the new investors purchasing shares of common stock in this offering.

The following table sets forth, on an as-adjusted basis as of September 30, 2010, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and the average price to be paid by new investors in this public offering before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $6.50 per share of common stock.

The shares outstanding as of September 30, 2010 on an actual basis includes:

•	5,539,000 shares of common stock that was issued to the shareholders of CD Media BVI and their designee pursuant to the Share Exchange that closed on April 30, 2010;

•
767,345 shares of common stock and 411,611 shares of common stock underlying currently outstanding warrants, each held by the original SRKP 25, Inc. stockholders, with the warrants being exercisable at $0.000344 per share; and

•	1,034,403 shares of common stock sold at $5.17 per share in our Private Placement that closed concurrently with the Share Exchange.

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount (in thousands)	Percent	Average Price Per Share
Shares issued to shareholders of CD Media BVI in the Share Exchange	5,539,000	60.5%	$632	4.2%	$0.11
Shares held by original SRKP 25, Inc. stockholders after Share Exchange, including assumed exercise of warrants to purchase 411,611 shares of common stock at $0.000344 per share	1,178,956	12.9%	$2	0%	$0.00
Investors in the Private Placement	1,034,403	11.3%	$5,350	35.5%	$5.17
New investors in this offering	1,400,000	15.3%	$9,100	60.3%	$6.50

Total	9,152,359	100.0%	$15,084	100.0%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock, including imputed interest allocated for interest free loans that we have received from related parties, as of September 30, 2010 and excludes the value of securities that we have issued for services.  If the Underwriters’ over-allotment option of 210,000 shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to 82.8% of the total number of shares that will be outstanding after this offering, and the number of shares held by the new investors in this offering will be increased to 1,610,000 shares, or 17.2% of the total number of shares of common stock outstanding after this offering.

Unless otherwise noted, the number of our shares outstanding after this offering as shown above (i) excludes the 210,000 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data contains (i) consolidated statement of operations data for each of the years in the five-year period ended December 31, 2009 and the nine months ended September 30, 2010 and 2009 and (ii) the consolidated balance sheet data as of year-end for each of the years in the five-year period ended December 31, 2009 and as of September 30, 2010.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the years ended and as of December 31, 2006 and 2005 and the nine months ended and as of September 30, 2010 and 2009. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Share and per share information has been adjusted to reflect a reverse stock split that was effected on January 14, 2011 in which every 3.4482759 shares of our common stock was converted into 1 share of our common stock.

Consolidated Statements of Operations	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in US Dollars and in thousands, except share and per share amounts)

Revenues	$69,712	$38,104	$74,480	$44,684	$17,103	$6,231	$1,926
Gross profit	13,859	7,185	14,734	8,186	4,264	1,417	(66)
Income (loss) from continuing operations	7,109	4,069	9,010	4,605	1,223	711	(130)
Income from discontinued operations	235	-	-	-	-	-	-
Net income (loss)	$7,344	$4,069	$9,010	$4,605	$1,223	$711	$(130)
Earnings per share - Basic
Earnings per share from continuing operations	$1.08	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Earnings per share from discontinued operations	$0.04	$-	$-	$-	$-	$-	$-
Earnings per share	$1.12	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Earnings per share - Diluted
Earnings per share from continuing operations	$1.02	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Earnings per share from discontinued operations	$0.03	$-	$-	$-	$-	$-	$-
Earnings per share	$1.05	$0.73	$1.63	$0.83	$0.22	$0.13	$(0.02)
Weighted average shares outstanding – basic	6,555,371	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000
Weighted average shares outstanding – diluted	6,966,982	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000

Consolidated Balance Sheets	As of September 30,	As of December 31,
	2010	2009	2008	2007	2006	2005
	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in US Dollars and in thousands)
Total Current Assets	$30,946	$13,678	$11,158	$4,545	$2,265	$1,443
Total Assets	30,973	20,532	11,188	4,564	2,267	1,443
Total Current Liabilities	2,848	4,844	4,579	2,767	1,777	2,229
Total Liabilities	2,849	4,844	4,579	2,767	1,777	2,229
Total Stockholders' Equity (Deficiency)	28,124	15,687	6,609	1,797	490	(786)

The acquisition of CD Media BVI by us on April 30, 2010 pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (CD Media BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of CD Media BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of CD Media BVI in earlier periods due to this recapitalization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Through CD Media Beijing, we are engaged in the promotion, sale and marketing of advertising packages on China television stations. We mainly purchase advertising time packages that air on CCTV-1, CCTV-2 and CCTV-3, three of the main channels of CCTV, the state television station of the PRC, which we repackage and sell to our customers.   Currently we obtain almost all of our advertising time from third parties that act as agents for the sale of advertising time slots by CCTV.  During the nine months ended September 30, 2010, we obtained a very small amount of advertising time directly from CCTV, consisting of 8 minutes on channel CCTV-1.

Our advertising business includes securing all or a portion of advertising time and other advertising rights, which include soft advertising, such as sponsorship, on a specific television channel or program.  We derive revenues in these cases from selling the advertising media resources that we have acquired to advertisers.

Recent Events

On October 27, 2010, our Board of Directors and stockholders approved an amendment to our Certificate of Incorporation to effect a 1-for-3.4482759 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). On January 14, 2011, we filed the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware.  The par value and number of authorized shares of our common stock remained unchanged. All references to number of shares and per share amounts included in this prospectus give effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, starting on page F-1, have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, all outstanding shares and earnings per share information contained in this prospectus give effect to the Reverse Stock Split.

SRKP 25 entered into an amended and restated share exchange agreement effective April 23, 2010, with CD Media BVI, CD Media Huizhou, CD Media Beijing, and the shareholders of CD Media BVI pursuant to which the shareholders of CD Media BVI would transfer all of the issued and outstanding securities of CD Media BVI to SRKP 25 in exchange for 5,539,000 shares of SRKP 25’s common stock.  On April 30, 2010, the Share Exchange closed and CD Media BVI became a wholly-owned subsidiary of SRKP 25, which immediately changed its name to “China Century Dragon Media, Inc.” A total of 5,539,000 shares were issued to the former shareholders of CD Media BVI.  Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 25 agreed to the cancellation of an aggregate of 1,290,615 shares and 1,646,349 warrants to purchase shares of common stock held by them such that there were 767,345 shares of common stock and warrants to purchase 411,611 shares of common stock owned by them immediately after the Share Exchange and Private Placement. The warrants are currently exercisable and expire on April 30, 2015.  We paid a $215,750 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of CD Media BVI, conducting due diligence on CD Media BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.

Pursuant to the terms of the Share Exchange and a Registration Rights Agreement entered into with each of the original SRKP 25 stockholders, we agreed to register all of the 767,345 shares of common stock and all of the 1,419,333 shares of common stock underlying the 411,611 warrants held by the original SRKP 25 stockholders, all of which were outstanding immediately prior to the closing of the Share Exchange.  We originally agreed to include such shares in a subsequent registration statement (the “Subsequent Registration Statement”) that was to be filed on or before November 24, 2010 (the “Required Filing Date”), which is 10 days after the end of the six-month period that immediately followed the date on which we filed the registration statement of which this prospectus is a part.  We have not yet filed the Subsequent Registration Statement and have agreed with the other parties to the Registration Rights Agreement to extend the Required Filing Date such that we will file the registration statement covering these shares as soon as practicable after this offering.

We agreed to use reasonable efforts to cause the Subsequent Registration Statement to become effective within one hundred fifty (150) days after the Required Filing Date or the actual filing date, whichever is earlier, or one hundred eighty (180) days after the Required Filing Date or the actual filing date, whichever is earlier, if such Subsequent Registration Statement is subject to a full review by the SEC (the “Required Effectiveness Date”). In addition, we agreed to use our reasonable best efforts to maintain the registration statement effective for a period of 12 months at our expense.  We also agreed to a penalty provision pursuant to which we agreed that if we fail to file the Subsequent Registration Statement by the Required Filing Date or if it does not become effective on or before the Required Effectiveness Date we are required to issue, as liquidated damages, to each of the original SRKP 25 stockholders shares (the “Penalty Shares”) equal to a total of 0.0333% of their respective shares for each calendar day that the Subsequent Registration Statement has not been filed or declared effective by the SEC (and until the Subsequent Registration Statement is filed with or declared effective by the SEC), as applicable. However, no Penalty Shares shall be due to the original SRKP 25 stockholders if we are using our best efforts to cause the Subsequent Registration Statement to be filed and declared effective in a timely manner.  Although we have not yet filed the Subsequent Registration Statement to cover the shares held by the original SRKP 25 stockholders, the Company’s requirement to issue any Penalty Shares  related to the timely filing of the Subsequent Registration Statement has been waived based on the Company’s agreement to file the Subsequent Registration Statement as soon as practicable after this offering.

In addition, on April 30, 2010, concurrently with the close of the Share Exchange, we closed a private placement of shares of our common stock (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,034,403 shares of common stock at $5.17 per share.  As a result, we received gross proceeds in the amount of approximately $5.35 million. We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We have also retained WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital for services as an advisor to the Company, including assisting in preparations for the Share Exchange and the Company’s listing of securities in the United States.

Factors Affecting Our Results of Operations

Material underlying drivers of our ability to maintain and increase our level of revenues include the unit advertising price that we are able to charge our customers, the overall volume of advertising time sold and enhancement of our portfolio of advertising time.  Our business, results of operations and financial condition are significantly affected by a number of factors and trends, including:

Ability to Obtain High Quality Advertising Time Slots on Favorable Terms

We depend on the high quality advertising time slots we obtain from third party providers for airing on CCTV for our advertising services. Almost all of our revenues for our advertising services are derived from the advertising time slots we obtain from these providers. We purchased a very small amount of advertising time directly from CCTV during the nine months ended September 30, 2010.  Our ability to continue to obtain our existing advertising time slots and to add additional high quality advertising time slots will have a significant effect on our results of operations.

The quality of advertising time slots available to us is measured based on the perceived effectiveness of advertisements placed during such time slots, which is in turn affected by the ratings and the geographical and demographic coverage of the relevant television programs. Our results of operations will be affected by any changes with respect to the popularity, rating or coverage of the television programs during which our advertising time slots occur.

Our profitability also depends on the price of advertising time slots charged to us by these third party providers. These providers have been increasing the prices for many of their advertising time slots in recent years, and we expect that they will continue to raise such prices in the future. Our profit margin may be affected if we are not able to obtain the rights to these advertising time slots on favorable terms or pass on the increasing costs to our clients. If any other advertising agency is able to obtain such high quality advertising time slots on terms more favorable than ours, we may lose our clients and our revenues may decline.

Ability to Increase the Size, Quality and the Level of Diversification of Our Advertising Client Base

We compete for the advertising spending of advertisers with other advertising agencies, including both international advertising agencies and domestic Chinese advertising agencies, some of which are also our clients. From time to time these agencies introduce their clients to us, primarily due to our rights over certain advertising time slots on CCTV. We plan to continue to attract new business from potential clients, as well as to gain more business from our existing corporate clients, by increasing our sales efforts and by seeking opportunities to provide these clients with additional services. We will continue to improve the size, quality and level of diversification of our client base, leveraging the high quality advertising time slots we have obtained.

Level of Advertising Spending

Demand for our services and, as a result, growth in our revenues are driven by overall advertising spending in China, which is influenced by the pace of overall economic growth. We expect that the overall economic growth in China will contribute to an increase in advertising spending by international and domestic brand names looking to reach a growing consumer market. The global financial crisis and economic downturn in 2008 and 2009 adversely affected economies and businesses around the world, including those in China. We believe that, as the Chinese economy recovers from the adverse effects of the global financial crisis, advertising spending should increase in both urban areas and smaller cities in China. However, if the global or Chinese economy does not fully recover from the recent financial crisis or another economic downturn occurs, our business, results of operations and financial condition could continue to be materially and adversely affected.

In addition, the demand for our services is affected by the level of television advertising spending in China, which is in turn affected by the popularity of television programs in China and advertisers’ perceptions regarding the effectiveness of television advertising.  Television advertising also competes with other advertising media, such as billboards, Internet, mobile phones and out-of-home advertising networks.  If television advertising becomes a less favorable choice for advertisers in China, we may not be able to successfully attract enough advertisers for our advertising time slots and our revenues and earnings growth may be adversely affected.

Aside from fluctuations in the level of advertising spending resulting from changes in the overall economic and market conditions in China, our revenues are affected by seasonal fluctuations in consumer spending that also affect the level of advertising spending over time in China. The second and third quarters of each year are expected to be slower seasons for the Chinese advertising industry in general. As a result, our quarterly results of operations may fluctuate significantly from period to period.

Our Growth Strategy

As part of our growth strategy, we intend to increase our purchases of advertising time aired on CCTV and to purchase more advertising directly from CCTV, to develop a regional television business, enhance our production consulting services, begin providing production services and expand into new advertising platforms.  With respect to our purchase of advertising time from CCTV, we will face significant competition from advertising agencies that purchase time directly from CCTV, many of which have greater financial resources and a more established relationship with CCTV than us.  While there are no restrictions or rules promulgated by CCTV that regulate a company’s ability to purchase advertising time directly from CCTV, the majority of the available commercial time offered by CCTV is in large blocks, which will require large amounts of capital for us to acquire directly from CCTV.  If we purchase this time in large blocks, we could be subject to additional risk as it may be difficult for us to sell such a large amount of advertising time.  CCTV does sell some of its most sought after commercial time in smaller blocks at higher prices per minute and we made one such purchase directly from CCTV during the nine months ended September 30, 2010.  We will evaluate our purchases of advertising time directly from CCTV and may purchase time directly from CCTV in the future if we see an economic benefit to do so.  We will face some difficultly in establishing a regional television business because we do not currently have any relationships with any regional television stations.  We will face competition from many companies that already have extensive relationships with such television stations.  In addition, we may be unable to enter into certain local markets due to a region’s preference to protect its local advertising agents in the area.  We intend to expand into production services and our opening of a production studio will require significant amounts of capital.  We do not have any specific plans regarding our expansion into production services and are currently unsure of when we will begin to provide such services. As we have no specific plans for our expansion into production services, we are unsure of the costs that we will incur in expanding to provide such services and do not currently intend to use any of the proceeds from this offering to enter into the production services business.  We have no significant experience in the production of television advertisements, public service announcements and television series and we may have a difficult time entering into such areas because of our inexperience. In addition, we have no significant experience in any media platform other than television advertising.  We have no experience in any of our planned areas of expansion and we will have to hire additional personnel to assist us in our expansion efforts.  We may not be able to find people qualified to assist us in such endeavors.

Other Factors

In addition to the factors discussed above, our reported results are also affected by the fluctuations in the value of the Renminbi against the U.S. dollar because our reporting currency is the U.S. dollar while the functional currency of our subsidiary and affiliated consolidated entities in China, which operate all of our business, is the Renminbi. In 2007 and 2008, the Renminbi appreciated against the U.S. dollar by approximately 6.5% and 6.5%, respectively, and in 2009, the Renminbi depreciated against the U.S. dollar by approximately 0.1%. The fluctuation of the Renminbi against the U.S. dollar contributed to the fluctuation in our net income reported in U.S. dollar terms in 2007, 2008 and 2009, respectively. For additional information relating to the fluctuations in the value of the Renminbi against the U.S. dollar, see “Risk Factors — Risks Relating to Doing Business in China — The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition” and “— Quantitative and Qualitative Disclosure About Market Risk — Foreign Exchange Risk.”

Revenues

Substantially all of our revenues are derived from reselling blocks (or slots) of advertising time on several popular television channels of CCTV. We acquire this advertising time in large blocks from certain advertising agencies that work directly with CCTV. We repackage these large blocks into smaller time slots and sell these smaller slots to advertising agencies or other companies. Our pricing depends on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. We recognize the revenue ratably over the broadcast period, which is normally several weeks. If the advertisements are not broadcast, for instance due to CCTV’s change of program schedule, the advance payments made to us by our clients will be returned to our clients.

Our revenue growth is driven by increasing the number of advertising minutes we sell and an increase in the price per minute at which we sell advertising time to our clients.  In 2009, the most important driving force in our increase in revenues was increased customer demand. We do not base our purchases of advertising time based on the amount of advertising time available for purchase, but instead base our purchases on anticipated customer demand.  We purchased more time slots that were more attractive to customers, which caused our existing customers to place additional orders with us and attracted new customers to our company and allowed us to increase the price at which we re-sold our advertising time to our customers.  The average price per minute of advertising time sold during 2009 increased 81.8% over the average price per minute we charged in 2008.  The increase in the volume of advertising sold by us during 2009 was affected only by an increase in customer demand for advertising time and was not affected by an increase in advertising inventory available to us for purchase or an increase in funds available to us to make purchases.  We do not offer any special pricing or incentives to new or existing customers to entice them to make purchases from us.

When we purchase a block of advertising time, we are required to pay a deposit and are committed to pay the remainder of the balance prior to the broadcast. As a result, we bear the risks and rewards in these arrangements. Consequently, revenues are recognized at gross billings to our clients and the cost for purchasing the advertising time slots is recorded as our cost of goods sold and recognized over the same period as the related revenue, which is the broadcast period.

Cost of Revenues

We purchase blocks of advertising time on certain CCTV programs for a fixed fee. Part or all of the fee is paid in advance and we recognize this cost, as our cost of goods sold, at the same time that we recognize the related revenue, which is ratably over the broadcast periods. The broadcast period typically ranges from one to three weeks and represents substantially all of our cost of goods sold. In 2009, third party providers offering television advertising slots on CCTV significantly increased the media fees for certain programs, which significantly increased our cost of goods sold. We were able to increase our prices and as a percentage of revenue, cost of goods sold decreased slightly.

Sales and Marketing Expenses

Our sales and marketing expenses consist primarily of salaries and benefits for our sales and marketing personnel, office rental expenses directly related to our sales and marketing activities, traveling expenses incurred by our sales personnel and promotional and entertainment expenses. Our sales personnel receive performance-based compensation and we market our services primarily through the efforts of our sales and marketing personnel. We expect selling and marketing expenses to increase as we expand our sales force.

General and Administrative Expenses

Our general and administrative expenses primarily consist of salaries and benefits for our management, accounting and administrative personnel, professional service fees, office rental and maintenance expenses directly related to our general office administration activities, depreciation of office equipment, other administrative expenses and allowances for doubtful accounts. We expect our general and administrative expenses to increase as we hire additional personnel, improve our corporate infrastructure and incur additional costs to meet the requirements of being a public company in the U.S.

PRC Business Tax and Related Surcharges

Our PRC subsidiaries, CD Media Huizhou and CD Media Beijing, are required to pay business tax at a rate of 5.0%, and related surcharges at a rate of approximately 3.0%, on our gross profit from providing advertising services. Under the PRC tax law, business tax is levied on the net amount of total advertising revenues less media fees paid to the media providers. As we reported revenues from certain of our advertising time slots on a gross basis, our effective business tax rate was approximately 1.08% of our total revenues in 2009.

Critical Accounting Policies and Estimates

We prepare our combined financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities as of the date of our financial statements and our revenues and expenses during the financial reporting period. Our estimates and assumptions are based on available information and our historical experience, as well as other estimates and assumptions that we believe to be reasonable. The estimates and assumptions that form the basis for our judgments may not be readily apparent from other sources. We continually evaluate these estimates and assumptions based on the most recently available information, our own experience and other assumptions that we believe to be reasonable. Our actual results may differ significantly from estimated amounts as a result of changes in our estimates or changes in the facts or circumstances underlying our estimates and assumptions. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment. When reviewing our combined financial statements, you should take into account:

•	our critical accounting policies discussed below;

•	the related judgments made by our management and other uncertainties affecting the application of these policies;

•	the sensitivity of our reported results to changes in prevailing facts and circumstances and our related estimates and assumptions; and

•	the risks and uncertainties described under “Risk Factors.”

See note 3 to our combined financial statements for additional information regarding our critical accounting policies.

Revenue Recognition

Our revenues are derived from reselling blocks (or slots) of advertising time on several popular television channels of CCTV. We acquire this advertising time in large blocks, repackage the blocks into smaller time slots and sell these smaller slots to advertising agencies or other companies. Our pricing depends on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured, which is generally over the broadcast period.

Revenue arrangements involving multiple deliverables are broken down into single-element arrangements based on their relative fair value for revenue recognition purposes, when possible. We recognize revenues on the elements delivered and defer the recognition of revenues of the undelivered elements until the remaining obligations have been satisfied.

Our business is centered around purchasing blocks of advertising time, repackaging the time into smaller units and reselling the smaller blocks (or slots) to our clients. We generally pay for the blocks of advertising time in advance of reselling it to our customers and we are committed to pay the remainder of the balance prior to the broadcast. In determining whether revenue is reported gross or net, we considered the eight factors outlined in ASC 605-45. We sell the right to utilize advertising space on certain TV channels of CCTV. This right is conveyed to us by CCTV through contractual arrangements and we provide this right to our clients through an unrelated contractual arrangement. As a result, we are the primary obligor in this arrangement. In addition, we acquire the advertising blocks in advance and have unmitigated risk that we may not be able to resell all of the advertising time we purchase.  We are required to pay for the advertising time regardless whether we can resell the time or collect our fees from our customers. We also have latitude in establishing the price; discretion in supplier selection; and we assume the credit risk for the amount billed to our customers. Based on these factors, we recognize revenues on the basis of gross billings to our clients and the cost for purchasing the advertising time slots is recorded as our cost of goods sold and recognized over the same period as the related revenue, which is the broadcast period.

We report revenues gross of business tax and related surcharges, which are charged to cost of goods sold.

Income Tax

The Company accounts for income taxes in accordance with current accounting standards, which require an asset and liability approach for financial accounting and reporting for income taxes and allow recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted the accounting standard for uncertainty in income taxes which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).

Results of Operations

The following table sets forth information from our statements of operations for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007, in dollars (in thousands) and as a percentage of revenue:

	Nine Months Ended September 30,				Years Ended December 31,
	2010		2009		2009		2008		2007
	(unaudited)		(unaudited)
Revenue	$69,712	100.0%	$38,104	100.0%	$74,480	100.0%	$44,684	100.0%	$17,103	100.0%
Cost of Goods Sold	(55,853)	80.1%	(30,919)	81.1%	(59,746)	80.2%	(36,498)	81.7%	(12,839)	75.1%
Gross Profit	13,859	19.9%	7,185	18.9%	14,734	19.8%	8,186	18.3%	4,264	24.9%

General and administrative
Selling expenses	2,225	3.2%	1,394	3.7%	2,110	2.8%	1,673	3.8%	2,068	12.1%
General and administrative	1,733	2.5%	362	1.0%	575	0.8%	371	0.8%	374	2.2%
Depreciation of equipment	8	*	7	*	9	*	7	*	2	*
Total operating expenses	3,966	5.7%	1,763	4.7%	2,694	3.6%	2,051	4.6%	2,444	14.3%

Income from operations	9,893	14.2%	5,422	14.2%	12,040	16.2%	6,135	13.7%	1,820	10.6%
Gain on disposal of assets	-	-	1	*	1	*	-	-	-	-
Interest income	2	*	2	*	2	*	5	*	5	*

Income from continuing operations before income taxes	9,895	14.2%	5,425	14.2%	12,043	16.2%	6,140	13.7%	1,825	10.7%
Income taxes	(2,786)	4.0%	(1,356)	3.6%	3,033	4.1%	1,535	3.4%	602	3.5%
Income from continuing operations	7,109	10.2%	4,069	10.6%	9,010	12.1%	4,605	10.3%	1,223	7.2%
Income from discontinued operations	235	0.3%	-	-	-	-	-	-	-	-
Net Income	$7,344	10.5%	$4,069	10.6%	$9,010	12.1%	$4,605	10.3%	$1,223	7.2%

    *Less than $1,000 or 0.1%

Nine Months Ended September 30, 2010 and 2009

Revenues were $69.7 million for the nine months ended September 30, 2010, an increase of $31.6 million, or 83%, compared to $38.1 million for the same period in 2009.   The increase in revenue can be attributed to few key factors. The general economic conditions in China improved in 2010 compared to the same period in 2009, which encouraged our customers to spend more on television advertising time and resulted in greater demand for our advertising time on CCTV during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.  We sold a total of 8,705 minutes of advertising time during the nine months ended September 30, 2010, as compared with 8,030 minutes in nine months ended September 30, 2009, an increase of 675 minutes or 8.4%. In addition, the average price per minute of the time slot sold in the first nine months of 2010 is $8,008, or 68.8% greater than the average price per minute of time sold of $4,745 sold in the first nine months of 2009. The sale price increase in the average price per minute of advertising sold is due to higher demand for advertising time on CCTV channels, including an increased demand from our clients for advertising time on programs with higher viewerships for which we were able to charge more per minute sold.  During the nine months ended September 30, 2010, we expanded our client base which resulted in purchases of approximately $21.7 million from new clients. Existing clients increased their purchases by $25.8 million, which was partially offset by the decision of some of our existing clients not to purchase advertising time in the nine months ended September 30, 2010.  We have not noticed any particular trends regarding our client retention in recent periods, as many of our customers will purchase advertising time at different times during the year.  Because we do not have long-term contracts with any of our customers, they can chose to place advertising orders at any time during the year according to their needs. They could also reduce or stop purchasing from us.

Cost of goods sold was $55.9 million for the nine months ended September 30, 2010, an increase of $25.0 million, or 80.1%, compared to $30.9 million for the same period in 2009. Cost of goods sold mainly includes the purchase price we paid for the commercial time slots on CCTV channels.  The increase of cost of goods sold is the combined result of our sale of 675 more advertising minutes during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 and a 66.6% increase in the average cost per minute of the advertising time we purchased on CCTV, due to our vendors’ increase in the prices for advertising time purchased by us and to our clients’ purchase of more sought-after advertising time slots during the nine months ended September 30, 2010, which are generally more expensive for us to obtain from our vendors. As of September 30, 2010, advances of $7,288,930 are associated with specific time slots purchased while advances of $3,099,058 are for unspecified time slots.  We owned a total of 1,262 minutes of specific time slots as of September 30, 2010.  As of September 30, 2010, we owned approximately 112 minutes of advertising time that were not yet sold to customers.

Gross profit for the nine months ended nine 30, 2010 was $13.9 million, or 19.9% of revenues, an increase of $6.7 million or 92.9% compared to $7.2 million, or 18.9% of revenues, for the comparable period in 2009. The increase in our gross profit margin for the nine months ended September 30, 2010 is primarily due to the fact that we were able to pass more of the full cost of the increase in our costs to purchase advertising time to our clients. The strong demand for CCTV commercial time slots from our clients helped us maintain our margin in 2010. We were able to increase the selling price of the time slots sold during the period at a rate slightly higher than the increased costs to obtain the commercial time.

Selling expenses were $2.2 million for the nine months ended September 30, 2010, an increase of $0.8 million, or 59.6%, compared to $1.4 million for the same period in 2009. The increase primarily resulted from our increased sales efforts.  Sales commission and bonus expenses increased $0.4 million in the nine months ended September 30, 2010 as compared to the comparable period in 2009.  Selling-related travel and entertainment expenses increased $0.3 million due to our development of new clients during the nine months ended September 30, 2010. Personnel expense also increased $0.1 million due to expansion of our staff.

General and administrative expenses were $1.7 million for the nine months ended September 30, 2010, an increase of $1.4 million, or 379%, compared to $0.4 million for the same period in 2009. The significant increase in general and administrative expenses was largely due to expenses related to the Share Exchange and Private Placement of shares of common stock which each closed on April 30, 2010.  Due to the Share Exchange and Private Placement, we incurred increased legal fees of approximately $250,000, consulting fees of $630,000 and accounting fees of approximately $228,000. We also incurred additional professional expense of approximately $110,000 related to our being a public company.

Income taxes for the nine months ended September 30, 2010 were $2.8 million, an increase of $1.4 million, or 105.3%, over income taxes of $1.4 million for the nine months ended September 30, 2009. The increase in income taxes was primarily a result of an increase in our taxable income. Our subsidiaries located in China pay 25% statuary income tax on income before tax. While our other subsidiaries outside of China only incurred expenses and generated no revenue, we cannot claim any tax benefits from these expenses outside China. We paid an effective tax rate of 28.2% for the nine months ended September 30, 2010 as compared to an effective tax rate of 25% during the nine months September 30, 2009.

We sold our entire interest in two television series in March 2010, which resulted in a gain of $0.2 million net of applicable taxes.

Net income for the nine months ended September 30, 2010 was $7.3 million, an increase of 80.5% over net income of $4.1 million for the nine months ended September 30, 2009, based on the factors described above.

Years ended December 31, 2009 and 2008

Revenues were $74.5 million for the year ended December 31, 2009, an increase of $29.8 million, or 66.7%, compared to $44.7 million for the same period in 2008.  The increase was attributable to an increase in the total advertising time slots sold by us and an increase of average price per minute of the advertising time sold in the year ended December 31, 2009, compared to the year ended December 31, 2008.  We sold a total of 11,459 minutes of advertising time in 2009 as compared to 7,843 minutes in 2008, which is a 46.1% increase in the number of minutes sold at a 14.1% increase in the average price per minute of time sold. We do not restrict our advertising purchases to a set schedule and instead conduct purchases throughout the year based on an evaluation of our and our customers’ need, not on actual orders received from customers.  We paid advances to our suppliers for unspecified time slots in anticipation of purchases in the next year and obtained the right from suppliers to receive favorable time slots.  No advertising time remained unsold as of December 31, 2009 or 2008 because we had no specific time slots purchased as of such dates.

Cost of goods sold was $59.7 million for the year ended December 31, 2009, an increase of $23.2 million, or 63.6%, compared to $36.5 million for the same period in 2008. Cost of goods sold consists of the costs to obtain the advertising time slots from television networks.  The increase of cost of goods sold was primarily a result of a 46.1% increase in the number of advertising minutes purchased in 2009 as compared to 2008 and a 40.9% increase in the average cost of the adverting minutes purchased. As a percentage of revenue, cost of goods sold for the years ended December 31, 2009 and 2008 were 80.2% and 81.7%, respectively.

Gross profit for the year ended December 31, 2009 was $14.7 million, or 19.8% of revenues, an increase of $6.5 million or 79.3% compared to $8.2 million, or 18.3% of revenues, for the comparable period in 2008. The increase in our gross profit margin for the year ended December 31, 2009 is primarily due to our ability to pass our increased costs on to our clients.

Selling expenses were $2.1 million for the year ended December 31, 2009, an increase of $0.4 million, or 23.5%, compared to $1.7 million for the same period in 2008. The increase primarily resulted from an increase in marketing expenses we spent on expanding our business. We expect selling expenses as a percentage of revenue will be flat or slightly decrease in the future.  Our selling expenses consist of fixed expenses, such as depreciation, and flexible expenses, such as travel and commissions. We expect our selling expenses to fluctuate in proportion to our revenue changes.

General and administrative expenses were $0.6 million for the year ended December 31, 2009, an increase of $0.2 million, or 55.0%, compared to $0.4 million for the same period in 2008. The increase was primarily a result of an increase in rental costs, compensation related expense and payment of staff welfare and bonus. Additionally, our general offices expenses increased $43,781 in the year ended December 31, 2009 as compared to the year ended December 31, 2008.  We expect that our general and administrative expenses will increase as a percentage of revenues in future periods as we will incur additional expenses as a public reporting company in the U.S.

Income taxes for the year ended December 31, 2009 were $3.0 million, an increase of $1.5 million, or 100%, over income taxes of $1.5 million for the year ended December 31, 2008.  The increase in income taxes was primarily a result of an increase in our taxable income.  Our income tax rate for fiscal 2009 and fiscal 2008 was 25%.

Net income for the year ended December 31, 2009 was $9.0 million, an increase of 95.7% over net income of $4.6 million for the year ended December 31, 2008, based on the factors described above.

Years ended December 31, 2008 and 2007

Revenues were $44.7 million for the year ended December 31, 2008, an increase of $27.6 million, or 161.4%, compared to $17.1 million for the same period in 2007. The increase in revenue is attributable mainly to an increased number of customers and to a 40.8% increase in advertising time slots sold and a 35.5% increase in the average price per minute of advertising time sold in 2008 compared to 2007.  The increase in the amount and price of advertising time sold resulted from the 2008 Olympic Games held in Beijing, which caused advertisers in China to purchase more advertising time at higher prices than in 2007.    We sold a total of 7,843 minutes of advertising time in 2008 as compared to 4,639 minutes in 2007.  No advertising time remained unsold as of December 31, 2008 or 2007 because we had no specific time slots purchased as of such dates.

Cost of goods sold was $36.5 million for the year ended December 31, 2008, an increase of $23.7 million, or 185.2%, compared to $12.8 million for the same period in 2007. The increase of cost of goods sold was primarily a result of an increase in prices charged for advertising time due to the 2008 Olympic Games in Beijing and also the additional time slots we purchased from our vendors to generate our revenues.  As a percentage of revenue, cost of goods sold for the years ended December 31, 2008 and 2007 were 81.7% and 75.1%, respectively.

Gross profit for the year ended December 31, 2008 was $8.2 million, or 18.3% of revenues, compared to $4.3 million, or 24.9% of revenues, for the comparable period in 2007. The decrease in our gross profit margin for the year ended December 31, 2008 is primarily due to the fact that we could not pass on our increased costs on to our clients.

Selling expenses were $1.7 million for the year ended December 31, 2008, a decrease of $0.4 million, or 19.0%, compared to $2.1 million for the same period in 2007.  The decrease primarily resulted from a reduction in commission expenses, traveling expenses and entertainment fees in 2008 as compared to 2007. In 2007, we incurred additional marketing related costs in preparation for the 2008 Olympic Games held in Beijing.

General and administrative expenses remained relatively flat at $0.4 million for the year ended December 31, 2008, as compared to the same period in 2007.

Income taxes for the year ended December 31, 2008 were $1.5 million, an increase of $0.9 million, or 150%, over income taxes of $0.6 million for the year ended December 31, 2007.  The increase in income taxes was primarily a result of increased taxable income partially offset by a decrease in our income tax rate.  Our income tax rate for fiscal 2008 was reduced by the PRC government to 25% from 33% for fiscal 2007.

Net income for the year ended December 31, 2008 was $4.6 million, an increase of 283.3% over net income of $1.2 million for the year ended December 31, 2007.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $3.1 million as of September 30, 2010, as compared to $0.7 million as of December 31, 2009 and $1.2 million as of December 31, 2008. Our funds are kept in financial institutions located in the PRC, which do not provide insurance for amounts on deposit. Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from the PRC, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

During the nine months ended September 30, 2010, Hailan Zhang, one of our stockholders, loaned a total of HKD 4,063,187 ($523,333) to the Company.  The loan was made to provide the company with working capital. The loan was repaid in full by the Company prior to June 30, 2010.  The loan was non-interest bearing and had no maturity date.  Also during the nine months ended September 30, 2010, Huabiao Lin, the legal representative of CD Media Huizhou, loaned a total of RMB 15,954 ($2,341) to the Company.  The loan was made to provide the company with working capital. The loan was repaid in full by the Company prior to September 30, 2010.  The loan was non-interest bearing and had no maturity date.  The Company does not intend to engage in any related party financing in the future. We needed the related party loans for temporary funding of legal and audit related expenses related to the share exchange with SRKP 25 and private placement. CD Media BVI did not have sufficient working capital for these expenses before it received the proceeds from private placement. After CD Media BVI received the proceeds of the private placement financing, it had sufficient funding and repaid the related party loans. We believe we have sufficient working capital for our business operations and do not anticipate any need for additional related party financing for our on-going operations in future periods.

On April 30, 2010, we received gross proceeds of approximately $5.4 million in the closing of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,034,403 shares of Common Stock at $5.17 per share. We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement. We also retained WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we paid WestPark Capital $4,000 per month. Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital for services as an advisor to the Company, including assisting in preparations for the Share Exchange and the Company’s listing of securities in the United States.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds were approximately $16,212 and $9,397 in the nine months ended September 30, 2010 and 2009, respectively and $13,000 in each of the years ended December 31, 2009, 2008 and 2007, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were ineffective as of June 30, 2010 due our accounting staff’s inability to speak or read English.  In an effort to strengthen our disclosure controls and procedures, we hired a new Chief Financial Officer on July 28, 2010 who can speak and read English fluently. In addition, our Chief Executive Officer, Chief Financial Officer and other members of our accounting staff hold meetings at least monthly to discuss Company business, operating results and other business transactions to ensure that we are able to disclose accurate information in a timely basis with the SEC.  All key transactions and developments of our Company are approved by our Chief Executive Officer and information regarding such actions are shared among our entire management team, including our Chief Financial Officer, which allows our management team to evaluate the need to disclose these actions and information publicly in a timely manner.  Additionally, the Company has purchased access to a professional accounting website, which explains SEC reporting rules and regulations and provides examples and guidance on how to provide adequate disclosure.  The costs of these actions are immaterial to our results of operations and mainly relate to the cost of hiring our new Chief Financial Officer. Although we have taken such actions to improve our disclosure controls and procedures and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of September 30, 2010, we cannot assure you that we will be able to conclude in the future that our disclosure controls and procedures are effective.

 Net cash used in operating activities was $2.3 million for the nine months ended September 30, 2010 compared to net cash used in operating activities of $0.5 million for the comparable period in 2009. The decrease in cash provided by operating activities was primarily due to an increase of accounts receivable in the amount of $9.4 million.  Corporate tax payable was $0.7 million lower and customer deposits fell $1.6 million during the nine months ended September 30, 2010. The balance for customer deposits had a higher balance at year-end of 2009 because CCTV demanded a deposit before airing commercials and we in turn required our customers to place deposits with us. We also sold our interest in two television series during the nine months ended September 30, 2010. The sales have an installment payment term that last for a year and we have been collecting these payments on time according to the schedules specified by the sale agreements. The outstanding accounts receivable balance from the sale is $2.3 million as of September 30, 2010.

 The accounts receivable balance at December 31, 2009 is lower than it is during other periods because our vendors required timely payment at the year-end for their accounting closing and we in turn required timely payment from our clients. The increased accounts receivable as of September 30, 2010 is due to an increase in monthly sales. Our sales of television advertising time increased 82.5% during the nine months ended September 30, 2010, as compared to the nine months ended September 30, 2009, with sales increasing steadily month over month in 2010. We would expect a normal increase in our accounts receivables at September 30, 2010. In addition, we extended our payment term with our customers in order to provide them incentive to buy commercial time slots from us in third quarter.

Net cash used in operating activities was $614,000 for the year ended December 31, 2009, compared to net cash used in operating activities of $266,000 for the year ended December 31, 2008. The increase of cash used in the amount of $6.8 million and $2.9 million related to capitalized television costs and prepayments for advertising time slots, respectively, all of which were related to our increased efforts to expand our business during the year ended December 31, 2009 as compared to the amounts in the same period in 2009.  These amounts were partially offset by an increase of cash provided in the amount $6.7 million and $4.4 million related to accounts receivable and net income, respectively, for the year ended December 31, 2009 as compared to the amounts in the same period in 2008.  Net cash used in operating activities was $266,000 for the year ended December 31, 2008, compared to net cash provided by operating activities of $1.0 million for the year ended December 31, 2007. The decrease in cash provided by operating activities was primarily due to an increase in prepaid deposits for the purchase of advertising time.

We did not have significant cash used in investing activities for the nine months ended September 30, 2010 and September 30, 2009, as we are not a capital intensive business.  Net cash used in investing activities amounted to approximately $6,000 and $17,000 for the years ended December 31, 2009 and 2008, respectively. The decrease in net cash used in investing activities was primarily attributable to a $15,000 gain from cash received on disposal of fixed assets during the year ended December 31, 2009. Net cash used in investing activities remained relatively flat for the years ended December 31, 2008 and 2007, amounting to $17,000 and $18,000, respectively.

Net cash provided by financing activities was $4.5 million for the nine months ended September 30, 2010 as compared to $0 during the nine months ended September 30, 2009, which was largely due to the Private Placement that closed during the nine months ended September 30, 2010. Net cash used in financing activities was nil during the years ended December 31, 2009 and 2008. Net cash used in financing activities was $390,000 during the year ended December 31, 2007 was related to the repayment of shareholder advances.

There is no unpaid amount of registered capital with respect to CD Media Beijing or CD Media Huizhou.

Based upon our present plans, we believe that our working capital together with cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We raised approximately $5.4 million from the Private Placement that we closed in April 2010, and assuming our sale of 1,400,000 shares of common stock at an assumed public offering price of $7.00 - $8.00 per shares of common stock, we currently intend this offering to be in an amount equal to approximately $7.0- $8.0 million, before deducting the underwriting discount and commissions and estimated offering expenses. Therefore, we believe that we will have sufficient cash available to fund our operations in the next 12 months. After 12 months, we may need to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of December 31, 2009:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating Lease Obligations	$298,970	$230,796	$68,174	$-	$-
Total	$298,970	$230,796	$68,174	$-	$-

As of December 31, 2009, there were no other contractual obligations, related to the purchase of advertising time or otherwise.

Seasonality

Our business is seasonal in nature, with the first and fourth quarters of the fiscal being stronger quarters. The second and third quarter are generally slower seasons for the Chinese advertising industry in general. This is due to the occurrence of Chinese New Year during the first quarter of each year, during which consumer purchases and spending tend to increase. Our clients purchase more advertising time during the fourth and first quarters to gain greater exposure to consumers during this period of increased consumer spending.

Quarterly Information (unaudited)

The table below presents selected (unaudited) results of operations for the quarters indicated.  All amounts are in thousands except share and per share data.

	Quarter Ended
	September 30,	June 30,	March 31,
	2010	2010	2010	Total
Revenues	$25,542	$23,765	$20,405	$69,712
Gross profit	$5,083	$4,637	$4,139	$13,859
Income from continuing operations	$2,912	$1,697	$2,500	7,109
Net Income	$2,912	$1,697	$2,735	$7,344
Earnings per share from continuing operations - Basic	$0.40	$0.25	$0.45	$1.08
Earnings per share - Basic	$0.40	$0.25	$0.49	$1.12
Earnings per share from continuing operations – Diluted	$0.38	$0.24	$0.45	$1.02
Earnings per share - Diluted	$0.38	$0.24	$0.49	$1.05
Weighted-average shares outstanding – Basic	7,340,748	6,766,565	5,539,000	6,555,371
Weighted-average shares outstanding – Diluted	7,752,359	7,178,176	5,539,000	6,966,982

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
Revenues	$36,377	$14,344	$12,373	$11,386	$74,480
Gross profit	$7,549	$2,819	$2,311	$2,055	$14,734
Net Income	$4,971	$1,639	$1,263	$1,137	$9,010
Earnings per share – Basic and Diluted	$0.90	$0.30	$0.23	$0.20	$1.63
Weighted-average shares outstanding – Basic and Diluted	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$13,514	$11,283	$11,094	$8,793	$44,684
Gross profit	$1,815	$2,509	$2,153	$1,710	$8,187
Net Income	$946	$1,474	$1,243	$942	$4,605
Earnings per share – Basic and Diluted	$0.17	$0.27	$0.22	$0.17	$0.83
Weighted-average shares outstanding – Basic and Diluted	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000

Our revenues, gross profit and net income during the quarterly periods in fiscal 2008 were negatively affected by the global economic downturn and, as a result, were generally less than the revenues, gross profit and net income for the quarterly periods in 2009.  Our revenues, gross profit and net income for the three months ended December 31, 2009 increased significantly in comparison to other quarterly periods in fiscal 2008 and 2009.  The key reasons for this increase in the three months ended December 31, 2009 were increased demand from new and existing customers due to an improvement in general economic conditions during the quarter compared to other quarters, an increase in the amount of advertising minutes sold during the quarter compared to other quarters and a higher average selling price for the time slots we sold during this quarter compared to other quarters, and an increased number of air time we purchased anticipating the demand.  During the three months ended December 31, 2009, we sold approximately $5.1 million of advertising time to new customers.  During this quarter, we also increased our sales to our existing customers.  Existing customers increased their purchases by an aggregate of approximately 752 minutes, as compared to the average number of minutes of 2,677 purchased by our existing clients during each of the first three quarters of 2009.  Additionally, we increased the average price per minute charged for our advertising time by 120% to approximately $10,650 per minute, as compared to the prior three quarter’s average price per minute of approximately $4,848.  We believe that the addition of our new clients will contribute to an overall increase in our revenues, gross profit and net income in future quarters.

 While we believe that our client base will continue to expand in future quarters, we do not anticipate that large increases in the purchase of advertising time will occur similar to the increases experienced in the three months ended December 31, 2009 or that our quarterly results for future quarters will be consistent with our results for the three months ended December 31, 2009.  It is difficult for us to predict our customers' future orders. However, we believe that the size of our customer base and our increase in revenues will continue in future periods.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates.  If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC, and our primary operational currency is the Chinese Renminbi (“RMB”).  Substantially all of our revenues and expenses are denominated in RMB.  However, we use the United States dollar for financial reporting purposes.  Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system.  Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar.  Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China.  While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of China, but may also have a negative effect on us.  For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.  If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change in Auditors

MaloneBailey, LLP

On April 30, 2010, we dismissed AJ. Robbins, PC ("AJ. Robbins") as our independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange.  SRKP 25, Inc. engaged AJ. Robbins to audit its financial statements for the years ended December 31, 2009 and December 31, 2008.  The decision to change accountants was approved and ratified by our Board of Directors.  The reports of AJ. Robbins on the financial statements of the Company for the years ended December 31, 2009 and December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.  Additionally, during the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2009 or its report on the Company’s financial statements for the fiscal year ended December 31, 2008.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of the Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements.  A copy of the letter from AJ. Robbins to the Commission, dated May 6, 2010, was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010.  The Company provided AJ. Robbins with a copy of the disclosure to be included in this Form S-1 Amendment No. 1 and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements.  A copy of the letter from AJ. Robbins to the Commission, dated June 28, 2010, is attached as Exhibit 16.1 of this Form S-1 Amendment No. 1.

We engaged MaloneBailey, LLP (“MaloneBailey”) as our independent registered public accounting firm as of April 30, 2010.  MaloneBailey is and has been CD Media BVI’s independent registered public accounting firm.

DESCRIPTION OF BUSINESS

Overview

We are engaged in the promotion, sale and marketing of advertising packages on Chinese television stations. We purchase advertising time packages that air on CCTV-1, CCTV-2 and CCTV-3, three of the main channels of China Central Television (“CCTV”), the state television station of the PRC, which we repackage and sell to our customers.   Currently we deal mainly with third parties that act as agents for the sale of advertising time slots by CCTV.  We also assist our clients in developing cost-effective advertising programs to maximize their return on their advertising investments by identifying the most appropriate advertising time slots and message points of the advertisements.

We have obtained a large amount of quality advertising time aired on CCTV, including advertising rights to a number of daily television programs on CCTV-1, CCTV-2 and CCTV-3.

Our clients are primarily entities seeking to advertise their own products or services that purchase advertising packages, either directly from us or indirectly through third party advertising agencies. These entities include large companies in China such as Hualong Group, Dabao Group, Grace China Co., Ltd. and Hengan International Group Co., Ltd., most of which purchase time packages from us through their advertising agencies.   These companies accounted for 2.3%, 3.4%, 4.7% and 5.1%, respectively, of our total revenues for the year ended December 31, 2009.

Industry

General

China is one of the world’s largest consumer markets.  In 2009, China’s gross domestic product (“GDP”) increased 8.7% over 2008 according to the National Bureau of Statistics of China.  China’s GDP for 2008 increased 9% over 2007.  This rapid economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base. Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries.  As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s Advertising Market

With China’s economic growth, its advertising market has also grown rapidly.  China’s major advertising spending categories consist of television, print, radio, and internet, with television having the widest coverage and the greatest impact. The continued rapid growth in China’s advertising market has been, and is expected to be, largely driven by the rapid growth in disposable income and corresponding consumer spending of China’s growing middle class.  This growth in disposable income is expected to be a key driver in supporting advertising spending growth as corporate budget decisions on advertising are expected to be largely driven by disposable income growth, not by economic cycles.

The advertising agency industry in China is still highly fragmented, with a large number of small, independent domestic agencies mainly focusing on resales of advertising time. The majority of these companies act as sellers of advertising time for television networks that have limited capabilities to conduct the sales internally. Brand development is essential in China.  In light of Chinese consumers’ general brand-sensitiveness and brand-responsiveness, advertising strategies in China tend to focus on increasing brand penetration and awareness, through product-based advertising strategies.  We believe that the intense competition among both international and domestic companies to increase awareness of their brands in China will cause advertisers to continue to make substantial investments in their brand-building and advertising campaigns targeted at the market in China.  In addition, China’s advertising spending per capita and as a percentage of GDP has been low relative to other countries, suggesting that there is growth potential as the consumer market develops and companies compete through advertising to attract consumer spending.

Television

China has emerged as the largest television viewing nation in the world with a national television coverage of over 96% or a potential audience of over 1.2 billion individuals. Television channels have increased to over 3,000 in 2009, and the number of hours of television programming increased to over 2,700,000 in 2009.

Despite the large number of television stations in China, there are only a limited number of television networks that provide national coverage, among which CCTV, the national broadcasting network owned by China’s central government, still provides the most comprehensive national coverage for advertisers. CCTV has 21 public channels that can be viewed nationwide. Although there is one nationally broadcast satellite channel in each province, none of these channels reaches CCTV’s level of coverage or has a wide selection of highly rated programs. As a result, CCTV continues to be the preferred choice of television advertisers.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages:

Comprehensive television advertising offerings

Our core resource consists of television advertising time that we have purchased from third parties that either act as agents for the sale of advertising time slots by or purchase advertising time slots directly from CCTV on some of the most watched television channels in China. We seek to enhance our clients advertising campaigns by identifying strategies and helping to create a comprehensive television advertising plan that suits their specific needs. We conduct market research and assist our customers in implementing a messaging strategy and in choosing the most appropriate advertising times and packages to help our customers maximize their advertising investment.   Our production consulting services team assists clients to integrate market resources, design their television advertisements, find partners to assist them with the actual production of their commercials and design and package content for public service announcements. We provide distribution channels on a national scale to implement our clients’ marketing and branding campaigns through our access to certain highly rated CCTV programs and also monitor and assess the advertisements.

Popular product and service mix

For 2010, we have secured advertising rights on CCTV-1, CCTV-2 and CCTV-3 for a variety of daily television programs ranging from children’s programs to entertainment shows and from daily news programs to drama series. With our prime time advertising time packages as well as our cost-efficient daytime advertising packages, we are able to offer flexible, bundled advertising packages designed to suit our clients advertising needs and preferences, maximize the advertising impact of their television offerings and achieve our clients’ advertising and marketing goals.

Diversified customer base

During the year ended December 31, 2009, we had over 150 different customers across China.  Our client base spans a wide range of sectors and industries, such as telecommunications, pharmaceuticals, financial services, textile, food and other consumer product industries.  We believe the range and depth of our client base enhances our reputation in the advertising industry and positions us to continue to attract new advertisers.  Our integrated advertising agency services and our production consulting services allow us to be more responsive to clients’ specific requirements. As a result, we enjoy significant flexibility in tailoring our service offerings to meet clients’ needs and enhance our service quality and effectiveness.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes.  Members of our senior management team also have significant experience with respect to key aspects of our operations, including sales and marketing.

Strategy

Our goal is to become a leading provider of integrated advertising services in China. We intend to achieve this goal by implementing the following strategies:

Maximize our existing resources to increase our profitability

We plan to use our CCTV advertising resources and advertising production consulting services expertise to further increase our profitability by:

•	expanding our sale force by recruiting experienced and knowledgeable sales personnel to increase the use of our current portfolio advertising time packages and to attract new advertising customers;

•
strengthening relationships with our existing clients to increase the rate of renewals of contracts and cross-promoting our production consulting services to our advertising agency services clients; and

•	exploring new opportunities for expanding our production consulting service offerings to new and existing clients.

Expand our purchases of advertising time on CCTV

We intend to increase our purchases of advertising time aired on CCTV based on our analysis of our advertising clients’ evolving needs and the inventory of available advertising time.  We believe that increasing the number and variety of advertising time slots within the CCTV network will enable us to serve the needs of our clients who need to reach a diverse group of television viewers. In the future, we intend to increase our purchase advertising directly from CCTV which we believe will provide access to a wider variety of advertising opportunities.

Develop regional television advertising opportunities

We intend to leverage our successful business model to build relationships with providers of advertising time aired on certain highly rated regional television networks.  We plan to target regional markets by providing services that are focused on and responsive to the needs of local advertisers and the preferences of local television viewers and by approaching regional television networks or third party agents or providers to purchase advertising time directly from them. We believe that our purchase of advertising time aired on regional networks will allow us to offer our clients new ways to reach their target audience and allow us to expand our client base to regional advertisers who desire a more targeted marketing strategy.

Enhance our production consulting services and begin providing production services

We currently offer production consulting services pursuant to which we help our clients to integrate market resources, design their television advertisements, find partners to assist them with the actual production of their commercials and design and package content for public service announcements. We plan to actively market our production consulting capabilities to potential as well as to existing clients and make these services part of our core value-added service package to increase customer loyalty. We also intend to begin providing production services by opening a production studio which will allow us to shoot commercial television advertisements and public service announcements for clients in China. Upon further expansion of the scope of our business license, a production studio will also enable us to produce proprietary television programming, such as entertainment programs, television drama and documentary series for broadcasting on CCTV and other regional television networks. We believe that building a library of attractive proprietary content will improve our overall financial and operational stability by mitigating the risk and impact of adverse changes in any one of our operating environments, such as a potential slowdown in one or more advertising channels, and by generating additional revenues from selling our content to CCTV and other regional networks. We are currently not able to produce proprietary television programming until we expand the scope of our business license, which does not allow us to produce such programming. While we have no experience in providing production services or directly producing proprietary television programming, we have in the past, through CD Media Beijing, been involved in the production of a television series, “Chi Dan Zhong Xin,” pursuant to a cooperation agreement with a television production company, under which we supervised the cash distribution process for the series. We were also involved in the production of an animation series, “Xiao Mo Dou,” pursuant to a cooperation agreement with a media distribution company and a software development company, under which we were responsible for funding, marketing and promoting the series.   Our supervision of the cash distribution process for the Chi Dan Zhong Xin series and our funding, marketing and promotion of the Xiao Mo Dou series did not constitute production work of television series which would require expansion of the scope of business license of CD Media Beijing, but was within the scope of CD Media Beijing’s business license because CD Media Beijing’s provision of support services for these series is not prohibited by its license.  CD Media Beijing was never the registered copyright owner of either of the two television series, but its interests in these two television series were limited to economic rights based on the relevant cooperation agreements, including the rights to receive certain percentages of the profits deriving from the series.  CD Media Beijing’s economic interest in such productions did not violate its business license because CD Media Beijing did not directly perform any production services.   We do not have any specific plans regarding our expansion into production services and are currently unsure of when we will begin to provide such services or open a production studio.

Expand into new advertising platforms

We intend to expand our media resources in new advertising media platforms, including the Internet, radio, mobile devices and indoor or outdoor flat panel displays.  These advertising platforms, especially the Internet and mobile devices, are becoming increasingly popular alternative advertising mediums among advertisers. We believe that our expansion into new media platforms will enable us to offer added value to our clients by providing them with an avenue to reach consumers and will strengthen our competitiveness in the advertising industry.

Pursue acquisitions to broaden our service offerings and advertising platforms

The advertising market in China remains highly fragmented, and the majority of advertising companies are regionally focused with relatively few attaining national scale.  We will consider strategic acquisitions that will provide us with a broader range of service offerings and access to new markets and new advertising media platforms.  When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management.

Advertising Packages

We purchase blocks of advertising time mainly from third-party agents of CCTV and repackage the time blocks into smaller time slots, which is then sold to our customers. These third parties agents act as wholesale distributors of advertising time, and acquire the time blocks directly from CCTV. We currently only sell advertising time for airing on CCTV. Advertising packages are packages of advertisements that air together at various times during the day and during a wide variety of programs on three CCTV channels, CCTV-1, the most watched CCTV channel, CCTV-2, a financial information channel that is the seventh most watched channel in China, and CCTV-3, an arts and entertainment channel that is the third most watched television channel in China.

For 2009, the largest third-party agent suppliers to the Company are Beijing Qidi Xingye Advertisement Company Ltd., Beijing All TV Advertisement Company Ltd., Beijing Kuanshi Shentong Advertisement Company Ltd. and SRX Media and Advertisement Company Limited, which accounted for 4.8%, 6.8%, 5.1% and 8.2%, respectively, of our purchases of advertising time during the year ended December 31, 2009. For 2008, the largest third-party agent suppliers to the Company are Beijing Qidi Xingye Advertisement Company Ltd, Beijing Yinsong Advertisement and Arts Company Ltd, Beijing Oriental Bojie Advertisement Company Ltd and Beijing Benzou Xianggao Advertisement Company ltd, which accounted for 11.8%, 9.7%, 9.0% and 8.0%, respectively, of our purchases of advertising time during the year ended December 31, 2008. For 2007, the largest third-party agent suppliers to the Company are Beijing Qidi Xinye Advertisement Company Ltd, Beijing Yinshong Advertisement and Arts Company Ltd, ZBeijing Shijie Global Advertisement Center and Beijing Yinshan Creative Advertisement Company ltd, which accounted for 28.9%, 13.4%, 7.2% and 5.7%, respectively, of our purchases of advertising time during the year ended December 31, 2007.

We are required to make advances for our future purchases from vendors. At first, these advances are deposits.  They are then used as advances for purchases of specific blocks of advertising time. We are committed to pay the balance, usually prior to the scheduled broadcast. We use these advances as consideration to buy advertising time based on what we believe would be desirable to our advertising customers. At year-end, we also make advances to our vendors which do not correspond to any specific advertising time slots. These advance payments represent a formal commitment evidencing our future intention to purchase time slots from these vendors. These advance payments will be applied when we identify and purchase specific blocks of advertising time. At year-end, it is our normal business practice that we pay larger unspecified advance payments to our vendors to indicate our intention to do business with them in the forthcoming year and to secure the opportunity to buy the most desirable time slots from them.

The practice of paying supplier advances has been the key part of building a trusted business relationship with our suppliers. Our advances represent our commitment to purchasing television commercial time slots in the next few months from suppliers since the advances are not refundable. Suppliers are more confident in setting aside time slots for us for our future purchases after receiving advances from us.  The advances also demonstrate our capability to pay. While we do not obtain any legal rights from our suppliers for our advances, we obtain advantages from the suppliers to lock up favorable time slots time slots in advance, as compared to other companies which do not pay advances. By paying advances, we sometimes also obtain price reduction incentives from our suppliers, which are determined after negotiations with the supplier when we make our final purchases of time slots with our advances.

Our purchases of advertising time are seasonal in nature.  We purchase more advertising time during the first and last quarters of the fiscal year due to Chinese New Year, which occurs during the first quarter.  Advertisers tend to purchase more television advertising time during the first and fourth quarters each year in order to gain greater exposure to consumers prior to and during Chinese New Year, during which time consumers increase their purchases and spending.   In addition, we do not restrict our advertising purchases to a set schedule and instead conduct purchases throughout the year based on an evaluation of our and our customers’ need, not on actual orders received from customers.

Advertisers or their agencies typically provide advertising content to be broadcast in the time slots they purchase from us. We set the prices of advertising slots based on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand.  Different advertising time slots are sold at different prices.  We negotiate the pricing terms for the advertising time slots with third party providers that either act as agents for CCTV or purchase advertising time directly from CCTV.

We enter into contracts with our advertiser clients, which specify the advertising package, the time slots or the programs within which advertisements will be broadcast and the relevant price for the advertising package. For advertisers who purchase advertising packages from us through an advertising agent, we enter into similar contracts with the advertising agent.

We usually require the agreed advertising fees to be paid in advance before the advertisements are broadcast. Third parties offering advertising time aired on CCTV have been increasing the prices charged to us for many of their advertising time slots every year since our establishment, and we expect that they will continue to raise such prices in the future. We believe that we will be able to pass on these price increases to our clients, however, there is no guarantee that we will be able to do so.

Our typical television advertising packages with CCTV include the following:

CCTV-1 and CCTV-2 Program Guide Set: Our Program Guide Package for CCTV-1 and CCTV-2 includes advertising time slots on these channels throughout the daytime and nighttime programming.  The advertisements run during various programs, including After Diet Everyday, After Red Sunset, Before Today Law Statement, After Today Law Statement, and Before Eastern Sky. This package airs at least ten times per day and can reach an audience of approximately 120 million persons per day in the PRC.

CCTV-3 Program Sets:  We offer various program sets that air on CCTV-3 during various programs and at various frequencies during the week.  Our CCTV-3 program sets include:

•
CCTV-3 Elite Set:  Our Elite Set airs the most frequently at 52 times per week.  Advertising slots in the Elite Package air during programs such as Dream Theater, The Same Song, Art Life, Happy China Tour, Star Avenue and Want to Challenge.

•	CCTV-3 Art Diamond Set: Our Art Diamond Set airs at least 49 times per week during programs such as Golden Years and Behind the Scenes.

•	CCTV-3 Program Guide Set: Our Program Guide Set airs at least 49 times per week at the break between two programs, Golden Years and The Same Song.

•	CCTV-3 TV Drama Set: Our TV Drama Set airs at least 47 times per week during the break between two programs, Passion Square and Wanna Challenge.

•	CCTV-3 Art Daytime Set: Our Art Daytime Set airs at least 44 times per week during the break between two programs, Animal World and TV Series.

•	CCTV-3 Art Comprehensive Set: Our Art Comprehensive Set airs at least 36 times per week during the break between two programs, Worldwide and Dream Theatre.

•	CCTV-3 Elite Art Set: Our Elite Art Set airs at least 27 times per week during such programs as Passion Square, Behind the Scenes, and Golden Years.

•	CCTV-3 Golden Art Set: Our Golden Art Set airs at least 25 times per week during such programs as Entertainment Express.

•	CCTV Classic Art Set: Our Classic Art Set airs at least 20 times per week during such programs as International Art, China Stage and New Audio.

•	Art Time Set: Our Art Set airs at least 25 times per week during such programs as Art Arena and Passion Square.

•	Chinese MTV Set: Our Chinese MTV Set airs at least 20 times per week during such programs as New Audio and Date With You.

The packages above are examples of our typical packages that we offer throughout the year.  We constantly evaluate our customer needs and preferences and will adjust our packages accordingly.

The advertising time that we purchase changes from year to year and each year we purchase advertising time during different programs.  We purchase certain time slots prior to the start of each quarter and package the time as described above for our regular clients.  Also, during the year we allow ourselves lead time to make purchases and re-package the time prior to sale to our clients.  We change our packages yearly depending on the advertising time that we purchase.  Our purchases are not restricted to a set time schedule or content; instead we conduct purchases throughout the year based on an evaluation of our and our customers’ need.

Production Consulting Services

We currently provide a small amount of production consulting services, in which we help our clients to integrate market resources, design their television advertisements, find partners to assist them with the actual production of their commercials and design and package content for public service announcements.  We currently provide these services to our existing customers who purchase advertising time from us.

Our Customers

We have more than 150 customers in major provinces and cities across China.  Our customers include both companies seeking to advertise their own products or services and advertising agencies that purchase advertisement packages for their clients.  In 2009, non agency corporate advertisers and advertising agencies accounted for 70% and 30%, respectively, of our total customers.  Our advertising time slots on CCTV are attractive to our advertising agency customers and have enabled us to establish relationships with both national and international advertising agencies. We have also established business relationships with many leading domestic and international advertising agencies, some of which are members of the American Association of Advertising Agencies, who introduce clients to us for all of our services.

Our advertiser clients come from a wide range of industries.  The following table sets forth the breakdown of revenue contributions in by the industries in which our clients operate:

Industry	Percentage of Total Revenues in the nine months ended September 30, 2010	Percentage of Total Revenues in the year ended December 31, 2009
Food and beverages	31.8%	7.9%
Household products and electronic appliances	29.1%	28.7%
Pharmaceuticals	10.8%	16.9%
Cosmetics	8.3%	5.1%
Fashion	7.6%	20.6%
Gold	2.0%	6.1%
Paper and tissue	2.0%	7.3%
Telecommunications and information technology	0.7%	2.1%
Others	8.1%	5.3%
Total	100.0%	100.0%

For the nine months ended September 30, 2010 and 2009, our top five customers accounted for 19.5% and 24.6% of our total revenues, respectively.  None of our customers during the nine months ended September 30, 2010 accounted for more than 10% of our revenues for the period.  For the year ended December 31, 2009, our top five customers accounted for 20.0% of our total revenues. None of our customers for the year ended December 31, 2009 accounted for over 10% of our revenues.  None of our customers for the year ended December 31, 2009 accounted for over 10% of our revenues. For the year ended December 31, 2008, our top five customers accounted for 30.7% of our total revenues.  We had one customer, Hua Long Group, who accounted for at least 10% of our revenues for the year ended December 31, 2008. Hua Long Group accounted for approximately 12.3% of our revenues in 2008. The loss of any of these customers could have a material adverse effect on our results of operations.

Sales and Marketing

We market and sell advertising time slots to advertising agencies and corporate clients in a variety of different industries.  As we continue to expand our service offerings, we intend to sell various services to our existing client base.

We separate our sales staff into teams which are responsible for specific industries so that our staff members can provide our advertising clients with information specific to the industry in which they operate.  Although the majority of our marketing staff has prior experience working in the advertising industry, we train and educate our sales and marketing personnel to ensure that they are familiar with our service offerings and the advantages that our services offer over our competitors.

Our sales and marketing personnel coordinate with our clients to help effect their advertising goals. We work closely with our clients to understand their industry, business and marketing needs in order to deliver customized and effective television advertising solutions.

We market our services primarily through direct marketing, trade shows and other media events, including participating in advertising industry award competitions, trade shows, festivals, academic seminars and conferences to promote brand awareness of our company and our services.

To encourage our sales staff, we provide commission based bonuses for our sales and marketing personnel.  We periodically evaluate the performance of our marketing personnel and pay seasonal quarterly bonuses and annual bonuses to each staff member.

Quality Control

We strive to provide our clients with high-quality, cost-effective services.  We analyze the content of each of the advertisements to be broadcast on CCTV pursuant to our advertising packages to assure the advertisement’s compliance with all PRC laws, rules and regulations.  We also monitor the broadcasting of our clients’ advertisements to ensure that they are properly broadcast at the correct time as specified in our agreements with our clients.  In addition, we provide training to our employees to ensure that they are knowledgeable about any new developments and regulations affecting out business and the advertising industry so that our employees can provide outstanding services to our customers.

Competition

The advertising industry in China is very competitive and highly fragmented.  Due to the highly fragmented nature of the industry, we cannot accurately determine our share of the television advertising market in the PRC.  Many of our competitors have significantly more financial, marketing and other resources than we have.  We compete with other advertising businesses primarily on the basis of service quality, available advertising time slots, price, reputation and relationships with television networks. We face competition with other television advertising agencies for the limited number of time slots available on the CCTV channels. Our main competitors in the television advertising sector in the PRC include China Mass Media Corp. Who’s Who Corp. and Impression Media Group.  In addition, we face competition from other alternative advertising media companies, such as the Internet, street furniture, billboard, frame and public transport advertising companies, and with other traditional advertising media, such as newspapers, magazines and radio.  We may face increase competition in the future from new entrants into the PRC advertising market from foreign-owned advertising companies who can enter the PRC advertising sector in accordance with PRC law.

Insurance

We maintain property insurance for our automobiles. We do not maintain any other types of insurance. We believe our insurance coverage is customary and standard for similarly sized companies in our industry. However, we cannot assure you that our existing insurance policies are sufficient to insulate us from all losses and liabilities that we may incur.

Employees

As of September 30 2010, we had approximately 114 full-time employees.  All of our employees are based inside China.  We have not experienced any work stoppages and we consider our relations with our employees to be good.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds were approximately $16,212 and $9,397 for the nine months ended September 30, 2010 and 2009, respectively, and $13,384 and $13,318 for the years ended December 31, 2009 and 2008, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

Under PRC laws, we are required to make contributions to a housing assistance fund for employees based in China.  Any increase in contributions to the housing assistance fund will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work.  Pursuant to PRC regulations governing the advertising businesses, including the Advertising Law promulgated by the National People’s Congress on October 27, 1994 (the “1994 Advertising Law”), the Advertising Administrative Regulations (1987) and the Implementing Rules for the Advertising Administrative Regulations (2004), advertising companies must obtain a business license for its advertising activities from the State Administration for Industry and Commerce (the “SAIC”) or its local branches.  CD Media Beijing’s business license covers its present business to design, create, handle (as agent), and release advertisements in the PRC for domestic and foreign investors; to arrange cultural communications (excluding shows); to undertake exhibitions and presentations;  and to provide advertising consulting services (excluding intermediary services).  CD Media Huizhou’s business license permits CD Media Huizhou to design, handle (as agent) and organize cultural communications (excluding news releases and advertisement making), provide cultural consulting services and to design images for advertising.  Companies that operate outside the scope of their licenses can be subjected to fines, disgorgement of income and ordered to cease operations.  Prior to expanding our business beyond that of our business licenses, we may be required to apply and receive approval from the relevant PRC government authorities.

Regulation of Advertising Content

The PRC government regulates the content for advertisements in China.  Laws, rules and regulations implemented by the PRC government prohibit, among other things, false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest.  Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are not permitted. Advertisements for tobacco may not be broadcast on television.  Restrictions also exist regarding the advertisement of patented products and processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. All advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, along with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination.

Advertisers, advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and accurate and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the specified supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws, rules and regulations. Prior to distributing advertisements for items that are subject to government censorship and approval, advertising distributors must confirm that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for their advertising business operations. Additionally, advertisers, advertising agencies or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Television Advertising

The PRC government also regulates television advertising.  The State Administration of Radio, Film, and Television (the “SARFT”) promulgated the Administration of Advertisement Broadcasting of Radio and Television on September 11, 2009 that became effective on January 1, 2010 which has superseded the Interim Measures of Administration of Advertisement Broadcasting of Radio and Television in 2003 that became effective on January 1, 2004.  This regulation is applicable to advertisement broadcasting operations of all radio and television stations and channels and contains many restrictions.   The 2009 Administration of Advertisement Broadcasting of Radio and Television limits the aggregate time for broadcasting of advertisements to 12 minutes for every hour’s program by television stations.   Television stations may not interrupt regular television programs for advertisements.  Advertisements may only be shown during normally scheduled breaks between programs.  Advertisements must be clearly distinguishable from other television programs and may not be broadcast in the form of news reports or other similar forms.  Advertisements for certain products are further restricted.  For example, advertisements for alcohol may not be broadcast more than 12 times per day and only 2 advertisements may appear between the hours of 7:00 p.m. CST and 9:00 p.m. CST on each channel. Each television channel must also broadcast public service advertisements for no less than 3% of its aggregate available advertising time.

The 2009 Administration of Advertisement Broadcasting of Radio and Television also provides that registration review and filing systems must be established and maintained for all advertising businesses.  Advertising fees must be reasonable and rates and fee collection methods must be filed with the PRC Commodity Price Administration and the SAIC. Under the Implementation Rule of Advertising Industry Administration, or the Implementation Rule, promulgated by the SAIC, as amended, the advertising agent fee may not be more than 15% of the advertising fees. The advertising customer must provide relevant documents, including certificates rendered by relevant supervisory administrations before we can deliver or place its advertisements.

We assure that all of our advertisements comply with all applicable laws, rules and regulations. Our employees are trained to inspect advertising content for compliance with relevant laws and regulations. We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements in our business. In the event that any of the advertisements our advertising customers or agencies provide to us or our affiliated entities, and which we or our affiliated entities include in advertising, are not in compliance with relevant PRC advertising laws, rules and regulations, or when these advertisements have not received required approvals or do not comply with content requirements, we will remove the advertisements as soon as we notice such violations.

Limitations on Foreign Ownership in the Advertising Industry

The main regulations governing foreign ownership in the PRC advertising industry include:

•	The Catalogue for Guiding Foreign Investment in Industry (as amended in 2007);

•	The Measures on Administration for Foreign-invested Advertising Enterprises (as amended in 2008); and

•	The Notice Regarding Investment in the Advertising Enterprises by Foreign Investors through Equity Acquisitions (2006).

The above regulations require that a foreign entity may invest directly in the PRC advertising industry only if it has at least two years of direct operations in the advertising industry outside of China.  Since December 10, 2005, foreign investors have been permitted to own directly a 100% interest in advertising companies in China, but such foreign investors are required to be a company with advertising as its main business and to have at least three years of operations outside of China. PRC laws and regulations do not permit the transfer of any approvals, licenses or permits, including business licenses containing a scope of business that permits engaging in the advertising business.

The establishment of a foreign-invested advertising enterprise, by means of either a new establishment or equity acquisition of an existing domestic advertising company, is subject to examination by the SAIC or its authorized branch at the provincial level and the issuance of an Opinion on the Examination and Approval of the Foreign-invested Advertising Enterprise Project. Upon obtaining such Opinion from the SAIC or its relevant branch, an approval from the Ministry of Commerce or its competent local counterparts is required before a foreign-invested advertising enterprise may apply for its business license. In addition, if a foreign-invested advertising enterprise intends to set up any branch, it must meet the requirements that (i) its registered capital has been fully subscribed and contributed and (ii) its annual advertising sales revenues are not less than RMB 20 million.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.  The National Labor Contract Law has enhanced rights for the nation’s workers, including permitting open-ended labor contracts and severance payments.  The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees.  It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice or the employee has worked for the employer for a consecutive ten-year period.

Regulations on Trademarks

Both the PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, and the Implementation Regulation of the PRC Trademark Law, adopted in 2002, provide protection to the holders of registered trademarks. The State Trademark Bureau, under the authority of the SAIC, handles trademark registrations and grants rights of a term of 10 years in connection with registered trademarks. License agreements with respect to registered trademarks must be filed with the State Trademark Bureau.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions.  Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE.  Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce (“MOFCOM”), SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

We lease our principal corporate office located at Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China under a 2 year lease that expires on November 1, 2011.   Rental expenses under this lease total RMB322 (US$47) per month.  We are in the process of filing and registering this lease with the relevant government authority in the PRC.

We lease office space at CD Media Beijing’s registered office, Room 119, No. 12 North Shi Long Road, Meng Tou Gou District, Beijing, pursuant to a lease that expires on October 25, 2011.  Rental expenses under this lease totaled RMB 5,000 (US$755) per month.

CD Media Beijing also leases approximately 404.5 square meters of office space in Beijing for operations pursuant to a lease that expires on April 2, 2011.  Rental expenses under this lease total RMB 55,000 (US$8,088) per month. We are in the process of filing and registering this lease with the relevant government authority in the PRC.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus.

Name	Age	Position
HaiMing Fu	36	Chief Executive Officer
HuiHua Li	38	Chairman of the Board
Dapeng “George” Duan	36	Chief Financial Officer and Corporate Secretary
ZhiFeng Yan	37	Director
David De Campo	58	Director
Yue Lu	37	Director
Fang Yuan	45	Director

HaiMing Fu has served as the Chief Executive Officer of the Company since July 2010.  Mr. Fu served as a director of the Company from April 2010 to July 2010.  Mr. Fu served as General Manager of CD Media Beijing from January 2009 to June 2010.  From May 2006 to December 2008, Mr. Fu served as Vice General Manager of CD Media Beijing. From March 2001 to April 2006, Mr. Fu served as the Vice President of Business Expansion and Implementation of Beijing Future Advertisement Company.  Mr. Fu received a bachelor’s degree in mechanics engineering from Neimonggu Mechanics University in 1999.

HuiHua Li has been the Chairman of the Board of the Company since April 2010.  Mr. Li served as Chief Executive Officer of the Company from April 2010 to July 2010.  Mr. Li has served as Chief Executive Officer of CD Media BVI since November 2009.  Ms. Li has also been a director of CD Media BVI since March 2010. Ms. Li has also served as the Executive Director of CD Media Beijing since August 1, 2010.  From February 2003 to June 2009, Ms. Li was self-employed at a self-owned electronic products business. From January 1998 to December 2002, Ms. Li was a Financial Controller in the accounting and capital management department of Huizhou Tongda Electronic Co., Ltd. From February 1994 to December 1997, Ms. Li was an Accountant at Tuopu Technology Co., Ltd. (Huizhou).  From July 1990 to October 1993 Ms. Li served as a Quality Assurance Supervisor at Zhongou Electronic Co., Ltd. (Huizhou). Ms. Li received a degree in accounting from the Accounting Department of Huizhou Business School in 1990.  We believe that Ms. Li is qualified to serve a director of our Company due to her knowledge of our business operations from her prior and current employment positions with CD Media BVI and CD Media Beijing, as well as her prior employment experience in financial management.

Dapeng “George” Duan became the Chief Financial Officer and Corporate Secretary of the Company on August 3, 2010.  From August 2006 to July 2010, Mr. Duan was a Senior Internal Auditor of CME Group.  From October 2004 to July 2006, Mr. Duan was a Senior Associate/Associate at KPMG LLP.  From June 2001 to September 2004, he was a Senior Accountant at Corbert, Duncan & Hubly P.C. and from August 1996 to July 1999, he was a Senior Accountant/Accountant at China National Overseas Trading Co.  Mr. Duan received a Bachelor’s degree in Economics-Accounting from the University of International Business and Economics in Beijing, China in May 1996, a Master of Accounting from Western Illinois University in May 2001 and an MBA in Finance and Entrepreneurship from the University of Chicago Graduate School of Business in June 2009.  Mr. Duan is also a licensed certified public accountant in the State of Illinois.

ZhiFeng Yan has served as a director of the Company since July 2010. Mr. Yan has served as General Manager of CD Media Beijing from June 2001 to December 2008.  Since June 2007, Mr. Yan has served as the General Manager of Beijing Key Point Media Co. Ltd.  From March 1999 to November 2002, Mr. Yan was the Vice Sales Director of Beijing Huashi Yide Advertising Co., Ltd.  From June 1998 to March 1999, Mr. Yan was a Customer Manager of the CCTV Economic Move and Television Center.  Mr. Yan has a Bachelor’s degree in Business Administration from the University of International Business and Economics.  We believe that Mr. Yan is qualified to serve on our board of directors due to his extensive knowledge of our business acquired from his prior service as the General Manager of CD Media Beijing and his broad knowledge of the Chinese advertising industry in general from his prior employment at CCTV and other advertising companies in the PRC.

David De Campo has served as a director of the Company since November 2010.  He was recently been appointed as a Director and Chairman of the Audit Committee for GRG International Ltd. a company listed on the Australian Stock Exchange (the “ASX”).  Since August 2007, Mr. De Campo has served as the Execute Director of CHS Pty. Ltd., a wholesaler in the pharmaceutical industry in Australia. Mr. De Campo has also served as a Director and member of the Audit Committee of Open Universities Australia Pty. Ltd., a provider of tertiary education online, since May 2008.  From May 2005 to February 2007 he served as the Executive Director of Business Development for Jumbo Ltd., an ASX listed company operating in the Internet Services market place. In May 2005 Jumbo Ltd. acquired TMS Global Services Pty. Ltd., of which Mr. De Campo was Chairman and Chief Executive Officer. TMS was an online seller of Australian lottery products. Mr. De Campo had been Chairman and Chief Executive Officer of TMS Global Services Pty. Ltd. since May 2003.  From late 1999 to May 2003, he served as the Australian Operative for Cullen Investments Ltd., a private investment firm based in New Zealand. Cullen Investments, amongst other acquisitions, had acquired a controlling stake in TMS Global Services Pty. Ltd. in late 2000.  During this period with Cullen Investments, Mr. De Campo served on the following companies Boards:  Non Executive Director of RMG Ltd., an ASX listed company involved in Consumer Credit Collection; Canbet Ltd. (Chairman), an ASX listed company involved in on-line gaming activities; and Tasman Capital Pty. Ltd., a Funds Management entity.  From May 1998 to September 1999, he served as the Managing Director of Liberty-One Services Pty. Ltd.  Prior to that, he served as the Managing Director Australasia of Lucent Technology Ltd., a telecommunications equipment manufacturer.  Mr. De Campo received a Bachelor’s degree in Electrical Engineering in 1974 and an MBA in 1979, both from Melbourne University.  We believe that Mr. De Campo is qualified to serve on our board of directors due to his vast prior business experience and his knowledge of board of director and audit committee roles obtained from his current and prior service on the boards of directors and audit committee of several ASX-listed companies.

Yue Lu has served as a director of the Company since November 2010.  He has also served as the Financial Controller of Towona Media Holding Company, a provider of outdoor advertising, since August 2009.  Mr. Lu served as the Vice General Manager of the Finance Department of Simcere Pharmaceutical Group (NYSE: SCR) from November 2006 to July 2009.  Prior to that, Mr. Lu served as a Senior Analyst at Kodak China from July 2006 to November 2006. From April 2006 to June 2006, Mr. Lu was served as financial controller at Sun New Media Group.  From March 2003 to March 2006, Mr. Lu was served as financial controller of Lenovo-Asiainfo. Mr. Lu received a Bachelor’s degree in Accounting from the University of International Business and Economics in China in 1996 and a Master’s degree in Accounting from Iowa State University in 2002.  Mr. Lu is a U.S. certified public accountant in Illinois.  We believe that Mr. Lu is qualified to serve on the board of directors of our Company due to his current and prior experience as a financial manager, his accounting-related education and his status as a U.S. certified public accountant.

Fang Yuan has served as a director of the Company since November 2010.  Dr. Yuan has also served as a Professor at China Media University since January 2006.  From December 2000 to December 2005, Dr. Yuan was the Media Director of China Central Television (CCTV).  Since 2000, Dr. Yuan has provided consulting services to over 20 of China’s main television stations.  Dr. Yuan received a Ph.D. in Philosophy in 1995 from China People’s University.  We believe that Mr. Yuan is qualified to serve as a director of our Company due to his extensive knowledge of the Chinese advertising industry and his prior employment with CCTV.

Family Relationships

There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees and Director Independence

Under the listing standards of the NYSE Amex, a listed company’s board of directors must consist of a majority of independent directors. Certain exceptions are available for this requirement but we do not qualify for any such exception. Currently, our board of directors has determined that each of David De Campo, Yue Lu, and Fang Yuan is an “independent” director as defined by the listing standards of NYSE Amex currently in effect and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.

Audit Committee

We established our Audit Committee in November 2010. The Audit Committee consists of David De Campo, Yue Lu, and Fang Yuan, each of whom is an independent director. Yue Lu, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 23, 2010.

Compensation Committee

We established our Compensation Committee in November 2010. The Compensation Committee consists of Yue Lu and Fang Yuan, each of whom is an independent director.  Mr. Lu is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is filed as Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on November 23, 2010.

Nominating Committee

The Nominating Committee consists of Yue Lu and Fang Yuan, each of whom is an independent director. Mr. Yuan is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting, fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee Charter is filed as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on November 23, 2010.

Code of Business Conduct and Ethics

On October 8, 2010, our Board of Directors approved an Amended and Restated Code of Conduct and Ethics (the "Code of Ethics") that applies to all of the directors, officers and employees of the Company. The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the Code of Ethics is filed as Exhibit 14.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2010.  Requests for copies of the Code of Ethics should be sent in writing to China Century Dragon Media, Inc., Attention: Secretary, Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on April 30, 2010, we were a “blank check” shell company named SRKP 25, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 25, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 25’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities.  Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 25 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by CD Media Beijing until the closing of the Share Exchange, including for the year ended December 31, 2009 and the period from January 1, 2010 to April 30, 2010.  The Executive Director of CD Media Beijing, HuiHua Li, determined the compensation for herself and the other executive officers of CD Media Beijing that was earned in fiscal 2009 and the period from January 1, 2010 to April 30, 2010. In addition, the Board of Directors of CD Media Beijing approved the compensation.  From January 1, 2010 to April 30, 2010 and during the fiscal years of 2009, 2008 and 2007, the compensation for CD Media Beijing’s named executive officers consisted solely of each executive officer’s salary and cash bonus.  The Board of Directors of CD Media Beijing believes that the salaries paid to our executive officers during 2009 and the period from January 1, 2010 to April 30, 2010 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to CD Media Beijing, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of CD Media BVI were appointed as our executive officers and we adopted the compensation policies of CD Media Beijing, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution.  We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  In determining market rate, we review statistical data collected and reported by the Beijing Labor Bureau which is published monthly.  The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors.  In particular, we use the data for the advertising services sector as our benchmark to determine compensation levels because we operate in Beijing as a provider of advertising services.  Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector.

Corporate performance goals include selling more advertising time.  Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.  As motivation to our management team, we provide commission based bonuses to management personnel.  We periodically evaluate the performance of our management personnel and pay seasonal bonuses three times per year and annual bonuses to each member of management in an amount up to .3% of the sales revenues generated by such staff member.

If we successfully complete our proposed listing of our common stock on the NYSE Amex, we may increase the amount of our bonuses to management personnel if corporate and individual performance goals are met.  Generally, the amount of an annual bonus, when awarded, will be equal to one month’s salary plus 5% to 25% of the individual's annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.

Our board of directors established a compensation committee in November 2010 comprised of non-employee directors. The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Prior to the formation of the compensation committee, HuiHua Li determined the compensation for our current executive officers. In 2011, our compensation committee will determine compensation levels for our executive officers. We have established a compensation program for executive officers for 2011 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. If paid, bonuses for executive officers in 2011 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on the NYSE Amex in 2011, we intend to adjust our compensation evaluations upwards in 2011, including through the payment of bonuses.  However, in such case, we do not intend to increase compensation by more than 20%.  We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2010 of the principal executive officer and principal financial officer. No other officer received annual compensation which exceeded $100,000.

Name and Position	Year	Salary	Bonus	Total

HaiMing Fu (1)	2010	$27,235	$6,216	$33,451
Chief Executive Officer	2009	21,000	1,700	21,700
	2008	20,000	1,600	21,600

HuiHua Li (1)	2010	$11,309	$3,145	$14,454
Former Chief Executive Officer	2009	23,400	2,000	25,400
	2008	21,000	1,800	22,800

Dapeng “George” Duan (2)	2010	$37,500	$-	$37,500
Chief Financial Officer	2009	-	-	-
	2008	-	-	-

Le Zhang (2)	2010	$11,735	$3,321	$15,056
Former Chief Financial Officer	2009	15,000	1,250	16,250
	2008	12,000	1,000	13,000

Richard Rappaport (3)	2010	$-	$-	$-
Former President	2009	-	-	-
and Former Director	2008	-	-	-

Anthony Pintsopoulos (3)	2010	$-	$-	$-
Former Secretary, Former Chief	2009	-	-	-
Financial Officer, and Former	2008	-	-	-
Director

(1)  HiaMing Fu was appointed Chief Executive Officer of the Company on July 28, 2010 upon HuiHua Li’s resignation from that position on July 28, 2010.

(2) Dapeng “George” Duan  was appointed Chief Financial Officer of the Company effective August 3, 2010, replacing Le Zhang.

(3)  Upon the close of the Share Exchange on April 30, 2010, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on December 17, 2007.

Grants of Plan-Based Awards in 2010

There were no option grants in 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

There were no outstanding equity awards in 2010.

Option Exercises and Stock Vested in Fiscal 2010

There were no option exercises or stock vested in 2010.

Pension Benefits

There were no pension benefit plans in effect in 2010.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2010.

Employment Agreements

HaiMing Fu

HaiMing Fu is party to an employment agreement with CD Media Beijing.  The agreement expires on December 31, 2010.  Pursuant to the agreement, Mr. Fu is paid a monthly salary of RMB12,000 ($1,765).  Pursuant to the employment agreement, the CD Media Beijing may terminate the agreement without notice or severance if, among other things, Mr. Fu materially breaches CD Media Beijing’s rules and regulations, is convicted of a criminal offense, commits series dereliction of duty causing damages of over RMB50,000 (US$7,353) to CD Media Beijing, or is declared bankrupt. CD Media Beijing may terminate the agreement upon thirty (30) days written notice if Mr. Fu is unable to work due to illness or injury (not caused by work) after completing medical treatment.  Mr. Fu may terminate the agreement without prior notice to CD Media Beijing if, among other things, CD Media Beijing does not provide labor protection or conditions specified in the agreement, CD Media Beijing does not pay his compensation in full and on time, our regulations are not in compliance with relevant PRC laws or CD Media Beijing coerces Mr. Fu to enter into changes to the agreement against his will.  The agreement does not provide for severance upon termination.

Dapeng “George” Duan

Pursuant to an employment agreement with the Company, Mr. Duan will be entitled to a base salary at an annual rate of $90,000, as well as reimbursement for the cost of standard corporate-style healthcare insurance coverage and for reasonable travel, hotel, entertainment, and other business related expenses. Mr. Duan is entitled to accrue fifteen (15) days of paid leave each year.

The initial term of the employment agreement is twelve (12) months, with automatic one-year extensions, unless either party provides ninety (90) days written notice of termination prior to the expiration of then current term.  Mr. Duan may terminate the agreement for any reason upon thirty (30) days written notice to the Company.  The Company may terminate the agreement immediately for Cause (as defined in the agreement) and upon thirty (30) days written notice to Mr. Duan without Cause.  In the event Mr. Duan’s employment with the Company is terminated, the Company will pay Mr. Duan on the date of termination only the amount of his salary that is earned but unpaid as of the date of termination, in addition to any accrued but unused paid leave and any unreimbursed business expenses incurred as of the date of termination.  In the event of Mr. Duan’s termination of the agreement for Good Reason (as defined in the agreement), the Company will also pay to Mr. Duan a severance payment in an amount equal to three (3) months of Mr. Duan’s annual salary at the time of termination.  In the event of Mr. Duan’s termination by the Company without Cause, Mr. Duan will also receive a severance payment in an amount equal to Mr. Duan’s annual salary at the time of termination for the remainder of the then-current term of the agreement.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2010 by members of board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
HuiHua Li	-	-	-	-	-	-	-
ZhiFeng Yan	-	-	-	-	-	-	-
David De Campo	-	-	-	-	-	-	-
Yue Lu	-	-	-	-	-	-	-
Fang Yuan	-	-	-	-	-	-	-
We do not have a formal policy with respect to the compensation of our board members.  We pay our independent directors for their services at the rate of $3,000 per quarter.

Indemnification of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Certificate of Incorporation provides for the indemnification, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, of officers, directors, employees and agents of the Company.  We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or director upon receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We shall indemnify any officer, director, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in Section 145.  In the case of an officer or director, the determination shall be made by (a) a majority vote of directors who are not parties to such proceeding, even though less than a quorum; (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, independent legal counsel in a written opinion or (d) the stockholders.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CD Media BVI

CD Media BVI, CD Media Huizhou and CD Media HK, which are either directly or indirectly wholly-owned subsidiaries of the Company, and CD Media Beijing, which is controlled by CD Media Huizhou through a series of contractual arrangements, each have interlocking executive and director positions with us and with each other.

Share Exchange

On December 17, 2007, the original stockholders of SRKP 25, Inc. purchased an aggregate of 2,057,960 shares of our common stock for aggregate proceeds equal to $5,000.12 and warrants (the “Warrants”) to purchase an aggregate of 2,057,960 shares of our common stock for aggregate proceeds of $2,500.05; the Warrants have an exercise price equal to $0.000344 per share and expire on April 30, 2015.  These securities were the only items of value received by any such stockholders from SRKP 25, Inc.

On April 30, 2010, SRKP 25 completed the Share Exchange with CD Media BVI, the shareholders of CD Media BVI, CD Media Huizhou and CD Media Beijing.  At the closing, CD Media BVI became a wholly-owned subsidiary of SRKP 25 and 100% of the issued and outstanding securities of CD Media BVI were exchanged for securities of SRKP 25.  An aggregate of 5,539,000 shares of common stock were issued to the shareholders of CD Media BVI and their designee.  As of the close of the Share Exchange, the former shareholders of CD Media BVI and their designee owned approximately 75.5% of the issued and outstanding stock of SRKP 25.  Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 25 agreed to the cancellation of an aggregate of 1,290,615 shares and 1,646,349 Warrants held by them such that the stockholders of SRKP 25 held 767,345 shares of common stock and Warrants to purchase 411,611 shares of common stock immediately after the Share Exchange and Private Placement as indicated below.  The stockholders of SRKP 25 did not receive any consideration for the cancellation of the shares and warrants.  The cancellation of the shares and warrants was accounted for as a contribution to capital.  The number of shares and warrants cancelled was determined based on negotiations with the securityholders of SRKP 25, Inc. and CD Media BVI.  The number of shares and warrants cancelled by SRKP 25, Inc. was not pro rata, but based on discussions between the securityholders and SRKP 25, Inc.  The discussions regarding the relative amounts of share and warrant cancellations were arms-length discussions between all of the securityholders of SRKP 25.  All SRKP 25 securityholders unanimously agreed as to the share and warrant allocations. No other criteria were involved nor was any additional compensation or monies paid or concessions given to any SRKP secuityholder in connection with the determination of the relative number of shares and warrants cancelled by each securityholder.

Holder	Number of Shares	Number of Warrants	Implied Aggregate Monetary Value of Retained Shares and Warrants (1)
WestPark Financial Services, LLC (2)	411,237	272,181	$4,442,217.00
Richard Rappaport	90,619	35,481	$819,650.00
Amanda Rappaport Trust (2)	26,309	10,301	$237,965.00
Kailey Rappaport Trust (2)	26,309	10,301	$237,965.00
Debbie Schwartzberg	79,463	31,113	$718,744.00
The Julie Schwartzberg Trust dated 2/9/2000	8,239	3,226	$74,522.50
The David N. Sterling Trust dated 2/3/2000	8,239	3,226	$74,522.50
Anthony Pintsopoulos	58,464	22,891	$528,807.50
Janine Frisco (3)	20,463	8,012	$185,087.50
Kevin DePrimio	20,463	8,012	$185,087.50
Jason Stern	11,693	4,578	$105,761.50
Robert Schultz	5,847	2,289	$52,884.00
TOTAL	767,345	411,611	$7,663,214.00

(1)
Based on an estimated $6.50 per share offering price, which is the midpoint of our estimated offering price of the shares to be sold in this offering, the 767,345 shares retained by the SRKP 25 stockholders had an implied monetary value of approximately $5.0 million. Assuming exercise of the 411,611 warrants also retained by the SRKP 25 stockholders, 1,178,956 shares would have been retained by the SRKP 25 stockholders with an implied monetary value of approximately $7.7 million. The implied monetary value of the retained shares was calculated based on an estimated $6.50 per share offering price, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amounts should not be considered as an indication of the fair value of the retained shares.

(2)
Richard A. Rappaport may be considered the indirect beneficial owner of the securities owned by these entities by nature of his position as the trustee of the Amanda Rappaport Trust and the Kailey Rappaport Trust and as CEO and Chairman of WestPark Capital Financial Services, LLC.

(3)	Janine Frisco transferred all shares and warrants to her sister immediately after the Share Exchange.

As indicated in the Share Exchange Agreement, the parties to the transaction acknowledged that a conflict of interest existed with respect to the negotiations for the terms of the Share Exchange due to, among other factors, the fact that WestPark Capital, Inc. (“WestPark Capital”) was advising CD Media BVI in the transaction.  As further discussed below in “Certain Relationships And Related Transactions —Private Placement,” certain of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 25, Inc. Under these circumstances, the shareholders of CD Media BVI and the stockholders of SRKP 25 negotiated an estimated value of CD Media BVI and its subsidiaries, an estimated value of the shell company (based on similar recent transactions by WestPark Capital involving similar public shells), and the mutually desired capitalization of the company resulting from the Share Exchange.

With respect to the determination of the amounts of shares and warrants cancelled, the value of the shell company was derived primarily from its utility as a public company platform, including its good corporate standing and its timely public reporting status, which we believe allowed us to raise capital at an appropriate price per share and subsequently list our stock on a national securities exchange.  We believe that investors may have been unwilling to invest in our company in the Private Placement (as that term is defined below) on acceptable terms, if at all, in the absence of an investment in a public reporting vehicle and thus required us to effect the Share Exchange as a condition to the Private Placement.  The services provided by WestPark Capital were not a consideration in determining this aspect of the transaction.  Under these circumstances and based on these factors, the shareholders of CD Media BVI and the stockholders of SRKP 25 agreed upon the amount of shares and warrants to be cancelled.  Further to such negotiations, we paid a $215,750 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of CD Media BVI, conducting due diligence on CD Media BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.  All of the fees due to WestPark Capital in connection with the Share Exchange have been paid as of the date of this prospectus.

The Board resigned in full on April 30, 2010 and appointed HuiHua Li and HaiMing Fu to the board of directors of our company, with HuiHua Li serving as Chairman.  On April 30, 2010, the Board also appointed HuiHua Li as our Chief Executive Officer and Le Zhang as our Chief Financial Officer and Corporate Secretary. Each of these executives and directors were executives and directors of CD Media BVI and/or its subsidiaries.  On July 28, 2010, the Board appointed ZhiFeng Yan as a director of the Company.  Additionally, on July 28, 2010, the Board appointed HaiMing Fu as our Chief Executive Officer, replacing HuiHua Li, and Dapeng “George” Duan as our Chief Financial Officer and Corporate Secretary, replacing Le Zhang.  Mr. HaiMing Fu resigned as a director of the Company on July 30, 2010.  In addition, we paid a $215,750 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of CD Media BVI, conducting due diligence on CD Media BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.

Private Placement

Richard Rappaport, the President of SRKP 25 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital the placement agent for the equity financing of approximately $5.35 million conducted by us on the close of the Share Exchange.

Anthony C. Pintsopoulos, an officer, director and significant stockholder of SRKP 25 prior to the Share Exchange, is the President and Treasurer of the placement agent.  Kevin DePrimio, Jason Stern and Robert Schultz, each employees of WestPark Capital, are also stockholders of SRKP 25.  In addition, Richard Rappaport is the sole owner of the membership interests of the parent of the placement agent.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.  We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We also retained WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we paid WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital for services as an advisor to the Company, including assisting in preparations for the Share Exchange and the Company’s listing of securities in the United States.

Each of Messrs. Rappaport and Pintsopoulos may be considered a promoter of our company prior to the Share Exchange.  In addition to the director and executive officer positions that each held with our company prior to the Share Exchange, each currently holds director and executive officer positions with SRKP 2, Inc., SRKP 3, Inc., SRKP 5, Inc., SRKP 10, Inc., SRKP 12, Inc., SRKP 14, Inc., SRKP 15, Inc., SRKP 16, Inc., SRKP 24, Inc., SRKP 26, Inc., SRKP 27, Inc., SRKP 28, Inc., SRKP 29, Inc., WRASP 30, Inc., WRASP 31, Inc. and WRASP 32, Inc., all of which are publicly-reporting, blank check and non-trading shell companies.  None of the other original stockholders of SRKP 25 may be considered a promoter of our company because none of them were involved in founding or organizing the business of SRKP 25 and each received their securities of the Company solely in consideration for personal funds paid directly by such stockholders to the Company.

Mr. Rappaport and Pintsopoulos did not receive any benefits related to the transactions described above, except their retention of shares in the Company upon the closing of the Share Exchange described above in this section.

WestPark Capital, Inc.

WestPark Capital is one of the Underwriters in this offering.  Subject to the terms and conditions of the underwriting agreement dated [_________], 2011, WestPark Capital has agreed to purchase from us the number of shares set forth in the “Underwriting” section of this prospectus at the public offering price less the underwriting discounts and commissions indicated in the “Underwriting” section.  In addition, we have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 2.5% of the gross proceeds of this offering.  Based on the mid-range point of the per share offering price of $6.50 and the sale by us of 1,400,000 shares of common stock offered in this offering, we will pay the Underwriters a non-accountable fee equal to approximately $227,500.  The Underwriters will also receive warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in connection with this offering excluding the shares sold in the over-allotment option.  The warrants will be exercisable at a per share price equal to 120% of the offering price of this offering.

The table below identifies all the benefits that WestPark Capital and its affiliates have received and will receive in connection with the Share Exchange, the Private Placement and this offering.

	$		Other
Share Exchange	235,750	(1)	Registration rights for an aggregate of 650,941 shares and 366,034 shares underlying warrants (2) (3)
Retained Shares and Warrants	6,610,338	(4)
Private Placement	789,039	(5)
Public Offering	[______	](6)	Warrants to purchase 70,000 shares of common stock at an exercise price of $8.40 per share
Total	[______	]

(1) Includes a success fee of $215,750 paid to WestPark Capital for services provided in connection with the Share Exchange and $20,000 for consulting fees payable to WestPark by the Company for five months of consulting services provided to the Company by WestPark.

(2)  Pursuant to a Registration Rights Agreement executed in connection with the closing of the Share Exchange, affiliates of WestPark Capital received registration rights for an aggregate of 650,941 shares and 366,034 shares underlying warrants.  The shares will be registered in a registration statement that we intend to file as soon as practicable after the SEC declares the registration statement of which this prospectus is a part effective.  The shareholders of CD Media BVI immediately prior to the date of the Share Exchange and their designee holding an aggregate of 5,539,000 shares of our common stock have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

(3)  Based on a per share offering price of $6.50, which is the midpoint of our estimated offering price of the shares to be sold in this offering, the 650,941 shares retained by SRKP 25 stockholders who are affiliates of WestPark Capital have an implied monetary value of approximately $4.2 million.  Assuming the exercise of the 366,034 warrants also retained by the SRKP 25 stockholders who are affiliates of WestPark Capital, 1,016,975 shares would have been retained by such stockholders with an implied monetary value of approximately $6.6 million.  The implied monetary value of the retained shares was calculated based on an estimated $6.50 per share offering price, without regard to liquidity, marketability, the likelihood of this offering being consummated, or legal or resale restrictions; accordingly, such amounts should not be considered an indication of the fair value of the retained shares.

(4)  Represents the implied aggregate monetary value of 650,941 shares and 366,034 shares underlying warrants, assuming the exercise of warrants retained by WestPark Capital and its affiliates.  The implied monetary value of the retained shares was calculated based o on an estimated $6.50 per share offering price of the common shares to be sold in this offering, without regard to liquidity, marketability or legal or sale restrictions; accordingly, such amount should not be considered as an indication of the fair value of the retained shares and warrants.

(5) Represents commissions of $535,028, a non-accountable expense allowance of $214,011, and a reimbursement of WestPark Capital’s fees for legal counsel of $40,000.

(6) Represents underwriting discounts and commissions of $[__], plus a non-accountable fee of $[_____] and a reimbursement of $40,000 for WestPark Capital’s legal fees.

The Underwriters have a 45-day option to purchase up to 210,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 1,400,000 shares of common stock in this offering. If the Underwriters exercise this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds to us, before expenses, from the over-allotment option exercise will be $[__].

See “Underwriting” on page 88 of this prospectus for more information.

Loans from Related Parties

During the quarter ended March 31, 2010, Hailan Zhang, one of our stockholders loaned a total of HKD 4,063,187 ($523,333) to the Company.  The loan was made to provide the company with working capital. The loan was repaid in full by the Company prior to June 30, 2010.  The loan was non-interest bearing and had no maturity date.  During the quarter ended March 31, 2010, Huabiao Lin, the legal representative of CD Media Huizhou, loaned a total of RMB 15,954 ($2,341) to the Company.  The loan was made to provide the Company with working capital. The loan was repaid in full by the Company prior to June 30, 2010.  The loan was non-interest bearing and had no maturity date.  The Company does not intend to engage in any related party financing in the future.

Policy for Approval of Related Party Transactions

In November 2010, we established an Audit Committee and adopted an Audit Committee Charter.  The Charter contains our policy for approval of related party transactions.  Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct as required by our policies.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock before and after the offering, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of the date of this prospectus, excludes up to 1,400,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o China Century Dragon Media, Inc., Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China.
		Beneficial Ownership Before the Offering		Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Title	Shares of Common Stock	Percent of Class(1)	Shares of Common Stock	Percent of Class(2)

Directors and Executive Officers

HuiHua Li	Chairman of the Board	1,815,835	24.7%	1,815,835	21.8%

Dapeng “George” Duan	Chief Financial Officer and Corporate Secretary	-	-	-	-

HaiMing Fu	Chief Executive Officer	203,000	2.8%	203,000	2.4%

Zhifeng Yan	Director	261,000	3.6%	261,000	3.1%

David De Campo	Director	-	-	-	-

Yue Lu	Director	-	-	-	-

Fang Yuan	Director	-	-	-	-

		Beneficial Ownership Before the Offering		Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Title	Shares of Common Stock	Percent of Class(1)	Shares of Common Stock	Percent of Class(2)

Officers and Directors as a Group (total of 7 persons)		2,279,835	31.1%	2,279,835	27.3%

5% or More Owners

Richard A. Rappaport (3) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		882,738	11.5%	882,738	9.7%

WestPark Capital Financial Services, LLC (4) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		683,418	9.0%	683,418	7.6%

Zhang Hailan		580,000	7.9%	580,000	7.0%

(1)	Based on 7,340,748 shares of common stock issued and outstanding as of January 24, 2011.

(2)
Based on 8,740,748 shares of common stock, which consists of (i) 7,340,748 shares of common stock issued and outstanding as of January 24, 2011, and (ii) 1,400,000 shares of common stock issued in the public offering.  This amount excludes (i) the 210,000 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise, (ii) 411,611 shares of common stock underlying warrants that are exercisable at $0.000344 per share; and (iii) 70,000 shares of common stock underlying warrants that will be issued to the Underwriters upon the completion of this offering.

(3)
Richard A. Rappaport served as President and director of the Company prior to the Share Exchange.  Includes 90,619 shares of common stock and a warrant to purchase 35,481 shares of common stock owned by Mr. Rappaport.  Also includes 26,309 shares and warrants to purchase 10,301 shares of common stock owned by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust, of which Mr. Rappaport serves as the trustee, and 411,237 shares and a warrant to purchase 272,181 shares of common stock owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is CEO and Chairman. Mr. Rappaport may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities.

(4)
Consists of 411,237 shares and a warrant to purchase 272,181 shares owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is CEO and Chairman. Mr. Rappaport may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest in the securities.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.  Prior to the Share Exchange and Private Placement, the stockholders of SRKP 25 held an aggregate of 2,057,960 shares, and an aggregate of 1,290,615 shares were cancelled in conjunction with the closing of the Share Exchange.  There are currently 7,340,748 shares of common stock issued and outstanding.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

•	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

•	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

The former shareholders of CD Media BVI and their designee own approximately 75.5% of the outstanding shares of our common stock.  Accordingly, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange and Private Placement, the stockholders of SRKP 25 held an aggregate of 2,057,960 warrants to purchase shares of our common stock, and an aggregate of 1,646,349 warrants were cancelled in conjunction with the closing of the Share Exchange.  As of the date of this prospectus, the stockholders held an aggregate of 411,611 warrants with an exercise price of $0.000344.  The warrants are currently exercisable. According to the terms of the warrant agreement, the warrants expire on the earlier of December 17, 2017 or five years from the date we consummate a merger or other business combination with an operating business or any other event pursuant to which we cease to be a “shell company,” as defined by Rule 12b-2 under the Securities Exchange Act of 1934 and a “blank check company,” as defined by Rule 419 of the Securities Act of 1933.  As a result of the close of the Share Exchange on April 30, 2010, the warrants will expire on April 30, 2015.

In addition, we plan to issue a warrant to the Underwriters as partial compensation for underwriting services in connection with this offering.  The Underwriters will be able to purchase up to 70,000 shares of common stock at an exercise price equal to 120% of the per share offering price of our shares of common stock in this offering.  The warrants will have a term of five years.  The warrants will be subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable 180 days after the date of this prospectus and expire five years from the effective date of the registration statement of which this prospectus forms a part.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied to list our common stock on the NYSE Amex.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Announcements of innovations or new services by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The commencement of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Competitive developments, including announcements by competitors of new services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We have applied to list our common stock on the NYSE Amex under the symbol “CDM.”  If we fail to obtain a listing on the NYSE Amex, we will not complete this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 8,740,748 shares of common stock, assuming no exercise of the Underwriters’ over-allotment option.  The 1,400,000 shares sold in this offering, in addition to the 1,034,403 shares of our common stock that we are concurrently registering under a separate prospectus for resale by the selling stockholders named under such prospectus, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our current stockholders will not be eligible to utilize Rule 144 until May 6, 2011, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows (excluding 411,611 shares of common stock underlying previously issued warrants that are exercisable at $0.000344 per share and up to 70,000 shares of common stock that may underlie the Underwriters’ warrants).

Approximate Number of Shares Eligible for Future Sale	Date
1,400,000	After the date of this prospectus, these shares sold in this offering, excluding the 210,000 additional shares that the Underwriters have a 45-day option to purchase from us, will be freely tradeable.

1,034,403
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to the lock-up arrangement described below.  These shares consist of all of the shares of common stock registered under the Resale Prospectus.  The selling stockholders have agreed that (i) if this offering is for $10 million or more, then the selling stockholders would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the selling stockholders’ shares would be released from the lock-up restrictions ninety days after this offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  We currently intend this offering to be in an amount less than $10 million. However, there can be no assurance of the actual size of this offering.

767,345
Subject to a lock-up arrangement described below, these shares, which were held by our stockholders prior to the Share Exchange (the “Existing Securityholders”), will be freely tradable after the Securities and Exchange Commission declares effective the registration statement that we intend to file as soon as practicable after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC.  Also to be registered under the registration statement is 411,611 shares of common stock underlying warrants that have been previously issued to the Existing Securityholders, which are currently exercisable at $0.000344 per share.  The Existing Securityholders will enter into an amended and restated lock-up agreement pursuant ot which they will agree that they will not sell or transfer any of their shares until at least six months after the public offering’s completion.  The Underwriters may release some or all the shares from the lock-up restrictions earlier.

5,539,000
On May 6, 2011, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144.  However, all of the holders of these shares have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least nine months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Because we were a shell company with no operations prior to the close of the Share Exchange, sales of our shares must be compliant with Rule 144(i).  Pursuant to Rule 144(i), none of our shares of common stock may be sold under Rule 144 until May 6, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.  Additionally, stockholders may not sell our shares pursuant to Rule 144 unless at the time of the sale, we have filed all reports, other than reports on Form 8-K, required under the Exchange Act with the SEC for the preceding 12 months.

Lock-Up Agreements and Registration

The investors in our Private Placement, in which we sold 1,034,403 shares of common stock, entered into lock-up agreements pursuant to which they agreed that (i) if this offering is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  We currently intend this offering to be in an amount less than $10 million. However, there can be no assurance of the actual size of this offering.

Notwithstanding the foregoing, such investors must provide written confirmation to WestPark Capital and us (the “Confirmations”) that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of shares of our common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the our common stock is listed, and those of federal and state governments and other agencies such as improper short selling of our common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to partial release to continue to bear a lock-up legend, failure to provide such written confirmation being sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up.  Subject to the lock-up agreement, the shares will be freely tradable upon effectiveness of the registration statement that we filed to register the investors’ shares.

We have agreed to register 767,345 shares of common stock and the 411,611 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange (the “Existing Securityholders”). The shares will be included in a registration statement that we agreed to file as soon as practicable after the effectiveness of the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to an amended and restated lock-up agreement pursuant to which the Existing Securityholders will agree they will not sell or transfer their shares until at least six months after this offering’s completion.

We have agreed with the Underwriters that we will not, without the prior consent of the Underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 5,539,000 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

We have been advised by the Underwriters that they have no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriters may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriters may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [_________], 2011, I-Bankers Securities, Inc., WestPark Capital, Inc. and Joseph Gunnar & Co., LLC, (collectively, the “Underwriters”), have agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
I-Bankers Securities, Inc.	[_____]
WestPark Capital, Inc.	[_____]
Joseph Gunnar & Co., LLC	[_____]
Total	[_____]

The underwriting agreement provides that the agreement may be terminated by the Underwriters at any time prior to delivery of and payment for the shares if, in the Underwriters’ judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the Underwriters are committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The Underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The Underwriters may offer the common stock to some dealers at that price less a concession not in excess of $[__] per share. Dealers may re-allow a concession not in excess of $[__] per share to some other dealers. After the shares of common stock are released for sale to the public, the Underwriters may vary the offering price and other selling terms.

The Underwriters have a 45-day option to purchase up to 210,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 1,400,000 shares of common stock in this offering (the “Over-allotment Shares”).  The Underwriters can exercise this right at any time and from time to time, in whole or in part, within 45 days after the offering.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

The Underwriters may make offers and sales both inside and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

The Underwriters have entered into an agreement in which it agreed to restrictions on where and to whom it and any dealer purchasing from it may offer shares of common stock, as a part of the distribution of the shares.

We have agreed with the Underwriters that we will not, without the prior consent of the Underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

Each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 5,539,000 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

We have agreed to indemnify the Underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

We have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 2.5% of the gross proceeds of this offering or $227,500, based on a public offering price of $6.50 per share. In addition, we have agreed to pay the Underwriters’ road show expenses of $10,000 and counsel fees (excluding blue sky fees) of $40,000.

Upon the closing of this offering, we have agreed to sell to the Underwriters warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in this offering, excluding any shares that may be sold pursuant to the Underwriters’ exercise of the over-allotment option.  The warrants will be exercisable at a per share exercise price equal to 120% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable 180 days after the date of this prospectus and expire five years from the effective date of the registration statement date of which this prospectus forms a part. The warrants and the 70,000 shares of common stock underlying the warrants have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1).  The Underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the warrants and the underlying shares of common stock have been registered on the registration statement of which this prospectus forms a part, the warrants grant holders certain demand and “piggy back” registration rights. These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrants. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.

The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the Underwriters may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than it is required to purchase in the offering. ‘Covered’ short sales are sales made in an amount not greater than the Underwriters’ over-allotment option to purchase additional shares in the offering. The Underwriters may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. ‘Naked’ short sales are sales in excess of the over-allotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the public offering price will be determined by negotiations between us and the Underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the Underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We have applied to list our common stock on the NYSE Amex under the symbol “CDM.”  If we fail to obtain a listing on the NYSE Amex, we will not complete this offering.

We estimate that our out of pocket expenses for this offering will be approximately $[___] million.

Conflicts of Interest

Affiliates of WestPark Capital beneficially own more than 10% of the Company. Because WestPark Capital is an Underwriter and its affiliates beneficially own more than 10% of the Company, WestPark Capital may be deemed to have a “conflict of interest” and/or be an “affiliate” of us under NASD Conduct Rule 2720(f)(5). Accordingly, this offering is being conducted in accordance with NASD Conduct Rule 2720. This rule requires that a “qualified independent underwriter,” as defined by FINRA, participate in the preparation of the registration statement and prospectus, and exercise the usual standards of due diligence in respect thereto.  Joseph Gunnar & Co., LLC is assuming the responsibilities of acting as the qualified independent underwriter in this offering. The public offering price will be no higher than that recommended by Joseph Gunnar & Co., LLC.  We have agreed to indemnify Joseph Gunnar & Co., LLC against any liabilities arising in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California.  TroyGould PC, Los Angeles, California, is acting as counsel for the Underwriters. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices.  K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.  An affiliate of a partner of Han Kun Law Offices owns 19,865 shares of common stock of our company.

EXPERTS

The (i) consolidated financial statements of China Century Dragon Media, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 (ii) condensed parent-only balance sheet China Century Dragon Media, Inc. as of December 31, 2009 and 2008, and the related condensed parent-only statements of income and cash flows for the years ended December 31, 2009, 2008 and 2007 included in footnote 14 to the Consolidated Financial Statements of China Century Dragon Media, Inc., each appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We are in the process of establishing a corporate website and expect to have it complete in the near future. We intend to make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

91

INDEX TO FINANCIAL STATEMENTS

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Century Dragon Media, Inc.
Guangdong, China

 We have audited the accompanying consolidated balance sheets of China Century Dragon Media, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements of the Company referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

As noted in Note 4 to the financial statements, the Company restated its financial statements for the year ended December 31, 2009 to reflect the sale of its television and animation projects, which were reported as discontinued operations in the periods subsequent to December 31, 2009.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
May 14, 2010 except for
Note 4 and Note 13, which are as of  January 25, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Century Dragon Media, Inc.
Guangdong, China

We have audited the condensed Parent Only balance sheets of China Century Dragon Media, Inc. (the “Company”) as of December 31, 2009 and 2008 and the related condensed Parent Only statements of income and cash flows for the years ended December 31, 2009 and 2008 and the period from October 11, 2007 (inception) to December 31, 2007 included in Footnote 14 to the Consolidated Financial Statements of the Company. These Parent Only condensed financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the condensed Parent Only financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 and the period from October 11, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

May 14, 2010

China Century Dragon Media, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,091,349	$654,831	$1,219,894
Accounts receivable, net	14,954,208	5,433,776	6,905,814
Accounts receivable - discontinued operations	2,334,197	-	-
Prepaid expenses and other receivables	24,701	-	-
Deferred equity offering costs	153,232	-	-
Advances – time slots purchased	7,288,930	-	-
Advances- general	3,099,058	7,589,725	3,032,760
Total current assets	30,945,675	13,678,332	11,158,468
Property and equipment, net	27,696	31,900	29,465
Capitalized television costs – discontinued operations	-	6,821,550	-
Total Assets	$30,973,371	$20,531,782	$11,187,933

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,298,202	$885,013	$781,105
Customer deposit	217,065	1,776,364	225,531
Accrued liabilities	140,464	184,341	89,990
Various taxes payable	168,094	320,712	1,334,144
Income taxes payable	1,024,629	1,678,069	2,147,916
Total current liabilities	2,848,454	4,844,499	4,578,686
Due to related parties	737	-	-
Total Liabilities	2,849,191	4,844,499	4,578,686

Shareholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at September 30, 2010 and December 31, 2009 and 2008, respectively	-	-	-
Common Stock $0.0001 par value, 100,000,000 shares authorized, 7,340,748 shares issued and outstanding at September 30, 2010 and 5,539,000 shares issued and outstanding at December 31, 2009 and 2008, respectively	734	554	554
Additional paid-in capital	5,166,857	631,796	631,796
Accumulated other comprehensive income	941,489	383,533	315,582
Statutory surplus reserve fund	790,138	790,138	790,138
Retained earnings	21,224,962	13,881,262	4,871,177
Total shareholders' equity	28,124,180	15,687,283	6,609,247
Total Liabilities and Shareholders' Equity	$30,973,371	$20,531,782	$11,187,933

See accompanying notes to the Consolidated Financial Statements.

China Century Dragon Media, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$69,712,273	$38,104,339	$74,479,651	$44,684,432	$17,102,819
Cost of Goods Sold	(55,853,281)	(30,919,643)	(59,745,755)	(36,497,828)	(12,838,439)
Gross Profit	13,858,992	7,184,696	14,733,896	8,186,604	4,264,380

General and administrative
Selling Expenses	2,225,442	1,394,323	2,109,502	1,672,606	2,068,178
General and administrative	1,732,503	361,746	575,118	371,323	374,265
Depreciation of equipment	7,938	6,579	8,995	7,338	1,780
Total operating expenses	3,965,883	1,762,648	2,693,615	2,051,267	2,444,223

Income from operations	9,893,109	5,422,048	12,040,281	6,135,337	1,820,157
Gain on disposal of assets	-	660	660	-	-
Interest income	1,473	2,007	2,528	4,700	5,221

Income from continuing operations before income taxes	9,894,582	5,424,715	12,043,469	6,140,037	1,825,378
Income taxes	(2,785,833)	(1,356,167)	(3,033,384)	(1,535,009)	(602,375)
Income from continuing operations	7,108,749	4,068,548	9,010,085	4,605,028	1,223,003
Income from discontinued operations, net of income taxes of $78,317	234,951	-	-	-	-

Net income	$7,343,700	$4,068,548	$9,010,085	$4,605,028	$1,223,003

Other Comprehensive Income(Loss)
Foreign currency translation adjustment	557,956	1,596	67,951	207,288	84,227
Comprehensive Income	$7,901,656	$4,070,144	$9,078,036	$4,812,316	$1,307,230

Earnings per share from continuing operations
Basic earnings per share	$1.08	$0.73	$1.63	$0.83	$0.22
Diluted earnings per share	$1.02	$0.73	$1.63	$0.83	$0.22

Earnings per share from discontinued operations
Basic earnings per share	$0.04	$-	$-	$-	$-
Diluted earnings per share	$0.03	$-	$-	$-	$-

Total earning per share
Basic earnings per share	$1.12	$0.73	$1.63	$0.83	$0.22
Diluted earnings per share	$1.05	$0.73	$1.63	$0.83	$0.22

Weighted average shares outstanding, Basic	6,555,371	5,539,000	5,539,000	5,539,000	5,539,000
Weighted average shares outstanding, Diluted	6,966,982	5,539,000	5,539,000	5,539,000	5,539,000

See accompanying notes to the Consolidated Financial Statements.

China Century Dragon Media, Inc.and Subsidiaries
Consolidated Statement of Changes in Shareholders' Equity
For the Years Ended December 31, 2007, 2008 and 2009 and the Nine Months Ended September 30, 2010

					Accumulated
			Additional	Statutory	Other		Total
	Common Stock		Paid-in	Reserve	Comprehensive	Retained	Shareholders'
	Shares	Amount	Capital	Fund	Income	Earnings	Equity
Balance, December 31, 2006	5,539,000	$554	$631,796	$-	$24,067	$(166,716)	$489,701
Allocation of retained earnings to statutory reserve fund	-	-	-	316,055	-	(316,055)	-
Foreign currency translation adjustment	-	-	-	-	84,227	-	84,227
Net income for the year	-	-	- -	-	-	1,223,003	1,223,003
Balance, December 31, 2007	5,539,000	554	631,796	316,055	108,294	740,232	1,796,931
Allocation of retained earnings to statutory reserve fund	-	-	-	474,083	-	(474,083)	-
Foreign currency translation adjustment	-	-	-	-	207,288	-	207,288
Net income for the year	-	-	- -	-	-	4,605,028	4,605,028
Balance, December 31, 2008	5,539,000	554	631,796	790,138	315,582	4,871,177	6,609,247
Foreign currency translation adjustment	-	-	-	-	67,951	-	67,951
Net income for the year	-	-	- -	-	-	9,010,085	9,010,085
Balance, December 31, 2009	5,539,000	554	631,796	790,138	383,533	13,881,262	15,687,283
Retention of 767,345 shares held by original SRKP 25 shareholders	767,345	77	(77)
Issuance of 1,034,403 shares at $5.17 per share in private offering, net of offering costs	1,034,403	103	4,535,138				4,535,241
Foreign currency translation adjustment	-	-	-	-	557,956	-	557,956
Net income for the nine months ended September 30, 2010 (unaudited)	-	-	-	-	-	7,343,700	7,343,700
Balance, September 30, 2010 (Unaudited)	7,340,748	$734	$5,166,857	$790,138	$941,489	$21,224,962	28,124,180

See accompanying notes to the Consolidated Financial Statements.

China Century Dragon Media, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net Income	$7,343,700	$4,068,548	$9,010,085	$4,605,028	$1,223,003
Gain from discontinued operations	(313,268)	-	-	-	-
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,938	6,579	8,995	7,338	1,780
Gain on disposal of assets	-	(660)	(660)	-	-
Changes in operating assets and liabilities:
Accounts receivable-trade	(9,409,312)	1,734,745	1,476,745	(5,198,481)	(856,843)
Advances for advertising slots	(2,643,054)	1,142,066	(4,554,897)	(1,673,286)	(904,430)
Prepaid expenses and deposits	(24,701)	-
Deferred income tax assets	-	-	-	-	69,798
Accounts payable and accrued liabilities	35,035	(968,882)	(816,676)	703,416	583,157
Customer deposit	(1,595,625)	567,498	1,550,679	(346,695)	364,250
Income taxes payable	(687,756)	(1,585,321)	(471,311)	1,636,318	547,421
Cash provided by (used in) - continuing operations	(7,287,043)	4,964,573	6,202,960	(266,362)	1,028,136
Cash provided by (used in) discontinued operations	4,940,121	(5,427,160)	(6,817,365)	-	-
Net cash provided by (used in) operating activities	(2,346,922)	(462,587)	(614,405)	(266,362)	1,028,136

Cash Flows From Investing Activities
Cash paid for equipment additions	(3,166)	(20,193)	(20,867)	(16,646)	(17,807)
Cash received on disposal of fixed assets	-	-	14,661	-	-
Net cash used in investing activities	(3,166)	(20,193)	(6,206)	(16,646)	(17,807)

Cash Flows From Financing Activities
Net proceeds from sale of common stock	4,535,241	-	-	-	-
Cash received from related parties	525,672	-	-	-
Cash paid to related parties	(524,937)	-	-	-	(389,755)
Net cash provided by (used in) financing activities	4,535,976	-	-	-	(389,755)

Effect of exchange rate changes on cash	250,630	12,427	55,548	239,507	78,470
Net increase (decrease) in cash and cash equivalents	2,436,518	(470,353)	(565,063)	(43,501)	699,044
Cash and cash equivalents, beginning of period	654,831	1,219,894	1,219,894	1,263,395	564,351

Cash and cash equivalents, end of period	$3,091,349	$749,541	$654,831	$1,219,894	$1,263,395

Supplemental disclosure information:
Income taxes paid	$3,544,926	$2,940,516	$3,502,943	$-	$-
Interest paid	$-	$-	$-	$-	$-

See accompanying notes to the Consolidated Financial Statements.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1.	DESCRIPTION OF BUSINESS AND ORGANIZATION

China Century Dragon Media, Inc. (“CD Media” or “the Company”) (formerly SRKP 25, Inc.), was incorporated under the laws of the State of Delaware on December 17, 2007. SRKP 25 agreed to issue an aggregate of 5,539,000 shares of its common stock in exchange for all of the issued and outstanding share capital of CD Media (Holding) Co., Limited (“CD Media BVI”) under a Share Exchange Agreement (the “Share Exchange”). The Share Exchange closed on April 30, 2010. After the share exchange, China Century Dragon Media, Inc. became parent company of CD Media BVI.

CD Media BVI was incorporated under the laws of British Virgin Island on March 31, 2009.  CD Media BVI has 50,000 common shares authorized with $1.00 par value each and 50,000 shares issued and outstanding.

CD Media (HK) Limited (“CD Media HK”) was incorporated under the laws of Hong Kong, PRC on May 6, 2009. CD Media HK has 10,000 common shares authorized with HKD 1 par value each and 10,000 shares are issued and outstanding.

Huizhou CD Media Co., Ltd (“CD Media HZ”) is located at Huizhou, Guangdong Province, PRC and incorporated under the Chinese laws on November 2, 2009. CD Media HZ had a registered capital of HKD 20 million.

Beijing CD Media Advertisement Co., Ltd (“CD Media Beijing”) is located at Beijing, PRC and incorporated under the Chinese laws on June 29, 2001. CD Media Beijing had a registered capital of RMB 5 million. CD Media Beijing is engaged in the sale of commercial breaks on certain channels of China Central Television (“CCTV”).

On March 30, 2010, CD Media HZ and CD Media Beijing entered into an Exclusive Business Cooperation Agreement which entitles CD Media HZ to substantially all of the economic benefits of CD Media Beijing in consideration for services provided by CD Media HZ to CD Media Beijing. In addition, CD Media HZ entered into certain agreements with each of Xu Wen, Cheng Yongxia and Zheng Hongbo (the “Old CD Media Beijing Shareholders”), including Exclusive Option Agreements allowing CD Media HZ to acquire the shares of CD Media Beijing when permitted by PRC laws, Powers of Attorney that provide CD Media HZ with the voting rights of the CD Media Beijing Shareholders and Equity Interest Pledge Agreements that pledge the shares in CD Media Beijing to CD Media HZ. Effective control over CD Media Beijing was transferred to CD Media HZ through these series of contractual arrangements without transferring legal ownership in CD Media Beijing to CD Media HZ (the “Reorganization”). As a result of the Reorganization, CD Media Beijing became a variable interest entity (“VIE”) and is included in the consolidated group. On July 29, 2010, each of Wen Xu, Yongxia Cheng and Hongbo Zheng executed equity transfer agreement(s) and transferred their equity interests in CD Media Beijing to HuiHua Li, HaiMing Fu and ZhiFeng Yan for total consideration equal to the amount CD Media Beijing’s registered capital. Subsequently, CD Media HZ entered into new Exclusive Option Agreements, Powers of Attorney and Equity Interest Pledge Agreements, in substantially the same form as with the Old CD Media Beijing Shareholders, with each of HuiHua Li, HaiMing Fu and ZhiFeng Yan. Effective control over CD Media Beijing was maintained by CD Media HZ.

This VIE structure provides CD Media HZ, a wholly-owned subsidiary of CD Media BVI, with control over the operations and benefits and detriments of CD Media Beijing without having a direct equity ownership in CD Media Beijing.

On April 30, 2010, the Company completed the Share Exchange with CD Media BVI, the shareholders of CD Media BVI, CD Media HZ and CD Media Beijing. At the closing, CD Media BVI became a wholly-owned subsidiary of the Company and 100% of the issued and outstanding securities of CD Media BVI were exchanged for securities of the Company. An aggregate of 5,539,000 shares of common stock were issued to the shareholders of CD Media BVI and their designee. Prior to the closing of the Share Exchange, the stockholders of the Company agreed to the cancellation of an aggregate of 1,290,615 shares and 1,646,349 warrants to purchase shares of common stock held by them such that there were 767,345 shares of common stock and warrants to purchase 411,611 shares of common stock owned by them immediately after the Share Exchange.

The warrants have an exercise price of $0.000344 per share and are currently exercisable. According to the terms of the warrants, the warrants expire on the earlier of December 17, 2017 or five years from the date that the Company consummates a merger or other business combination with an operating business or any other event pursuant to which the Company ceases to be a “shell company,” as defined by Rule 12b-2 under the Securities Exchange Act of 1934 and a “blank check company,” as defined by Rule 419 of the Securities Act of 1933. As a result of the close of the Share Exchange on April 30, 2010, the warrants will expire on April 30, 2015.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The transaction has been treated as a recapitalization of CD Media BVI and its subsidiaries, with China Century Dragon Media, Inc. (the legal acquirer of CD Media BVI and its subsidiaries, including the consolidation of the VIE Beijing CD Media Advertisement Co., Ltd.) considered the accounting acquiree, and CD Media BVI whose management took control of China Century Dragon Media, Inc. (the legal acquiree of CD Media BVI) considered the accounting acquirer. The Company did not recognize goodwill or any intangible assets in connection with the transaction. All costs related to the transaction are being charged to operations as incurred. The 5,539,000 shares of common stock issued to the shareholders of CD Media BVI and their designee of in conjunction with the Share Exchange have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

The corporate structure of the Company is as follows:

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 2.	SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and consolidation

a.	Basis of preparation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Reorganization has been accounted for as a common control transaction and a recapitalization of CD Media with retroactive effect in the accompanying financial statements. The companies were controlled by the same three people before and after the Reorganization. The financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods and the Reorganization had occurred as of the beginning of the earliest period presented in the accompanying financial statements.

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2010 and 2009; and the results of operations and cash flows for the nine-months ended September 30, 2010 and 2009, respectively.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, and its VIE. All significant inter-company transactions and balance have been eliminated upon consolidation.

We consolidate CD Media Beijing because it meets the requirement of being a VIE under US GAAP. In general, a VIE is a corporation, partnership, limited liability company, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, Hong Kong, and all highly-liquid investments with original maturities of three months or less at the time of purchase. Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

e.	Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made. As of September 30, 2010, December 31, 2009 and 2008, there was no allowance for doubtful accounts recorded as the Company has a history of collecting 100% of its receivables.

f.	Advances

Advances are payments to broadcast outlets for the purchase of future commercial break time.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

g.	Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Office and Other Equipment	5 years
Automobile	4 years

h.	Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with current accounting standards, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

i.	Comprehensive income

The Company has adopted the standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

j.	Revenue recognition

Revenue Recognition

Our revenues are derived from reselling blocks (or slots) of advertising time on several popular television channels of CCTV. We acquire this advertising time in large blocks, repackage the blocks into smaller time slots and sell these smaller slots to advertising agencies or other companies. Our pricing depends on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. We typically require payment several weeks before the relevant advertisements are broadcast, and record these prepayments as a current liability. We recognize the revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured, which is generally over the broadcast period.

Revenue arrangements involving multiple deliverables are broken down into single-element arrangements based on their relative fair value for revenue recognition purposes, when possible. We recognize revenues on the elements delivered and defer the recognition of revenues of the undelivered elements until the remaining obligations have been satisfied. Generally, we receive advanced payments for our advertising services and record them as customer advances. Such prepayments are only recognized as revenues when the services are rendered over the broadcast period.

Our business is centered on purchasing blocks of advertising time, repackaging the time into smaller units and reselling the smaller blocks (or slots) to our clients. We generally pay for the blocks of advertising time in advance of reselling it to our customers and we are committed to pay the remainder of the balance prior to the broadcast. In determining whether revenue is reported gross or net, we considered the eight factors outlined in the current accounting standards related to this matter. We sell the right to utilize advertising space on certain TV channels of CCTV. This right is conveyed to us by CCTV through contractual arrangements and we provide this right to our clients through an unrelated contractual arrangement. As a result, we are the primary obligor in this arrangement. In addition, we acquire the advertising blocks through non-refundable advances and have significant unmitigated risk that we may not be able to resell all of the advertising time we purchase.   We are required to pay for the advertising time regardless whether we can resell the time or collect our fees from our customers. We also have latitude in establishing the price; discretion in supplier selection; and we assume the credit risk for the amount billed to our customers. Based on these factors, we recognize revenue on the basis of gross billings to our clients and the cost for purchasing the advertising time slots is recorded as our cost of goods sold and recognized over the same period as the related revenue, which is the broadcast period.

We report revenues gross of business tax and related surcharges, which are charged to cost of goods sold.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

k.	Cost of goods sold

We purchase blocks of advertising time on certain CCTV programs for a fixed fee. Part or the entire fee is paid in advance and we recognize this cost, as our cost of goods sold, at the same time that we recognize the related revenue, which is ratably over the broadcast periods. The broadcast period typically ranges from one to three weeks and represents substantially all of our cost of goods sold.

l.	Capitalized television costs

The Company capitalizes television costs when incurred. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of films. Substantially all of the Company’s resources are dedicated to the production of its films. Capitalized production overhead does not include selling, general and administrative expenses. Interest expense on funds invested in production is capitalized into film costs until production is completed. In addition to the films being produced, costs of productions in development are capitalized as development film costs and are transferred to film production costs when a film is set for production. In the event a film is not set for production within three years from the time the first costs are capitalized or the film is abandoned, all such costs are generally expensed.

Television Cost Amortization - Once a film is released, film costs are amortized and participations and residual costs are accrued on an individual film basis in the proportion that the revenue during the period for each film (“Current Revenue”) bears to the estimated remaining total revenue to be received from all sources for each film (“Ultimate Revenue”) as of the beginning of the current fiscal period. The amount of film costs that is amortized each period will depend on the ratio of Current Revenue to Ultimate Revenue for each film for such period. The Company makes certain estimates and judgments of Ultimate Revenue to be received for each film based on information received from its distributor and its knowledge of the industry. Ultimate Revenue does not include estimates of revenue that will be earned beyond ten years of a film’s initial theatrical release date.

Unamortized film production costs are evaluated for impairment each reporting period on a film-by-film basis. If estimated remaining net cash flows are not sufficient to recover the unamortized film costs for that film, the unamortized film costs will be written down to fair value determined using a net present value calculation.

As of September 30, 2010, the Company had sold these productions.

m.	Income taxes

The Company accounts for income taxes in accordance with current accounting standards, which require an asset and liability approach for financial accounting and reporting for income taxes and allow recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted the accounting standard for uncertainty in income taxes which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).

n.	Foreign currency translation

The functional currency of CD Media BVI and CD Media HK is Hong Kong Dollar (“HKD”). These two companies maintain their financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The functional currency of CD Media HZ and CD Media Beijing is the Renminbi (“RMB”), the PRC’s currency. The companies maintain their financial statements using their own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of CD Media BVI and CD Media HK, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of CD Media HZ and CD Media Beijing, which are prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Annual Average Rates
Year ended December 31, 2007	7.29410	7.59474
Year ended December 31, 2008	6.81710	6.93722
Year ended December 31, 2009	6.83574	6.82082
Nine months ended September 30, 2010	6.68003	6.79810
Nine months ended September 30, 2009	6.81756	6.80504

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2007	7.80190	7.80153
Year ended December 31, 2008	7.74960	7.86342
Year ended December 31, 2009	7.76759	7.75194
Nine months ended September 30, 2010	7.75820	7.77172

o.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

p.	Earnings (Loss) per common share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for all periods.  Diluted earnings per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares outstanding, increased by common stock equivalents.  Common stock equivalents represent incremental shares issuable upon exercise of outstanding warrants. However, potential common shares are not included in the denominator of the diluted earnings (loss) per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

The Company’s board of directors authorized a 3.4482759 for 1 reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding common stock on October 25, 2010. The Reverse Stock Split was effected on January 14, 2011. References to shares in the consolidated financial statements and the accompanying notes, including, but not limited to, the number of shares and per share amounts, have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

q.	Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued a new standard which established the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case); that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. The Company adopted the standard beginning January 1, 2009. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented. As a result, upon adoption, the Company retroactively reclassified the “Minority interest in subsidiaries” balance previously included in the “Other liabilities” section of the consolidated balance sheet to a new component of equity with respect to NCIs in consolidated subsidiaries. The adoption also impacted certain captions previously used on the consolidated statement of income, largely identifying net income including NCI and net income attributable to the Company. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.
In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company evaluated the impact of this standard, and does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

r.	Recently adopted accounting pronouncements

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements.  The ASU is effective October 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations or financial condition.  In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) , that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (Now ASC 855), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected.  This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. ASC 855 is effective for interim and annual periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations or financial condition.

NOTE 3.	ADVANCES TO SUPPLIERS

Advances to suppliers represent amounts prepaid for commercial breaks. The advances are applied against amounts due to the supplier as commercial breaks are aired. The advance payments generally give us the rights to purchase favorable time slots from vendors. We would not get a refund of advances from vendors if we fail to make further purchases within a year. “Advances – general” represents cash advances paid to our suppliers that are not yet applied to the purchase of specific time slots. We make these general advances to secure our ability to acquire premium time slots. These general advances are normally used to purchase specific time slots within a few months. Consequently, “Advances – time slots purchased” represents cash advances that have been applied to the purchase of specific time slots.

Advances consist of the following:

	September 30,	December 31,
	2010	2009	2008
Advances –general	$3,099,058	$7,589,725	$3,032,760
Advances- - time slots purchased	7,288,930	-	-

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 4.	DISCONTINUED OPERATIONS

On March 21, 2010, CD Media Beijing entered into an agreement to sell its entire interest in two television series to an unaffiliated third party for RMB 51,975,000 (approximately $7,604,000). Since the Company does not plan to reenter the television series business in the short term, the Company recorded the transaction as disposal of discontinued operations. The selling price minus the costs and associated taxes is reported as gain from disposal of discontinued operations, net of income taxes.

The prior year cost related to the two television series was reclassified as “Capitalized television costs – discontinued operations.”

The receivable related to the sales of the two television series is recorded as "Accounts receivable - discontinued operations," separately from trade receivables. The purchaser agreed to pay 20% of the purchase price to CD Media Beijing within five days of the closing of the agreement, 20% of the purchase price during the quarter ended June 30, 2010, 30% of the purchase price during the quarter ended September 30, 2010 and the remaining 30% of the purchase price during the quarter ended December 31, 2010.  The Company collected accounts receivable of approximately $5,446,000 as of September 30, 2010.

NOTE 5.	CUSTOMER DEPOSITS

Customer deposits represent amounts prepaid by the customers for commercial breaks. The deposits are applied and revenues are recognized as commercial breaks are aired.

Customer deposits consist of the following:

	September 30,	December 31,
	2010	2009	2008

Customer Deposit	$217,065	$1,776,364	$225,531

NOTE 6.	RELATED PARTY BALANCE AND TRANSACTIONS

Ms. Hailan Zhang, a former shareholder of CD Media BVI, loaned HKD 4,063,187 ($523,333) to the Company as of March 31, 2010. This loan is non-interest bearing and has no maturity date. The loan balance was paid off as of June 30, 2010. There was $737 unreimbursed business expense due to Ms. Hailan Zhang as of September 30, 2010.

Mr. Huabiao Lin, legal representative of CD Media HZ, loaned RMB 15,954 ($2,341) to the Company as of March 31, 2010. This loan is non-interest bearing and has no maturity date. The loan balance was paid off as of September 30, 2010.

During the year ended December 31, 2006, Mr. Haiming Fu, the current Chief Executive Officer of CD Media, advanced RMB3,250,000 ($415,734) to the Company. The shareholder loan was free of interest with no maturity date. The balance was paid off by the Company during the year ended December 31, 2007.

The Company also leased an office space from a related party. During the years ended December 31, 2009 and 2008, the Company paid rent in the amount of RMB 210,000 ($30,272) and RMB 900,000 ($125,698), respectively.

NOTE 7.	INCOME TAXES

CD Media HZ was established in Huizhou, Guangdong Province, PRC, was entitled to a preferential Enterprise Income Tax (”EIT”) rate. CD Media HZ had applied for foreign investment Enterprise title, subject to tax at a statutory rate of 25%.

CD Media Beijing is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25%, 25% and 33% on income reported in the statutory financial statements after appropriate tax adjustments in 2009, 2008 and 2007, respectively.

The effective tax rate for the Company for the nine months ended September 30, 2010 and 2009 was 28.2% and 25%, respectively.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The provision for taxes on earnings consisted of:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Income from continuing operations before income taxes	$9,894,582	$5,424,715	$12,043,469	$6,140,037	$1,825,378

Current income taxes expenses:
PRC Enterprises Income Taxes:	(2,785,833)	(1,356,167)	(3,033,384)	(1,535,009)	(602,375)
United States Federal Income Taxes	-	-	-	-	-
Income Taxes (at 30%, 25% 25%, 25% and 33% respectively)	$(2,785,833)	$(1,356,167)	$(3,033,384)	$(1,535,009)	$(602,375)

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	September 30,		December 31,
	2010	2009	2009	2008	2007
U.S. statutory rate	34%	34%	34%	34%	34%

Foreign income not recognized in the U.S.	-34%	-34%	-34%	-34%	-34%

PRC preferential enterprise income tax rate	25%	25%	25%	25%	33%

Other	5%	-	-	-	-

Provision for income tax	30%	25%	25%	25%	33%

Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted new accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The provisions clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These provisions also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

NOTE 8.	STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Lease Obligation

The Company has entered into a tenancy agreement for the lease of office premises. As of December 31, 2009, the Company’s commitments for minimum lease payments under these non-cancelable operating leases for the next five years are as follows:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating Lease Obligations	$298,970	$230,796	$68,174	$-	$-
Total	$298,970	$230,796	$68,174	$-	$-

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As of December 31, 2009, there were no other contractual obligations, related to the purchase of advertising time or otherwise.

NOTE 10.	OPERATING RISKS

Country risk

The Company has significant operations in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Exchange risk

The Company cannot guarantee the Renminbi, Hong Kong dollar and US dollar exchange rate will remain steady, therefore the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi, Hong Kong dollar and US dollar. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC currently allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

NOTE 11.	CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at September 30, 2010, September 30, 2009, December 31, 2009 and 2008 was maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposits.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

For the nine months ended September 30, 2010 and for the year ended December 31, 2009, no customer had net sales exceeding 10% of the Company’s total net sales of the year. For the year ended December 31, 2008, one customer had net sales exceeding 10% of the Company’s total net sales and for year ended December 31, 2007, one customer had net sales exceeding 10% of the Company’s total net sales of the year.

The Company’s top three vendors accounted for 20.1%, 30.5% and 49.5% of our total purchases of advertising time during the years ended December 31, 2009, 2008 and 2007, respectively.  For the year ended December 31, 2009, no vendor had net purchases exceeding 10% of the Company’s total net purchases of the year. For the year ended December 31, 2008, one vendor had net purchases exceeding 10% of the Company’s total net purchases of the year. For year ended December 31, 2007, two vendors had net purchases exceeding 10% of the Company’s total net purchases of the year. For the nine months ended September 30, 2010 and 2009, no vendor had net purchases exceeding 10% of the Company’s total net purchases for the respective periods.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 12.	QUARTERLY INFORMATION (UNAUDITED)

The table below presents selected (unaudited) results of operations for the quarters indicated:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
Revenues	$36,377,462	$14,343,825	$12,372,515	$11,385,849	$74,479,651
Gross profit	$7,548,677	$2,818,949	$2,311,190	$2,055,080	$14,733,896
Net Income	$4,970,774	$1,639,237	$1,263,321	$1,136,753	$9,010,085
Earnings per share – Basic and Diluted	$0.90	$0.30	$0.23	$0.21	$1.63
Weighted-average shares outstanding – Basic and Diluted	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$13,514,064	$11,283,327	$11,093,684	$8,793,357	$44,684,432
Gross profit	$1,815,173	$2,509,134	$2,152,721	$1,709,576	$8,186,604
Net Income	$946,196	$1,473,629	$1,242,810	$942,393	$4,605,028
Earnings per share – Basic and Diluted	$0.17	$0.27	$0.22	$0.17	$0.83
Weighted-average shares outstanding – Basic and Diluted	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007	Total
Revenues	$4,127,282	$5,719,250	$3,659,294	$3,596,993	$17,102,819
Gross profit	$1,065,163	$1,313,262	$968,230	$917,725	$4,264,380
Net Income	$281,185	$401,304	$282,894	$257,620	$1,223,003
Earnings per share – Basic and Diluted	$0.05	$0.07	$0.05	$0.05	$0.22
Weighted-average shares outstanding – Basic and Diluted	5,539,000	5,539,000	5,539,000	5,539,000	5,539,000

NOTE 13.	SUBSEQUENT EVENTS

On October 27, 2010, the Company’s Board of Directors and stockholders authorized a 1-for-3.4482759 reverse stock split of the Company's outstanding shares of common stock (the “Reverse Stock Split”). The Reverse Stock Split was effected on January 14, 2011. References to shares in the consolidated financial statements and the accompanying notes, including, but not limited to, the number of shares and per share amounts, have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

NOTE 14.	CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Basis of Presentation

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of China Century Dragon Media, Inc. exceed 25% of the consolidated net assets of China Century Dragon Media, Inc.

The ability of the Company’s Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control policies and the availability of retained earnings of CD Media HZ, the Company's directly-owned Chinese operating subsidiary. Because substantially all of the Company’s operations are conducted in China and a substantial majority of its revenues are generated in China, a majority of the Company’s revenue being earned and currency received is denominated in Renminbi (RMB). RMB is subject to exchange control regulations in China.  As a result, it may restrict the Company’s ability to convert RMB into US Dollars. Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. During the periods presented, substantially all of the profits and net assets of the Company are held by CD Media Beijing, which is consolidated due to a VIE structure. Even though CD Media HZ controls the operations of and receives all of the benefits of CD Media Beijing, it cannot receive cash dividends from CD Media Beijing. As a result, dividends are restricted until such time that the Company generates net profits in CD Media HZ, its wholly-owned subsidiary, which will be derived from management fees payable to CD Media Huizhou by CD Media Beijing pursuant to an Exclusive Business Cooperation Agreement.

As a result of above restrictions, all of net assets (approximately $15,687,000) of our Chinese subsidiaries are restricted.

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. Refer to the consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

China Century Dragon Media, Inc.
Condensed Parent Company Balance Sheets
(US Dollars in Thousands)

	December 31,	December 31,
	2009	2008
ASSETS

Investment in subsidiaries, at equity in net assets	$15,687	$6,609
Total Assets	$15,687	$6,609

LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL LIABILITIES	$-	$-

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares
authorized, 0 shares outstanding at
December 31, 2009 and 2008, respectively	-	-
Common Stock $0.0001 par value, 100,000,000 shares
authorized, 5,539,000 shares issued and outstanding at December 31,
2009 and 2008, respectively	1	1
Additional paid-in capital	631	631
Accumulated other comprehensive income	384	316
Statutory reserve fund	790	790
Retained earnings	13,881	4,871
Total Stockholders' Equity	15,687	6,609
Total Liabilities & Stockholders' Equity	$15,687	$6,609

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

China Century Dragon Media, Inc.
Condensed Parent Company Statements of Income
(US Dollars in Thousands)

			For the period from
	For the Year	For the Year	October 11, 2007
	Ended	Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007
Equity in undistributed income of subsidiaries	$9,010	$4,605	$1,223
Income before income taxes	9,010	4,605	1,223

Provision for income tax	-	-	-
Net income	$9,010	$4,605	$1,223

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

China Century Dragon Media, Inc.
Condensed Parent Company Statements of Cash Flows
(US Dollars in Thousands)

For the period from
	For the Year	For the Year	October 11, 2007
	Ended	Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007
Cash Flows from Operating Activities
Net income	$9,010	$4,605	$1,223
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Equity in undistributed income of subsidiaries	(9,010)	(4,605)	(1,223)
Net Cash Provided (Used) by Operating Activities	-	-	-

Net Increase in Cash and Cash Equivalents	-	-	-
Cash and Cash Equivalents, beginning of period	-	-	-
Cash and Cash Equivalents, end of period	$-	$-	$-

[INSIDE BACK COVER]

1,400,000 Shares of Common Stock

China Century Dragon Media, Inc.

PROSPECTUS

WestPark Capital, Inc.	I-Bankers Securities, Inc.
Joseph Gunnar & Co., LLC

_________, 2011

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject To Completion	January 25, 2011

1,034,403 Shares

China Century Dragon Media, Inc.

Common Stock

This prospectus relates to the resale by the selling stockholders of up to 1,034,403 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders.  The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We have applied for the listing of our common stock on the NYSE Amex under the symbol “CDM.”  There can, however, be no assurance that our common stock will be accepted for listing on the NYSE Amex.

Since there is currently no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our shares of common stock are listed on the NYSE Amex and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NYSE Amex at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Stockholders have agreed not to sell any of these shares until [_______], 2011, which is six months after closing of the public offering that we conducted on [_______], 2011.  WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 14.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2011

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
SUMMARY FINANCIAL DATA	13
RISK FACTORS	14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	37
USE OF PROCEEDS	39
DIVIDEND POLICY	40
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	41
SELECTED CONSOLIDATED FINANCIAL DATA	44
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
DESCRIPTION OF BUSINESS	58
MANAGEMENT	69
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	76
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, AND MANAGEMENT	80
DESCRIPTION OF SECURITIES	81
SHARES ELIGIBLE FOR FUTURE SALE	85
SELLING STOCKHOLDERS	88A
PLAN OF DISTRIBUTION	88
LEGAL MATTERS	91
EXPERTS	91
ADDITIONAL INFORMATION	91
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders	1,034,403 shares

Common stock outstanding	7,340,748 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

(1)
Based on 7,340,748 shares of common stock issued and outstanding as of the date of this prospectus, and excludes (i) 1,400,000 shares of common stock being registered for issuance in a public offering, (ii) the underwriters’ warrants to purchase up to 70,000 shares of common stock, and (iii) 411,611 shares of common stock that are issuable upon the exercise of outstanding warrants, exercisable at $0.000344 per share.

The Selling Stockholders have agreed not to sell any of these shares until [_______], 2011, which is six months after closing of the public offering that we conducted on [_______], 2011.  WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

12

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

39

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

On April 30, 2010, we received gross proceeds of approximately $5.35 million in the closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,034,403 shares of Common Stock at $5.17 per share.   We sold the shares to an aggregate of 111 investors.  We paid WestPark Capital a placement agent commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the financing.  We also agreed to retain WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we paid WestPark Capital $4,000 per month.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  We currently intend this offering to be in an amount less than $10 million. However, there can be no assurance of the actual size of this offering.

Except as described below, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
J&N Invest, LLC	116,000	(3)	*	116,000	—	—
MidSouth Investor Fund LP	96,667	(4)	*	96,667	—	—
Continuum Capital Partners, LP	96,667	(5)	*	96,667	—	—
Clarke, David H.	44,467		*	44,467	—	—
Berg, Howard	34,800		*	34,800	—	—
Stellar Capital Fund LLC	29,000	(6)	*	29,000	—	—
Colman, Frederic	29,000		*	29,000	—	—
Kuber, Douglas	29,000		*	29,000	—	—
Delaware Charter , Tax Id #51-0099493, FBO David H Clarke R/O IRA #2056-8346, C/O Legent Clearing, 9300 Underwood Suite 400, Omaha, NE 68114	25,134	(7)	*	25,134	—	—
Delaware Charter, Tax Id #51-0099493, FBO Frederick Berdon R/O IRA #4284-6540, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	23,200	(8)	*	23,200	—	—

88A

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Kagel, David L.	23,007		*	23,007	—	—
Metsch, Richard	19,334		*	19,334	—	—
Jordon, David L.	19,334		*	19,334	—	—
Schwartzberg, Gil N.	152,840	(9)	2.1%	19,334	133,506	1.8%
Delaware Charter, Tax Id #51-0099493, FBO Stanley Wayne Gerlach IRA #6035-6566, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	14,500	(10)	*	14,500	—	—
Delaware Charter, Tax Id #51-0099493, FBO Paul Masters IRA #6910-2620, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	14,500	(11)	*	14,500	—	—
Micro PIPE Fund 1, LLC	14,500	(12)	*	14,500	—	—
Pearson, Eric J.	12,567		*	12,567	—	—
Rosenberg, Jonathan	12,374		*	12,374	—	—
Rothstein, Steven	11,600		*	11,600	—	—
Hayden, Matthew M.	9,860		*	9,860	—	—
Taylor, Stephen S.	9,860		*	9,860	—	—
Merkel, Charles M.	8,700		*	8,700	—	—
Pawliger, Richard	8,700		*	8,700	—	—
Hoefer, Richard and Donna	8,700		*	8,700	—	—
Sperling, Gerlad and Seena, JTWROS	8,700		*	8,700	—	—
Rosenberg, Linda	8,604		*	8,604	—	—
Rothstein, Norman	8,507		*	8,507	—	—
Delaware Charter, Tax Id #51-0099493, FBO S. Michael Rosenberg R/O IRA #5993-9479, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	8,314	(13)	*	8,314	—	—
Antin, Norman B.	7,734		*	7,734	—	—
Boyer, David L.	6,767		*	6,767	—	—
Miriam Mooney Trust FBO Catherine Sotto	6,767	(14)	*	6,767	—	—
The Gerlach Survivor Trust under the Gerlach Family Trust	5,800	(15)	*	5,800	—	—
Delaware Charter, Tax Id #51-0099493, FBO Thomas G. Charles R/O IRA #5149-4214, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	5,800	(16)	*	5,800	—	—
Zheng, Qiping	5,800		*	5,800	—	—
Rosenblatt, Marvin	5,800		*	5,800	—	—
Miriam Mooney Trust FBO Joan Connolly	5,800	(17)	*	5,800	—	—
MSL Investment Association LLC	5,800	(18)	*	5,800	—	—
Collins, William and Ann	5,800		*	5,800	—	—
Lahr, John W.	5,800		*	5,800	—	—

88B

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Baleno, John	5,800		*	5,800	—	—
BDB Irrevocable Family Trust	5,568	(19)	*	5,568	—	—
Rosenberg, S. Michael	5,365		*	5,365	—	—
Tangiers Investors LP	4,834	(20)	*	4,834	—	—
Lyons, Allan R.	4,834	(21)	*	4,834	—	—
Miriam Mooney Trust FBO David Forrer	4,640	(22)	*	4,640	—	—
Nielsen, Mark	4,350		*	4,350	—	—
Moro Inc.	4,350	(23)	*	4,350	—	—
Purdom, Mark W.	4,350		*	4,350	—	—
Tocco, James	4,350		*	4,350	—	—
Chazanovitz, David	4,060		*	4,060	—	—
Mitchell J. Lipcon Profit Sharing Keough Plan	3,964	(24)	*	3,964	—	—
Lurie, William L.	3,964		*	3,964	—	—
Izmirian, George Glenn	3,915		*	3,915	—	—
McCartney, Timothy M.	3,915		*	3,915	—	—
Delaware Charter, Tax Id #51-0099493, FBO Fred Williams R/O IRA #7201-7149, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	3,867	(25)	*	3,867	—	—
Forrer, John	3,867		*	3,867	—	—
Delaware Charter, Tax Id #51-0099493, FBO Jonathan A Gerlach IRA #2299-5859, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	3,654	(26)	*	3,654
Blisko, Solomon	3,384		*	3,384	—	—
Reiff, Jerry N.	3,190		*	3,190	—	—
Jasper, Scott Francis	3,190		*	3,190	—	—
Hall, Warren James	2,900		*	2,900	—	—
Darwin, Charles Barnes II	2,900		*	2,900	—	—
Paul, Melvyn	2,900		*	2,900	—	—
Kendall, Peter M.	2,900		*	2,900	—	—
Quave, Gerald J. Jr.	2,900		*	2,900	—	—
Whittle, Brian A.	2,900		*	2,900	—	—
S. Gerlach & L. Gerlach TTEE	2,900	(27)	*	2,900	—	—
Glantz, Michael	2,900		*	2,900	—	—
Tedesco, Gino and Joseph	2,900		*	2,900	—	—
Hardy, John	2,900		*	2,900	—	—
Rosenblatt, Kenneth	2,900		*	2,900	—	—
Mormando, Anthony	2,900		*	2,900	—	—
Gordon, Morton and Devera	2,900		*	2,900	—	—
Delaware Charter, Tax Id #51-10099493, FBO Steve Lilcata SEP IRA #2127-0567, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	2,888	(28)	*	2,888	—	—
Grossman, Martin	2,610		*	2,610	—	—
Cooke, Carl G.	2,417		*	2,417	—	—

88C

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Delaware Charter, Tax Id #51-0099493, FBO Edward M Liceaga SEP-IRA #3944-8590, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	2,329	(29)	*	2,329	—	—
Baylis, Carl	2,320		*	2,320	—	—
Smith, Christopher	2,320		*	2,320	—	—
Christopher and Julie Blair JTWROS	2,175		*	2,175	—	—
Wang, Luo	2,030		*	2,030	—	—
Mauser, Joseph T.	2,030		*	2,030	—	—
Stahl Family Revocable Family Trust TTEE 08/23/2001	2,030	(30)	*	2,030	—	—
Maine, Jerry	2,030		*	2,030	—	—
Delaware Charter, Tax Id #51-0099493, FBO Lynita C DeCotis IRA #7537-9018, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	1,943	(31)	*	1,943	—	—
DeCotis, James Anthony and Lynita Carla	1,943		*	1,943	—	—
Joury, Sasson	1,943		*	1,943	—	—
Taylor, Richard Charles	1,943		*	1,943	—	—
Walker, James	1,943		*	1,943	—	—
Nicolosi, Anthony Joseph	1,943		*	1,943	—	—
Getz, Norman W.	1,943		*	1,943	—	—
Cohen, Robert and Debbie	1,943		*	1,943	—	—
Goldstein, Gary M.	1,943		*	1,943	—	—
Tafel, Zeev	1,943		*	1,943	—	—
Lerner, Jerry S. and Deborah A.	1,943		*	1,943	—	—
Antunes, Louis Philippe	1,943		*	1,943	—	—
Jerkins, Ken M.	1,943		*	1,943	—	—
Lowe, Joan	1,943		*	1,943	—	—
Krauser, Jack T.	1,943		*	1,943	—	—
Centauro, George	1,943		*	1,943	—	—
Stange, David W.	1,943		*	1,943	—	—
Treesh, Richard C.	1,943		*	1,943	—	—
Cheley, Dean	1,943		*	1,943	—	—
McCormick, John	1,943		*	1,943	—	—
Palmatier, Steven Jon	1,934		*	1,934	—	—
Simon, Steve B.	1,934		*	1,934	—	—
JK Investment Inc.	1,934	(32)	*	1,934	—	—
Newton, David Keith	1,856		*	1,856	—	—
Jelcada LP	1,547		*	1,547	—	—
Yablonsky, Mitchell	1,450		*	1,450	—	—
_________

* Less than 1%

(1)
Based on 7,340,748 shares of common stock outstanding as of the date of this prospectus.  The number of shares of our common stock outstanding excludes (i) up to 1,400,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith and (ii) 411,611 shares of common stock that are issuable upon the exercise of outstanding warrants.  Also (i) excludes the 70,000 shares underlying warrants that we will issue to the Underwriters upon the closing of the public offering and (ii) excludes the 210,000 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise in a public offering.

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(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.

(4)	Lyman O. Heidtke, as general partner, has voting and investment control over the shares owned by this entity.

(5)
Gil N. Schwartzberg, as manager of the general partner, has voting and investment control over the shares owned by this entity. Mr. Schwartzberg is the spouse of Debbie Schwartzberg.  Excludes shareholdings discussed under footnote (9), below.

(6)	Richard Schmidt, as managing member, has voting and investment control over the shares owned by this entity.

(7)	David H. Clarke has voting and investment control over the shares owned by this entity.

(8)
Frederick Berdon has voting and investment controls over the shares owned by this entity.  Based on information provided to us by this selling stockholder, Mr. Berdon is an affiliate of a broker-dealer but the selling stockholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(9)
Includes 79,463 shares of common stock and 31,113 shares of common stock issuable upon the exercise of outstanding warrants, each held by Debbie Schwartzberg, who is the spouse of the selling stockholder.  Also includes 8,239 shares of common stock and 3,226 shares of common stock issuable upon the exercise of outstanding warrants held in such amounts by each of the Julie Schwartzberg Trust dated 2/9/2009 and the David N. Sterling Trust dated 2/3/2000.  The selling stockholder is a co-trustee of the foregoing trusts.  As a result, the selling stockholder may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities.  Excludes the shares held by Continuum Capital Partners, LP listed in the table above and footnote (5) above.

(10)	Stanley W. Gerlach has voting and investment control over the shares owned by this entity.

(11)
Paul Masters has voting and investment control over the shares owned by this entity.  Based on information provided to us by this selling stockholder, Mr. Masters is an affiliate of a broker-dealer but the selling stockholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(12)	David F. Mickelson, as managing member, has voting and investment control over the shares owned by this entity.

(13)	S. Michael Rosenberg has voting and investment control over the shares owned by this entity.

(14)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(15)	Suzanne A. Gerlach, as trustee, has voting and investment control over the shares owned by this entity.

(16)	Thomas G. Charles has voting and investment control over the shares owned by this entity.

(17)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(18)	Marilyn Lefkowitz, as manager, has voting and investment control over the shares owned by this entity.

(19)	Duane H. Butcher, as Trustee has voting and investment control over the shares owned by this entity.

(20)	Justin Ederle, as managing member of the general partner, has voting and investment control over the shares owned by this entity.

(21)
Based on information provided to us by this selling stockholder, Mr. Allen is an affiliate of a broker-dealer but the selling stockholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(22)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(23)	Stephen Schwartz, as President, has voting and investment control over the shares owned by this entity.

(24)	Mitchell J. Lipcon, as Trustee, has voting and investment control over the shares owned by this entity.

(25)	Fred Williams has voting and investment control over the shares owned by this entity.

(26)	Jonathan A Gerlach has voting and investment control over the shares owned by this entity.

(27)	Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, president and secretary, have voting and investment control over the shares owned by this entity.

(28)	Steve Lilcata has voting and investment control over the shares owned by this entity.

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[RESALE PROSPECTUS ALTERNATE PAGE]
(29)	Edward M Liceaga has voting and investment control over the shares owned by this entity.

(30)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(31)	Lynita C DeCotis has voting and investment control over the shares owned by this entity.

(32)	Jagadish Gangahanumaiah, as president, has voting and investment control over the shares owned by this entity.

88F

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

WestPark Capital, Inc. (the “Underwriter”) is an underwriter of up to 1,400,000 shares of our common stock (excluding an Underwriters’ option to purchase an additional 210,000 shares from us to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by Underwriters will not be greater than eight percent (8%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

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[RESALE PROSPECTUS ALTERNATE PAGE]

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective for twelve (12) months. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.  An affiliate of a partner of Han Kun Law Offices owns 19,865 shares of common stock of our company.

EXPERTS

The (i) consolidated financial statements of China Century Dragon Media, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 (ii) condensed parent-only balance sheet China Century Dragon Media, Inc. as of December 31, 2009 and 2008, and the related condensed parent-only statements of income and cash flows for the years ended December 31, 2009, 2008 and 2007included in footnote 14 to the Consolidated Financial Statements of China Century Dragon Media, Inc., each appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We are in the process of establishing a corporate website and expect to have it complete in the near future. We intend to make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates other than the Commission’s registration fee and FINRA filing fee.

Securities and Exchange Commission registration fee	$1,674
FINRA filing fee	3,077
NYSE Amex initial listing fee	50,000
Printing and transfer agent fees	90,000
Accounting fees and expenses	200,000
Legal fees and expenses	300,000
Underwriters’ counsel fees and blue sky fees	40,000
Non-accountable fee to Underwriters equal to 2.5% of gross proceeds (assuming no exercise of the over-allotment option)	227,500
Roadshow fees and expenses	10,000
Miscellaneous	27,749
Total	$950,000

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Certificate of Incorporation provides for the indemnification, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, of officers, directors, employees and agents of the Company.  We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or director upon receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We shall indemnify any officer, director, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in Section 145.  In the case of an officer or director, the determination shall be made by (a) a majority vote of directors who are not parties to such proceeding, even though less than a quorum; (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, independent legal counsel in a written opinion or (d) the stockholders.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.  Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of  securities

On April 30, 2010, pursuant to the terms of the Exchange Agreement, as amended, entered into by and between SRKP 25, CD Media BVI and the shareholders of CD Media BVI, SRKP 25 issued 5,539,000 shares of common stock to the shareholders and their designee in exchange for all of the issued and outstanding securities of CD Media BVI.  We issued securities to a total of 17 persons and entities.  All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended (“Securities Act”).  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On April 30, 2010, we received gross proceeds of approximately $5.35 million in the closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,034,403 shares of Common Stock at $5.17 per share.  We sold the shares to an aggregate of 111 investors.  We agreed to pay WestPark Capital, the placement agent for the Private Placement, a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

On December 17, 2007, we offered and sold an aggregate of 2,057,960 shares of our common stock for aggregate proceeds equal to $5,000.12, pursuant to the terms and conditions set forth in those certain common stock purchase agreements (each a “Common Stock Purchase Agreement”), and warrants (the “Warrants”) to purchase an aggregate of 2,057,960 shares of our common stock for aggregate proceeds equal to $2,500.05, pursuant to the terms and conditions set forth in those certain warrant purchase agreement (each a “Warrant Purchase Agreement”). We sold the shares and the Warrants to an aggregate of 12 investors.  The Warrants have an exercise price equal to $0.000344. The Warrants are immediately exercisable and terminate on the earlier of December 17, 2017 or five years from the date the Company consummates a merger or other business combination with an operating business or any other event pursuant to which the Company ceases to be a “shell company” and a “blank check company.” This occurred upon the close of the Share Exchange that closed on April 30, 2010. We sold these shares of common stock and Warrants under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit No.	Exhibit Description

1.1	Form of Underwriting Agreement.

2.1
Amended and Restated Share Exchange Agreement, dated as of April 14, 2010, by and among the Registrant, CD Media (Holding) Co., Limited, the shareholders of CD Media BVI, Huizhou CD Media Co., Ltd., and Beijing CD Media Advertisement Co., Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on April 30, 2010 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

3.4
Certificate of Amendment to the Registrant's Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2011).

4.1**	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated December 17, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

4.3	Form of Underwriters’ Warrant.

5.1	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated April 30, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.2
Amended and Restated Share and Warrant Cancellation Agreement dated April 23, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.3
Form of Subscription Agreement by and between the Company, CD Media BVI and the investors.
 (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.4
Employment Agreement by and between HaiMing Fu and CD Media Beijing dated January 1, 2010 (translated to English) (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2010).

10.5
Exclusive Cooperation Agreement dated as of March 30, 2010 by and among CD Media HZ and CD Media.
 (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

Exhibit No.	Exhibit Description
10.6**	Form of Exclusive Option Agreement dated July 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement.

10.7**	Form of Power of Attorney dated July 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement.

10.8**	Form of Equity Pledge Agreement dated July 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement.

10.9**
Cooperation Agreement the television series Chi Dan Zhong Xin dated January 14, 2009 entered into between the Company, Sino-Euro United Investment Co., Ltd, and Beijing Zhonghai Rongtong Culture Broadcasting Co., Ltd.

10.10**
Interest Transfer Agreement for Xia Mo Duo television series dated March 20, 2010 entered into by and between the Company; Yangguang Shixun Media (Beijing) Co., Ltd; Dongguan Hanyu Software Tech Co., Ltd; and Beijing Zhonghai Rongtong Culture Broadcasting Co., Ltd.

10.11
Employment Agreement by and between Dapeng Duan and the Company dated July 26, 2010 (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2010).

10.12**	Waiver Agreement dated as of December 22, 2010 by and among the Company and Stockholders.

10.13**	Form of Amended and Restated Lock-Up Agreement by and between the Company and certain stockholders.

16.1**	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated June 29, 2010.

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

23.1	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.2	Consent of Han Kun Law Offices.

23.3	Consent of MaloneBailey, LLP.

24.1**	Power of Attorney (included on signature page).

** Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.	in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

 (a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

 (b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

 (a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on the 25th day of January, 2011.

China Century Dragon Media, Inc.

By:	/s/ HaiMing Fu
Name:	HaiMing Fu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints HaiMing Fu, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

Chief Executive Officer (Principal
/s/ HaiMing Fu	Executive Officer)	January 25, 2011
HaiMing Fu

Chief Financial Officer and Corporate Secretary
(Principal Financial and Accounting
/s/ Dapeng Duan	Officer)	January 25, 2011
Dapeng Duan

*	Chairman of the Board	January 25, 2011
HuiHua Li

*	Director	January 25, 2011
ZhiFeng Yan

*	Director	January 25, 2011
David De Campo

*	Director	January 25, 2011
Yue Lu

*	Director	January 25, 2011
Fang Yuan

*By:	/s/ HaiMing Fu
HaiMing Fu, as Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

1.1	Form of Underwriting Agreement.

2.1
Amended and Restated Share Exchange Agreement, dated as of April 14, 2010, by and among the Registrant, CD Media (Holding) Co., Limited, the shareholders of CD Media BVI, Huizhou CD Media Co., Ltd., and Beijing CD Media Advertisement Co., Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on April 30, 2010 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

3.4
Certificate of Amendment to the Registrant's Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2011).

4.1**	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated December 17, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

4.3	Form of Underwriters’ Warrant.

5.1	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated April 30, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.2
Amended and Restated Share and Warrant Cancellation Agreement dated April 23, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.3
Form of Subscription Agreement by and between the Company, CD Media BVI and the investors.
 (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.4
Employment Agreement by and between HaiMing Fu and CD Media Beijing dated January 1, 2010 (translated to English) (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2010).

10.5
Exclusive Cooperation Agreement dated as of March 30, 2010 by and among CD Media HZ and CD Media.
 (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.6**	Form of Exclusive Option Agreement dated July 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement.

10.7**	Form of Power of Attorney dated July 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement.

Exhibit No.	Exhibit Description
10.8**	Form of Equity Pledge Agreement dated July 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement.

10.9**
Cooperation Agreement the television series Chi Dan Zhong Xin dated January 14, 2009 entered into between the Company, Sino-Euro United Investment Co., Ltd, and Beijing Zhonghai Rongtong Culture Broadcasting Co., Ltd.

10.10**
Interest Transfer Agreement for Xia Mo Duo television series dated March 20, 2010 entered into by and between the Company; Yangguang Shixun Media (Beijing) Co., Ltd; Dongguan Hanyu Software Tech Co., Ltd; and Beijing Zhonghai Rongtong Culture Broadcasting Co., Ltd.

10.11
Employment Agreement by and between Dapeng Duan and the Company dated July 26, 2010 (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2010).

10.12**	Waiver Agreement dated as of December 22, 2010 by and among the Company and Stockholders.

10.13**	Form of Amended and Restated Lock-Up Agreement by and between the Company and certain stockholders.

16.1**	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated June 29, 2010.

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

23.1	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.2	Consent of Han Kun Law Offices.

23.3	Consent of MaloneBailey, LLP.

24.1**	Power of Attorney (included on signature page).

** Previously filed.